UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SUNSHINE BIOPHARMA INC.
(Exact name of registrant as specified in its charter)

Colorado	8731	20-5566275
(State of Incorporation)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

6500 Trans-Canada Highway
4th Floor
Pointe-Claire, Quebec, Canada H9R 0A5
(514) 426-6161
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Please send copies of all communications to:

Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Woodbridge, NJ 08830
Tel. No.: (732) 395-4400
Fax No.: (732) 395-4401
(Address, including zip code, and telephone, including area code)

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(do not check if a smaller reporting company)		Emerging Growth Company	[ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of securities to be registered	Number of shares of Common Stock to be registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Common Stock	266,417,879	$0.0019	$460,081.24	$63.02

(1)
In accordance with Rule 416(a), this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(2)
Based on the reported closing price for our Common Stock on September 25, 2018 of $0.0019. The shares offered, hereunder, may be sold by the Selling Stockholder from time to time in the open market, through privately negotiated transactions, or a combination of these methods at market prices prevailing at the time of sale or at negotiated prices.
(3)
The fee is calculated by multiplying the aggregate offering amount by 0.00012450, pursuant to Section 6(b) of the Securities Act of 1933.

The registrant hereby may amend this Registration Statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall, thereafter, become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED OCTOBER____, 2018

The information in this Prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This preliminary Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Sunshine Biopharma Inc.
266,417,879 Common Shares

The Selling Stockholder identified below in this Prospectus may offer an indeterminate number of shares of its Common Stock, which will consist of up to 266,417,879 shares of Common Stock to be sold by GHS Investments LLC (“GHS”) pursuant to an Equity Financing Agreement dated September 10, 2018 (the “Financing Agreement”). If issued presently, the 266,417,879 of Common Stock registered for resale by GHS would represent 16.8% of our issued and outstanding shares of Common Stock as of September 20, 2018. If issued presently, the 266,417,879 of Common Stock registered for resale by GHS would represents approximately 30% of our public float as of the date hereof.

The Selling Stockholder may sell all or a portion of the shares being offered pursuant to this Prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

We will not receive any proceeds from the sale of the shares of our Common Stock by GHS. However, we will receive proceeds from our initial sale of shares to GHS pursuant to the Financing Agreement. We will sell shares to GHS at a price equal to 81% of the average of the three lowest VWAPs of our Common Stock during the ten (10) consecutive trading day period beginning on the date on which we deliver a put notice to GHS (the “Market Price”). There will be a minimum of ten (10) trading days between purchases.

GHS is an underwriter within the meaning of the Securities Act of 1933, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Our Common Stock is traded on OTC Markets under the symbol “SBFM”. On September 25, 2018, the reported closing price for our Common Stock was $0.0019 per share.

Historically, there has been a very limited market for our securities. While our Common Stock is on the OTC Markets, there is no guarantee that an active trading market will develop in our securities.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” contained herein. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is October__, 2018.

Table of Contents

The following table of contents has been designed to help you find information contained in this Prospectus. We encourage you to read the entire Prospectus.

Prospectus Summary	1
Summary Consolidated Financial Information	9
Risk Factors	12
Cautionary Note Regarding Forward-Looking Statements	23
Use of Proceeds	24
Determination of Offering Price	24
Dilution	24
Selling Stockholders	24
The Offering	26
Plan of Distribution	27
Description of Securities to be Registered	28
Interests of Named Experts and Counsel	30
Market for Our Common Stock and Related Stockholder Matters	38
Management’s Discussion and Analysis of Financial Condition and Results of Operations	39
Directors, Executive Officers and Key Employees	53
Executive Compensation	55
Security Ownership of Certain Beneficial Owners and Management	56
Index to Consolidated Financial Statements	F-1

You may only rely on the information contained in this Prospectus or that we have referred you to. We have not authorized any person to give you any supplemental information or to make any representations for us. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made in connection with this Prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this Prospectus is correct as of any time after its date. You should not rely upon any information about our company that is not contained in this Prospectus. Information contained in this Prospectus may become stale. You should not assume the information contained in this Prospectus or any Prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this Prospectus, any Prospectus supplement or of any sale of the shares. Our business, financial condition, results of operations, and prospects may have changed since those dates. The Selling Stockholder is offering to sell and seeking offers to buy shares of our Common Stock only in jurisdictions where offers and sales are permitted.

In this Prospectus, “Sunshine Biopharma” the “Company,” “we,” “us,” and “our” refer to Sunshine Biopharma Inc., a Colorado corporation.

PROSPECTUS SUMMARY

You should carefully read all information in the Prospectus, including the financial statements and their explanatory notes under the Financial Statements prior to making an investment decision.

This summary highlights selected information appearing elsewhere in this Prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire Prospectus before investing in our Common Stock, especially the risks and other information we discuss under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes beginning on page F-1. Our fiscal year end is December 31 and our fiscal years ended December 31, 2016 and 2017 are sometimes referred to herein as fiscal years 2016 and 2017, respectively. Some of the statements made in this Prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our”, the “Company” or “our Company” or “Sunshine Biopharma” refer to Sunshine Biopharma, Inc., a Colorado corporation, and our each of our subsidiaries.

History

We were incorporated in the State of Colorado on August 31, 2006 under the name “Mountain West Business Solutions, Inc.” Until October 2009, our business was to provide management consulting with regard to accounting, computer and general business issues for small and home-office based companies.

In October 2009, we acquired Sunshine Biopharma, Inc., a Colorado corporation holding an exclusive license to a new anticancer drug bearing the laboratory name, Adva-27a. As a result of this transaction we changed our name to “Sunshine Biopharma, Inc. and our officers and directors resigned their positions with us and were replaced by Sunshine’s management at the time, including our current CEO, Dr. Steve N. Slilaty, and our current CFO, Camille Sebaaly each of whom remain part of our current management. Our principal business became that of a pharmaceutical company focusing on the development of our licensed Adva-27a anticancer compound. In December 2015 we acquired all issued and pending patents pertaining to our Adva-27a technology and terminated the license.

In July 2014, we formed a wholly owned Canadian subsidiary, Sunshine Biopharma Canada Inc. (“Sunshine Canada”), for the purposes of offering generic pharmaceutical products in Canada and elsewhere around the world. Sunshine Canada has recently signed licensing agreements for four (4) generic prescription drugs for the treatment of cancer and BPH (Benign Prostatic Hyperplasia).

In January 2018, we acquired Atlas Pharma Inc., a certified company dedicated to chemical analysis of pharmaceutical and other industrial samples whose operations are authorized by a Drug Establishment License issued by Health Canada.

In March 2018, we formed NOX Pharmaceuticals, Inc., a Colorado corporation and assigned all of our interest in our Adva-27a anticancer compound to that company.

Our principal place of business is located at 6500 Trans-Canada Highway, 4th Floor, Pointe-Claire, Quebec, Canada H9R 0A5. Our phone number is (514) 426-6161and our website address is www.sunshinebiopharma.com.

Business Operations

As of the date of this report we are operating through the following wholly owned subsidiaries:

●
NOX Pharmaceuticals, Inc., a recently formed Colorado company focused on the research, development and commercialization of proprietary drugs for the treatment of cancer including Adva-27a, a multi-purpose anti-tumor compound targeted for the treatment of multidrug resistant cancer;

●
Sunshine Biopharma Canada Inc., a Canadian company, which offers generic prescription drugs for the treatment of cancer and other acute and chronic indications; and

●
Atlas Pharma Inc., a Canadian company acquired in January 2018, offering certified chemical analysis of pharmaceutical and other industrial samples.

Proprietary Drug Development Operations

Since inception, our proprietary drug development activities have been focused on the development of a small molecule called Adva-27a for the treatment of aggressive forms of cancer. A Topoisomerase II inhibitor, Adva-27a has been shown to be effective at destroying Multidrug Resistant Cancer cells including Pancreatic Cancer cells, Breast Cancer cells, Small-Cell Lung Cancer cells and Uterine Sarcoma cells (Published in ANTICANCER RESEARCH, Volume 32, Pages 4423-4432, October 2012). Sunshine Biopharma is direct owner of all issued and pending worldwide patents pertaining to Adva-27a including U.S. Patent Number 8,236,935.

Adva-27a is a GEM-difluorinated C-glycoside derivative of Podophyllotoxin. Another derivative of Podophyllotoxin called Etoposide is currently on the market and is used to treat various types of cancer including leukemia, lymphoma, testicular cancer, lung cancer, brain cancer, prostate cancer, bladder cancer, colon cancer, ovarian cancer, liver cancer and several other forms of cancer. Etoposide is one of the most widely used anticancer drugs. Adva-27a and Etoposide are similar in that they both attack the same target in cancer cells, namely the DNA unwinding enzyme, Topoisomerase II. Unlike Etoposide and other anti-tumor drugs currently in use, Adva-27a is able to destroy Multidrug Resistant Cancer cells. Adva-27a is the only compound known today that is capable of destroying Multidrug Resistant Cancer. In addition, Adva-27a has been shown to have distinct and more desirable biological and pharmacological properties compared to Etoposide. In side-by-side studies using Multidrug Resistant Breast Cancer cells and Etoposide as a reference, Adva-27a showed markedly improved cell killing activity (see Figure below). Our preclinical studies to date have shown that:

Adva-27a is effective at killing different types of Multidrug Resistant cancer cells, including Pancreatic Cancer Cells (Panc-1), Breast Cancer Cells (MCF-7/MDR), Small-Cell Lung Cancer Cells (H69AR), and Uterine Sarcoma Cells (MES-SA/Dx5).

●
Adva-27a is unaffected by P-Glycoprotein, the enzyme responsible for making cancer cells resistant to anti-tumor drugs.

●
Adva-27a has excellent clearance time (half-life = 54 minutes) as indicated by human microsomes stability studies and pharmacokinetics data in rats.

●
Adva-27a clearance is independent of Cytochrome P450, a mechanism that is less likely to produce toxic intermediates.

●
Adva-27a is an excellent inhibitor of Topoisomerase II with an IC50 of only 13.7 micromolar (this number has recently been reduce to 1.44 micromolar as a result of resolving the two isomeric forms of Adva-27a).

●
Adva-27a has shown excellent pharmacokinetics profile as indicated by studies done in rats.

●
Adva-27a does not inhibit tubulin assembly.

These and other preclinical data have been published in ANTICANCER RESEARCH, a peer-reviewed International Journal of Cancer Research and Treatment. The publication which is entitled “Adva-27a, a Novel Podophyllotoxin Derivative Found to Be Effective Against Multidrug Resistant Human Cancer Cells” [ANTICANCER RESEARCH 32: 4423-4432 (2012)] is available on our website at www.sunshinebiopharma.com.

We have been delayed in our clinical development program due to lack of funding. Our fund raising efforts are continuing and as soon as adequate financing is in place we will continue our clinical development program of Adva-27a by conducting the following next sequence of steps:

●
GMP Manufacturing of 2 kilogram for use in IND-Enabling Studies and Phase I Clinical Trials
●
IND-Enabling Studies
●
Regulatory Filing (Fast-Track Status Anticipated)
●
Phase I Clinical Trials (Pancreatic Cancer Indication)

On November 14, 2014, we entered into a Manufacturing Services Agreement with Lonza Ltd. and Lonza Sales Ltd. (hereinafter jointly referred to as “Lonza”), whereby we engaged Lonza to be the manufacturer of our Adva-27a anticancer drug. In June 2015 we received a sample of the pilot manufacturing run for evaluation. Our laboratory analyses showed that, while the sample meets all of the required chemical, physical and biological specifications, the amount of material generated (the “Yield”) by the pilot run was found to be significantly lower than anticipated. We are currently working towards finding possible solutions to increase the Yield and define a path forward. During the course of our discussions concerning the problem of the low Yield, Lonza informed us that they required us to pay them $687,818 prior to moving forward with any activity pertaining to the manufacturing agreement we have with them. We have repeatedly indicated to Lonza that a clear path defining exactly how the extremely low Yield issue would be addressed is imperative prior to us making any payments. As of the date of this Registration Statement on Form S-1, neither party has changed its position.

Adva-27a’s initial indication will be pancreatic cancer for which there are currently little or no treatment options available. We are planning to conduct our clinical trials at McGill University’s Jewish General Hospital in Montreal, Canada. All aspects of the clinical trials in Canada will employ FDA standards at all levels. We estimate that Phase I clinical trials will take approximately 18 months to complete.

According to the American Cancer Society, nearly 1.5 million new cases of cancer are diagnosed in the U.S. each year. We believe that upon successful completion of Phase I Clinical Trials we may receive one or more offers from large pharmaceutical companies to buyout or license our drug.  However, there are no assurances that our Phase I Trials will be successful, or if successful, that any pharmaceutical companies will make an acceptable offer to us.  In the event we do not consummate such a transaction, we will require significant capital in order to conduct additional clinical trials, manufacture and market our new drug.

Our Lead Anti-Cancer Compound, Adva-27a, in 3D

Generic Pharmaceuticals Operations

In 2016, our Canadian wholly owned subsidiary, Sunshine Biopharma Canada Inc. (“Sunshine Canada”), signed Cross Referencing Agreements with a major pharmaceutical company for four prescription generic drugs for the treatment of Breast Cancer, Prostate Cancer and Enlarged Prostate. Following this acquisition we have been working towards commencement of marketing of these pharmaceutical products under our own Sunshine Biopharma label. These four generic products are as follows:

●
Anastrozole (brand name Arimidex® by AstraZeneca) for treatment of Breast Cancer;
●
Letrozole (brand name Femara® by Novartis) for treatment of Breast Cancer;
●
Bicalutamide (brand name Casodex® by AstraZeneca) for treatment of Prostate Cancer;
●
Finasteride (brand name Propecia® by Merck) for treatment of BPH (Benign Prostatic Hyperplasia)

Worldwide sales of the brand name version of these products as reported by the respective pharmaceutical company, owner of the registered trademark are as follows:

●
Arimidex® $232M in 2016
●
Femara® $380M in 2014
●
Casodex® $247M in 2016
●
Propecia® $183M in 2015

Sunshine Canada is currently in the process of securing a Drug Identification Number (“DIN”) for each of these products from Health Canada. We are planning to use part of the already approved Atlas Pharma Inc. space as a drug warehouse to facilitate the process of obtaining a Drug Establishment License (“DEL”) from Health Canada. Upon receipt of the DEL and DIN’s, we will be able to accept orders for our own label SBI-Anastrozole, SBI-Letrozole, SBI-Bicalutamide and SBI-Finasteride. We cannot estimate the timing in our obtaining either the DIN’s or the DEL due to variables involved that are out of our control. The figure below shows our 30-Pill blister pack of Anastrozole.

We currently have twenty three (23) additional Generic Pharmaceuticals under review for in-licensing. While no assurances can be provided that we will acquire the rights to all or any of these drugs, we are confident we will acquire most, if not all of these rights. We believe that a larger product portfolio will provide us with more opportunities and a greater reach into the marketplace. We hope to further build our generics portfolio of “SBI” label Generic Pharmaceuticals over time. There are no assurances this will occur.

Various publicly available sources indicate that the worldwide sales of generic pharmaceuticals are approximately $200 billion per year. In the United States and Canada, the sales of generic pharmaceuticals are approximately $50 billion and $5 billion, respectively. The generic pharmaceuticals business is fairly competitive and there are several multinational players in the field including Teva (Israel), Novartis - Sandoz (Switzerland), Hospira (USA), Mylan (Netherlands), Sanofi (France), Fresenius Kabi (Germany) and Apotex (Canada). While no assurances can be provided, with our offering of Canadian approved products we believe that we will be able to access at least a small percentage of the generic pharmaceuticals marketplace.

As part of a subscription agreement entered into in 2016, we have an obligation to pay a royalty of 5% of net sales on one of our generic products (Anastrozole) for a period of three (3) years from the date of the first sale of that product. As of the date of this Registration Statement on Form S-1 we have not yet commenced marketing efforts and no sales or royalty payments have been made. On May 28, 2018 we issued 1,000,000 shares of our Common Stock valued at $5,900 in exchange for cancellation of this royalty obligation.

While no assurances can be provided and subject to the availability of adequate financing, of which there is no assurance, we anticipate that profits from the sales of Generic Products will be used to finance our proprietary drug development program, including Adva-27a, our flagship anticancer compound. In addition to near-term revenue generation, building the generics business infrastructure and securing the proper permits will render us appropriately positioned for the marketing and distribution of our proprietary Adva-27a drug candidate, provided that Adva-27a is approved for such marketing and distribution, of which there can be no assurance.

Analytical Chemistry Services Operations

On January 1, 2018, we entered into an agreement (the “Atlas Agreement”) to acquire Atlas Pharma Inc. (“Atlas”). The purchase price was $848,000 Canadian ($684,697 US). Payment of the purchase price was comprised of (i) a cash payment of $100,500 Canadian ($80,289 US), (ii) the issuance of 20,000,000 shares of our Common Stock valued at $246,000, and (iii) a promissory note in the principal amount of $450,000 Canadian ($358,407 US), with interest payable at the rate of 3% per annum. We are required to make payments of $10,000 Canadian (approximately $8,000 US) per calendar quarter, due and payable on or before the end of each such calendar quarter through December 31, 2023.

Atlas is a certified company dedicated to chemical analysis of pharmaceutical and other industrial samples. Atlas has 9 full-time employees and generated revenues of approximately $500,000 Canadian (approximately $400,000 US) in 2017. Housed in a 5,250 square foot facility, Atlas’s operations are authorized by a Drug Establishment License (DEL) issued by Health Canada and are fully compliant with the requirements of Good Manufacturing Practices (GMP). Atlas is also registered with the FDA.

Atlas is the owner of a relatively large portfolio of analytical chemistry methodology and Standard Operating Procedure. This intellectual property is protected as company secrets and controlled through employee and management confidentiality agreements.

On June 18, 2018, we purchased laboratory equipment at a total cost of $235,870 Canadian (approximately $181,580 US) for Microbiology Testing as part of our plan to expand the operations services offering of Atlas. Presently, Atlas offers Analytical Chemistry Testing and intends to offer Microbiology Testing soon.

Government Regulations

All of our business operations, including the Generic Pharmaceutical Operations, the Proprietary Drug Development Operations, and our newly acquired Analytical Chemistry Services Operations are subject to extensive and frequently changing federal, state, provincial and local laws and regulations.

In the U.S, the Federal Government agency responsible for regulating drugs is the U.S. Food and Drug Administration (“FDA”). The Canadian counterpart to the FDA is the Health Products and Food Branch (“HPFB”) of Health Canada. Both the FDA and HPFB have similar requirements for a drug to be approved for marketing. In addition, the quality standards for brand name drugs and generic drugs are the same. The ingredients, manufacturing processes and facilities for all drugs must meet the guidelines for Good Manufacturing Practices (“GMP”). Moreover, all drug manufacturers must perform a series of tests, both during and after production, to show that every drug batch made meets the regulatory agency’s requirements for that product.

In connection with our development of the new chemical entity, Adva-27a, we will be subject to significant regulations in the U.S. in order to obtain the approval of the FDA to offer our product on the market. The approximate procedure for obtaining FDA approval involves an initial filing of an IND application following which the FDA would review the application and if all the data are in order and acceptable would give the go ahead for the drug sponsor to proceed with Phase I clinical (human) trials. Following completion of Phase I, the results are filed with the FDA and a request is made to proceed to Phase II. Similarly, following completion of Phase II the data are filed with the FDA and a request is made to proceed to Phase III. Following completion of Phase III, a request is made for marketing approval. Depending on various issues and considerations, the FDA could provide limited marketing approval on a humanitarian basis if the drug treats terminally ill patients with limited treatment options available. As of the date of this Registration Statement on Form S-1 we have not made any filings with the FDA or other regulatory bodies in other jurisdictions. We have however had extensive discussions with clinicians at the McGill University’s Jewish General Hospital in Montreal where we plan to undertake our Phase I study for pancreatic cancer and multidrug resistant breast cancer they believe that Health Canada is likely to grant us a so-called fast-track process on the basis of the terminal nature of the cancer types which we will be treating. There are no assurances this will occur.

Employees

As of the date of this Registration Statement on Form S-1 we have a total of twelve (12) employees. In addition to our management team which is comprised of our three (3) officers and directors, our new wholly owned subsidiary acquired on January 1, 2018, Atlas Pharma Inc., has 9 full-time employees. We anticipate that if we receive financing we will need additional employees in both our generic pharmaceutical and proprietary drug development operations including accounting, regulatory affairs, marketing, sales and laboratory personnel.

Competition

In the area of proprietary anticancer drug development, we will be competing with large publicly and privately held companies engaged in developing new cancer therapies. There are numerous other entities engaged in this business that have greater resources, both financial and otherwise, than the resources presently available to us.  Nearly all major pharmaceutical companies including Amgen, Roche, Pfizer, Bristol-Myers Squibb and Novartis, to name just a few, have on-going anti-cancer drug development programs and some of the drug they may develop could be in direct competition with our drug.  Also, a number of small companies are also working in the area of cancer and could develop drugs that may be in competition with ours.  However, none of these competitor companies can use molecules similar to ours as they would be infringing our patents.

The generic pharmaceuticals business is fairly competitive and there are many players in the field including several multinationals such as Teva (Israel), Novartis - Sandoz (Switzerland), Hospira (USA), Mylan (Netherlands), Sanofi (France), Fresenius Kabi (Germany) and Apotex (Canada)with annual sales in the range of approximately $2 billion to over $10. With our offering of Canadian approved generic products, we believe that we will be able to access at least a small percentage of the generic pharmaceuticals market.

Intellectual Property

Effective October 8, 2015, we executed a Patent Purchase Agreement (the “October Purchase Agreement”), with Advanomics, a related party, pursuant to which we acquired all of the right, title and interest in and to U.S. Patent Number 8,236,935 (the “US Patent”) for our anticancer compound, Adva-27a. On December 28, 2015, we executed a second Patent Purchase Agreement (the “December Purchase Agreement”), with Advanomics, pursuant to which we acquired all of the right, title and interest in and to all of the remaining worldwide rights covered by issued and pending patents under PCT/FR2007/000697 and PCT/CA2014/000029 (the “Worldwide Patents”) for our anticancer compound, Adva-27a.

Effective December 28, 2015, we entered into amendments (the “Amendments”) of these Purchase Agreements pursuant to which the total purchase price was reduced from $17,142,499 to $618,810, the book value of this intellectual property on the financial statements of Advanomics. Further, the Amendments provided for automatic conversion of the promissory notes representing the new purchase price into an aggregate of 321,305,415 shares of our Common Stock once we increase our authorized capital such that these shares can be issued. In July 2016 we increased our authorized capital and issued the 321,305,415 Common shares to Advanomics thereby completing all aspects of the patent purchase arrangements and securing direct ownership of all worldwide patents and rights pertaining to Adva-27a.

In addition, in 2016 we signed Cross Referencing Agreements with a major pharmaceutical company for four (4) prescription generic drugs for the treatment of Breast Cancer, Prostate Cancer and Enlarged Prostate. These agreements give us the right to register the four (4) generic products, Anastrozole, Letrozole, Bicalutamide and Finasteride in Canada under our own label and obtain a DIN for each in order to be able to place them on the market.

Our new wholly owned subsidiary, Atlas Pharma Inc., which we acquired on January 1, 2018 holds a Drug Establishment License from Health Canada and is registered with the FDA. Atlas Pharma Inc. is the owner of a relatively large portfolio of analytical chemistry methodology and Standard Operating Procedure. This intellectual property is protected as company secrets and controlled through employee and management confidentiality agreements.

Summary of the Offering

Shares Currently Outstanding (1):	1,585,628,494

Shares Being Offered:	266,417,879

Shares to be Outstanding After the Offering (1)	1,852,046,373

Offering Price per Share:
The Selling Stockholder may sell all or a portion of the shares being offered pursuant to this Prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Use of Proceeds:
We will not receive any proceeds from the sale of the shares of our Common Stock by the Selling Stockholder. However, we will receive proceeds from our initial sale of shares to GHS, pursuant to the Financing Agreement. The proceeds from the initial sale of shares will be used for the purpose of working capital and for potential acquisitions.

Trading Symbol:	SBFM

Risk Factors:	See “Risk Factors” contained herein and the other information in this Prospectus for a discussion of the factors you should consider before deciding to invest in shares of our Common Stock.

(1)
The number of shares of our Common Stock outstanding prior to and to be outstanding immediately after this offering, as set forth in the table above, is based on 1,585,628,494 shares outstanding as of September 20, 2018, and 266,417,879 shares of Common Stock issuable in this offering.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated statements of operations data for the fiscal years ended December 31, 2017 and 2016 have been derived from our audited consolidated financial statements included elsewhere in this Prospectus. Additionally, the six months ended June 30, 2018 and 2017 have been derived from our unaudited consolidated financial statements included elsewhere in this Prospectus. The summary consolidated balance sheet data as of June 30, 2018 are derived from our consolidated financial statements that are included elsewhere in this Prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods, and the results for the six months ended June 30, 2018 is not necessarily indicative of our operating results to be expected for the full fiscal year ending December 31, 2018 or any other period. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods.

SUNDHINE BIOPHARMA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)

	Unaudited	Unaudited	Unaudited	Unaudited
	3 Months Ended June 30, 2018	3 Months Ended June 30, 2017	6 Months ended June 30, 2018	6 Months Ended June 30, 2017

Revenue:	$107,250	$-	$198,418	$-
Cost of Revenue	91,631	-	190,913	-

Gross Profit	15,619	-	7,505	-

General & Administrative Expenses
Accounting	61,939	48,415	89,939	64,015
Consulting	23,682	33,930	27,800	59,867
Legal	31,600	27,920	59,085	42,824
Office	20,068	13,032	39,116	22,098
Officer & Director remuneration	446,644	348,415	524,431	391,380
Rent	2,035		3,572
Depreciation	602	506	1,210	1,024

Total G & A	586,570	472,218	745,153	581,208

(Loss) from Operations	(570,951)	(472,218)	(737,648)	(581,208)

Other Income (Expense):
Foreign Exchange Gain (Loss)	10,016	(3,628)	24,884	(4,267)
Interest Expense	(28,375)	(9,598)	(103,842)	(18,742)
Loss on Debt Conversions	(54,998)	-	(93,338)	(76,929)

Total Other (Expense)	(73,357)	(13,226)	(172,296)	(99,938)

Net Income (Loss)	$(644,308)	$(485,444)	$(909,944)	$(681,146)

Basic Income (Loss) per Common Share	$0.00	$0.00	$0.00	$0.00

Weighted Average Common Shares Outstanding	1,000,371,607	857,473,771	971,151,423	811,800,080

Net Income (Loss)	$(644,308)	$(485,444)	$(909,944)	$(681,146)
Other Comprehensive Income:
Gain (Loss) from Foreign Exchange Translation	(4,056)	2,680	(5,786)	3,795
Comprehensive (Loss)	(648,364)	(482,764)	(915,730)	(677,351)

Basic (Loss) per Common Share	$0.00	$0.00	$0.00	$0.00

Weighted Average Common Shares Outstanding	1,000,371,607	857,473,771	971,151,423	811,800,080

See Accompanying Notes To These Financial Statements.

SUNSHINE BIOPHARMA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	December 31, 2017 (audited)	December 31, 2016 (audited)
Revenue:	$-	$-

General & Administrative Expenses

Accounting	81,643	70,413
Legal	75,908	57,955
Consulting	127,013	207,401
Office	45,726	45,215
Licenses	-	19,203
Officer & Director remuneration	520,271	499,397
Research & Development	-	32,793
Amortization & Depreciation	6,629	60,731

Total G & A	857,190	993,108

(Loss) from Operations	(857,190)	(993,108)

Other Income (Expense):
Interest Expense	(104,829)	(34,732)
(Loss) on Conversion of Notes Payable	(76,929)	(1,945,898)
(Loss) on Impairment of Patents	-	(556,120)
Litigation Settlement Proceeds	-	25,000
(Loss) from Foreign Exchange Transactions	(1,288)	-
Gain on Interest Forgiveness	-	381
Debt Release	-	7,790

Total Other (Expense)	(183,046)	(2,503,579)

Net (Loss)	$(1,040,236)	$(3,496,687)

Basic (Loss) per Common Share	$0.00	$(0.01)

Weighted Average Common Shares Outstanding	872,685,608	424,874,458

Net Income (Loss)	$(1,040,236)	$(3,496,687)
Other Comprehensive Income:
Unrealized Foreign Currency Gain (Loss)	110	(346)
Comprehensive (Loss)	(1,040,126)	(3,497,033)

Basic (Loss) per Common Share	(0.00)	(0.01)

Weighted Average Common Shares Outstanding	872,685,608	424,874,458

See Accompanying Notes To These Financial Statements.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this Prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Special Information Regarding Forward-Looking Statements

Some of the statements in this Prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth herein under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

Risks Related to our Operations

We may not be able to continue as a going concern or fund our existing capital needs.

Our independent registered public accounting firm included an explanatory paragraph in their report included herein on our financial statements related to the uncertainty in our ability to continue as a going concern.  The paragraph stated that we do not have sufficient cash on-hand or other funding available to meet our obligations and sustain our operations, which raises substantial doubt about our ability to continue as a going concern.  Our cash and cash equivalents were sufficient to fund our existing development commitments, indebtedness and general operating expenses through December 31, 2017; however, we will not be generating any product-based revenues or realizing cash flows from operations in the near term, if at all, and may not have sufficient cash or other funding available to complete our anticipated business activities during 2018.

We have incurred losses in the past and expect to incur greater losses until we implement our business plan.

We are a development stage company and we have not yet begun generating revenues from product sales and we do not expect to begin generating significant revenues until the clinical trials for our sole product candidate (Adva-27a) is completed and is successful. Further, there can be no assurance that the results obtained from laboratory or research studies will be replicated in human studies or that such human studies will not identify undesirable side effects. There can be no assurance that any of our therapeutic products will meet applicable health regulatory standards, obtain required regulatory approvals or clearances, be produced in commercial quantities at reasonable costs, be successfully marketed or be profitable enough that we will recoup the investment made in such product candidates.

We are a development stage company and may never attain product sales.

We have not received approval for any of our product candidates from the FDA.  Any compounds that we discover or in-license will require extensive and costly development, preclinical testing and/or clinical trials prior to seeking regulatory approval for commercial sales.  Our most advanced and only product candidate, Adva-27a, may never be approved for commercial sale.  The time required to attain product sales and profitability is lengthy and highly uncertain, and we cannot assure you that we will be able to achieve product sales.

We expect our net operating losses to continue for at least several years, and we are unable to predict the extent of future losses or when we will become profitable, if ever.  We have incurred significant net losses since our formation in 2009.  We have incurred an accumulated deficit of $13,618,190 as of December 31, 2017 and $14,528,134 as of June 30, 2018.  Our operating losses are due in large part to the significant research and development costs required to identify, validate and license potential product candidates, conduct preclinical studies and conduct clinical trials of our more advanced product candidates.  To date, we have not generated any revenues from product sales and we do not anticipate generating any sales revenues in the near term, if ever.  We expect to increase our operating expenses over the next several years as we plan to:

● Prepare and carry out for the development of Adva-27a;
● Expand our research and development activities;
● Increase our required corporate infrastructure and overhead.

As a result, we expect to continue to incur significant and increasing operating losses for the foreseeable future.  Because of the numerous risks and uncertainties associated with our research and product development efforts, we are unable to predict the extent of any future losses or when we will become profitable, if ever.  Even if we do achieve profitability, we may not be able to sustain or increase profitability on an ongoing basis.

We have not conducted any significant business operations yet and have been unprofitable to date.

There is no prior operating history by which to evaluate the likelihood of our success or our contribution to our overall profitability.  We may never complete clinical trials of our product and commence significant operations or, if we do complete these clinical trials there are no assurances that the results will be positive.

We may require additional funding to satisfy our future capital needs, and future financing strategies may adversely affect holders of our Common Stock.

Even after we complete our financing with GHS our operations may require significant additional funding in large part due to our research and development expenses, future preclinical and clinical testing costs, and the absence of any meaningful revenues in the near future. We do not know whether additional financing will be available to us on favorable terms or at all.  If we cannot raise additional funds, we may be required to reduce our capital expenditures, scale back product development programs, reduce our workforce and license to others products or technologies that we may otherwise be able to commercialize.

To the extent we raise additional capital by issuing equity securities our stockholders could experience substantial dilution.  Any additional equity securities we issue or issuances of debt we may enter into or undertake may have rights, preferences or privileges senior to those of existing holders of stock.  To the extent that we raise additional funds through collaboration and licensing arrangements, we may be required to relinquish some rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us.

We have not recorded any revenues from the sale of therapeutic products, have accumulated significant losses since inception and expect to continue to incur losses in the future.

There can be no assurance that we will ever be able to achieve or sustain sufficient sales or other revenue growth in order to achieve profitability or positive cash flow.  To become profitable we, either alone or with one or more partners, must develop, manufacture and successfully market therapeutic product candidates.  There can be no assurance that we will be successful in achieving the sales levels required to achieve profitability.  In addition, lower than anticipated revenues may negatively impact our cash flows, which could accelerate the need for additional capital.

The FDA may change its approval policies or requirements, or apply interpretations to its policies or requirements, in a manner that could delay or prevent commercialization of Adva-27a.

Regulatory requirements may change in a manner that requires us to conduct additional clinical trials, which may delay or prevent commercialization of our only drug candidate, Adva-27a.  We cannot provide any assurance that the FDA will not require us to repeat existing studies or conduct new or unforeseen experiments in order to demonstrate the safety and efficacy of Adva-27a before considering the approval of Adva-27a for the treatment of cancer indications.  Further, FDA Advisory Panel meetings discussing such drug approvals may result in heightened scrutiny of Adva-27a for the treatment of pancreatic cancer, breast cancer or other cancer types.

Our business would be materially harmed if we fail to obtain FDA approval for Adva-27a.

We anticipate that our ability to generate any significant product revenues in the near future will depend solely on the successful development and commercialization of Adva-27a.  The FDA may not approve in a timely manner, or at all, Adva-27a drug candidate.  If we are unable to submit an NDA for Adva-27a or other product candidates, we will be unable to commercialize any products in the United States and our business will be materially harmed.  The FDA can and does reject NDAs, and often requires additional clinical trials, even when product candidates performed well or achieved favorable results in large-scale Phase III clinical trials.  The FDA imposes substantial requirements on the introduction of pharmaceutical products through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures.  Satisfaction of these requirements typically takes several years and may vary substantially based upon the type and complexity of the pharmaceutical product.  Our product candidates are novel compounds or new chemical entities, which may further increase the period of time required for satisfactory testing procedures.

Data obtained from preclinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval.  In addition, delays or rejections may be encountered based on changes in, or additions to, regulatory policies for drug approval during the period of product development and regulatory review.  The effect of government regulation may be to delay or prevent the commencement of clinical trials or marketing of our product candidates for a considerable period of time, to impose costly procedures upon our activities and to provide an advantage to our competitors that have greater financial resources or are more experienced in regulatory affairs.  The FDA may not approve our product candidates for clinical trials or marketing on a timely basis or at all.  Delays in obtaining or failure to obtain such approvals would adversely affect the marketing of our product candidates and our liquidity and capital resources.

Drug products and their manufacturers are subject to continual regulatory review after the product receives FDA approval.  Later discovery of previously unknown problems with a product or manufacturer may result in additional clinical testing requirements or restrictions on such product or manufacturer, including withdrawal of the product from the market.  Failure to comply with applicable regulatory requirements can, among other things, result in fines, injunctions and civil penalties, suspensions or withdrawals of regulatory approvals, product recalls, operating restrictions or shutdown and criminal prosecution.  We may lack sufficient resources and expertise to address these and other regulatory issues as they arise.

We may be sued or become a party to litigation, which could require significant management time and attention and result in significant legal expenses and may result in an unfavorable outcome which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may be forced to incur costs and expenses in connection with defending ourselves with respect to such litigation and the payment of any settlement or judgment in connection therewith if there is an unfavorable outcome.  The expense of defending litigation may be significant.  The amount of time to resolve lawsuits is unpredictable and defending ourselves may divert management’s attention from the day-to-day operations of our business, which could adversely affect our business, results of operations and cash flows.  In addition, an unfavorable outcome in any such litigation could have a material adverse effect on our business, results of operations and cash flows.

Holders of our Common Stock may suffer significant dilution in the future.

In order to fully implement our business plan we will require additional capital, either debt or equity, or both.  As a result, we expect to raise additional equity capital by selling shares of our Common Stock or other securities in the future to raise the funds necessary to allow us to implement our business plan.  If we do so, investors will suffer significant dilution.

Our management and principal shareholders have the ability to significantly influence or control matters requiring a shareholder vote and other shareholders may not have the ability to influence corporate transactions.

Currently, Dr. Steve N. Slilaty owns or controls, either directly or indirectly, approximately 39.9% of our outstanding voting securities.  This percentage includes the votes available through the 500,000 shares of Series B Preferred Stock owned by Dr. Slilaty whereby each share of Series B Preferred Stock is entitled to 1,000 votes. As a result, he essentially has the ability to determine the outcome on all matters requiring approval of our shareholders, including the election of directors and approval of significant corporate transactions.

If we are unable to attract and retain qualified scientific, technical and key management personnel, or if our key executive, Dr. Steve N. Slilaty, discontinues his employment with us, it may delay our research and development efforts.

We rely on the services of Dr. Slilaty for strategic and operational management, as well as for scientific and/or medical expertise in the development of our products.  The loss of Dr. Slilaty would result in a significant negative impact on our ability to implement our business plan.  We have not entered into an employment agreement with any member of our management, including Dr. Slilaty.  In addition, we do not maintain “key person” life insurance covering Dr. Slilaty or any other executive officer.  The loss of Dr. Slilaty will also significantly delay or prevent the achievement of our business objectives.

Our business will expose us to potential product liability risks and there can be no assurance that we will be able to acquire and maintain sufficient insurance to provide adequate coverage against potential liabilities.

Our business will expose us to potential product liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical products.  The use of our product candidates in clinical trials also exposes us to the possibility of product liability claims and possible adverse publicity.  These risks will increase to the extent our product candidates receive regulatory approval and are commercialized.  We do not currently have any product liability insurance, although we plan to obtain product liability insurance in connection with future clinical trials of our product candidates.  There can be no assurance that we will be able to obtain or maintain any such insurance on acceptable terms.  Moreover, our product liability insurance may not provide adequate coverage against potential liabilities.  On occasion, juries have awarded large judgments in class action lawsuits based on drugs that had unanticipated side effects.  A successful product liability claim or series of claims brought against us would decrease our cash reserves and could cause our stock price to fall significantly.

We face regulation and risks related to hazardous materials and environmental laws, violations of which may subject us to claims for damages or fines that could materially affect our business, cash flows, financial condition and results of operations.

Our research and development activities involve the use of controlled and/or hazardous materials and chemicals.  The risk of accidental contamination or injury from these materials cannot be completely eliminated.  In the event of an accident, we could be held liable for any damages or fines that result, and the liability could have a material adverse effect on our business, financial condition and results of operations.  We are also subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products.  If we fail to comply with these laws and regulations or with the conditions attached to our operating licenses, the licenses could be revoked, and we could be subjected to criminal sanctions and substantial liability or be required to suspend or modify our operations.  In addition, we may have to incur significant costs to comply with future environmental laws and regulations.  We do not currently have a pollution and remediation insurance policy.

Third party manufacturers may not be able to manufacture our product candidates, which would prevent us from commercializing our product candidates.

If any of our product candidates is approved by the FDA or other regulatory agencies for commercial sale, we will need third parties to manufacture the product in larger quantities.  If we are able to reach an agreement with any collaborator or third party manufacturer in the future, of which there can be no assurance due to factors beyond our control, these collaborators and/or third party manufacturers may not be able to increase their manufacturing capacity for any of our product candidates in a timely or economic manner, or at all.  Significant scale-up of manufacturing may require additional validation studies, which the FDA must review and approve.  If we are unable to increase the manufacturing capacity for a product candidate successfully, the regulatory approval or commercial launch of that product candidate may be delayed or there may be a shortage in the supply of the product candidate.  Our product candidates require precise, high-quality manufacturing.  The failure of collaborators or third party manufacturers to achieve and maintain these high manufacturing standards, including the incidence of manufacturing errors, could result in patient injury or death, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously harm our business.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market any products we may develop, we may be unable to generate revenues.

We do not currently have product sales and marketing capabilities.  If we receive regulatory approval to commence commercial sales of any of our product candidates, we will have to establish a sales and marketing organization with appropriate technical expertise and distribution capabilities or make arrangements with third parties to perform these services in other jurisdictions.  If we receive approval to commercialize Adva-27a for the treatment of breast cancer indication, we intend to engage additional pharmaceutical or health care companies with existing distribution systems and direct sales organizations to assist us in North America and abroad.  We may not be able to negotiate favorable distribution partnering arrangements, if at all.  To the extent we enter into co-promotion or other licensing arrangements, any revenues we receive will depend on the efforts of third parties and will not be under our control. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, our ability to generate product revenues, and become profitable, would be severely limited.

Our ability to generate any significant revenues in the near-term is dependent entirely on the successful commercialization and market acceptance of Adva-27a.  Factors that may inhibit our efforts to commercialize Adva-27a or other product candidates without strategic partners or licensees include:

●
difficulty recruiting and retaining adequate numbers of effective sales and marketing personnel;
●
the inability of sales personnel to obtain access to, or persuade adequate numbers of, physicians to prescribe our products;
●
the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage against companies with broader product lines; and
●
unforeseen costs associated with creating an independent sales and marketing organization.

Even if we successfully develop and obtain approval for Adva-27a, our business will not be profitable if this product does not achieve and maintain market acceptance.

Even if our product candidate, Adva-27a, is approved for commercial sale by the FDA or other regulatory authorities, the degree of market acceptance of our approved product candidate by physicians, healthcare professionals, patients and third-party payors, and our resulting profitability and growth, will depend on a number of factors, including:

●
our ability to provide acceptable evidence of safety and efficacy;

●
relative convenience and ease of administration;

●
the prevalence and severity of any adverse side effects;

●
the availability of alternative treatments;

●
the details of FDA labeling requirements, including the scope of approved indications and any safety warnings;

●
pricing and cost effectiveness;

●
the effectiveness of our or our collaborators' sales and marketing strategy;

●
our ability to obtain sufficient third-party insurance coverage or reimbursement; and

●
our ability to have the product listed on insurance company formularies.

If our product candidate achieves market acceptance, we may not be able to maintain that market acceptance over time if new products or technologies are introduced that are received more favorably or are more cost effective.  Complications may also arise, such as development of new know-how or new medical or therapeutic capabilities by other parties that render our product obsolete.

Because the results of preclinical studies for our preclinical product candidate are not necessarily predictive of future results, our product candidate may not have favorable results in later clinical trials or ultimately receive regulatory approval.

Our product candidate has not been tested in clinical trials.  Positive results from preclinical studies are no assurance that later clinical trials will succeed.  Preclinical studies are not designed to establish the clinical efficacy of our preclinical product candidate.  We will be required to demonstrate through clinical trials that our product candidate is safe and effective for use before we can seek regulatory approvals for commercial sale.  There is typically an extremely high rate of failure as product candidates proceed through clinical trials. If our product candidate fails to demonstrate sufficient safety and efficacy in any clinical trial, we would experience potentially significant delays in, or be required to abandon, development of that product candidate.  This would adversely affect our ability to generate revenues and may damage our reputation in the industry and in the investment community.

The future clinical testing of our product candidates could be delayed, resulting in increased costs to us and a delay in our ability to generate revenues.

Our product candidate will require additional preclinical testing and extensive clinical trials prior to submitting a regulatory application for commercial sales.  We do not know whether clinical trials will begin on time, if at all.  Delays in the commencement of clinical testing could significantly increase our product development costs and delay product commercialization.  In addition, many of the factors that may cause, or lead to, a delay in the commencement of clinical trials may also ultimately lead to denial of regulatory approval of a product candidate.  Each of these results would adversely affect our ability to generate revenues.

 The commencement of clinical trials can be delayed for a variety of reasons, including delays in:

●	demonstrating sufficient safety to obtain regulatory approval to commence a clinical trial;
●	reaching agreement on acceptable terms with prospective research organizations and trial sites;
●	manufacturing sufficient quantities of a product candidate;
●	obtaining institutional review board approvals to conduct clinical trials at prospective sites; and
●	procuring adequate financing to fund the work.
In addition, the commencement of clinical trials may be delayed due to insufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant disease, and the eligibility criteria for the clinical trial.  If we are unable to enroll a sufficient number of evaluable patients, the clinical trials for our product candidate could be delayed until sufficient numbers are achieved.

We will face significant competition from other biotechnology and pharmaceutical companies, and our operating results will suffer if we fail to compete effectively.

We are a development stage company with only three (3) employees involved in our drug development program.  Most of our competitors, such as Bristol-Myers Squibb, Pfizer, TEVA, Amgen, and others, are large pharmaceutical companies with substantially greater financial, technical and human resources than we have.  The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change.  The drug that we are attempting to develop will compete with existing therapies if we receive marketing approval.  Because of their significant resources, our competitors may be able to use discovery technologies and techniques, or partnerships with collaborators, in order to develop competing products that are more effective or less costly than the product candidate we are developing.  This may render our technology or product candidate obsolete and noncompetitive.  Academic institutions, government agencies, and other public and private research organizations may seek patent protection with respect to potentially competitive products or technologies and may establish exclusive collaborative or licensing relationships with our competitors.

As a company, we do not have any experience in conducting clinical trials.  Our competitors may succeed in obtaining FDA or other regulatory approvals for product candidates more rapidly than us.  Companies that complete clinical trials, obtain required regulatory agency approvals and commence commercial sale of their drugs before we do may achieve a significant competitive advantage, including certain FDA marketing exclusivity rights that would delay or prevent our ability to market certain products.  Any approved drugs resulting from our research and development efforts, or from our joint efforts with our existing or future collaborative partners, might not be able to compete successfully with our competitors' existing or future products.

Because our product candidate and our development and collaboration efforts depend on our intellectual property rights, adverse events affecting our intellectual property rights will harm our ability to commercialize products.

Our success will depend to a large degree on our own and our licensors' ability to obtain and defend patents for each party's respective technologies and the compounds and other products, if any, resulting from the application of such technologies.  The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and technical questions.  No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date.  Accordingly, we cannot predict the breadth of claims that will be allowed or maintained, after challenge, in our or other companies' patents.

The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

●	we were the first to make the inventions covered by each of our pending patent applications;
●	we were the first to file patent applications for these inventions;
●	others will not independently develop similar or alternative technologies or duplicate any of our technologies;
●	any patents issued to us or our collaborators will provide a basis for commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties;
●	our pending patent applications will result in issued patents;
●	we will develop additional proprietary technologies that are patentable; or
●	the patents of others will not have a negative effect on our ability to do business.
●	our issued patents will have sufficient useful life remaining for commercial viability of our product candidate

If we cannot maintain the confidentiality of our technology and other confidential information in connection with our collaborations, then our ability to receive patent protection or protect our proprietary information will be impaired.  In addition, some of the technology we have developed or licensed relies on inventions developed using U.S. and other governments’ resources.  Under applicable law, the U.S. government has the right to require us to grant a nonexclusive, partially exclusive or exclusive license for such technology to a responsible applicant or applicants, upon terms that are reasonable under the circumstances, if the government determines that such action is necessary.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information and may not adequately protect our intellectual property.

We rely on trade secrets to protect our technology, particularly when we do not believe patent protection is appropriate or obtainable.  However, trade secrets are difficult to protect.  In order to protect our proprietary technology and processes, we rely in part on confidentiality and intellectual property assignment agreements with our employees, consultants, outside scientific collaborators and sponsored researchers and other advisors.  These agreements may not effectively prevent disclosure of confidential information nor result in the effective assignment to us of intellectual property, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information or other breaches of the agreements.  In addition, others may independently discover our trade secrets and proprietary information, and in such case we could not assert any trade secret rights against such party.  Enforcing a claim that a party illegally obtained and is using our trade secrets is difficult, expensive and time consuming, and the outcome is unpredictable.  In addition, courts outside the United States may be less willing to protect trade secrets.  Costly and time-consuming litigation could be necessary to seek to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

The implementation of our business plan will result in a period of rapid growth that will impose a significant burden on our current administrative and operational resources.

Our ability to effectively manage our growth will require us to substantially expand the capabilities of our administrative and operational resources by attracting, training, managing and retaining additional qualified personnel, including additional members of management, technicians and others.  To successfully develop our products we will need to manage operating, producing, marketing and selling our products.  There can be no assurances that we will be able to do so.  Our failure to successfully manage our growth will have a negative impact on our anticipated results of operations.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, and other applicable securities rules and regulations. Compliance with these rules and regulations increases our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company,” as defined in the Jumpstart our Business Startups Act, or the JOBS Act.  The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results.  The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required.  As a result, management’s attention may be diverted from other business concerns which could adversely affect our business and operating results.  We may need to hire more employees in the future or engage outside consultants which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming.  These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies.  This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.  We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities.  If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

However, for as long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

We would cease to be an “emerging growth company” upon the earliest of: (i) the first fiscal year following the fifth anniversary of our becoming a reporting company, (ii) the first fiscal year after our annual gross revenues are $1.0 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities, or (iv) as of the end of any fiscal year in which the market value of our Common Stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage.  These factors could also make it more difficult for us to attract and retain qualified members of our Board of Directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in this Prospectus and in future filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties.  If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results.

Risks Related to our Common Stock

There is a limited trading market for our securities and there can be no assurance that such a market will develop in the future.

There is no assurance that a market will develop in the future or, if developed, that it will continue.  In the absence of a public trading market, an investor may be unable to liquidate his investment in our Company.

Our stock will be considered a “penny stock” so long as it trades below $5.00 per share.  This can adversely affect its liquidity.

Our Common Stock is currently considered a “penny stock” and will continue to be considered a penny stock so long as it trades below $5.00 per share and as such, trading in our Common Stock will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934.  Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements.  The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks.  In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer.  The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.  In addition, few broker or dealers are likely to undertake these compliance activities. Other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

We do not anticipate payment of dividends, and investors will be wholly dependent upon the market for the Common Stock to realize economic benefit from their investment.

As holders of our Common Stock, you will only be entitled to receive those dividends that are declared by our Board of Directors out of retained earnings.  We do not expect to have retained earnings available for declaration of dividends in the foreseeable future.  There is no assurance that such retained earnings will ever materialize to permit payment of dividends to you.  Our Board of Directors will determine future dividend policy based upon our results of operations, financial condition, capital requirements, reserve needs and other circumstances.

Any adverse effect on the market price of our Common Stock could make it difficult for us to raise additional capital through sales of equity securities at a time and at a price that we deem appropriate.

Sales of substantial amounts of our Common Stock, or in anticipation that such sales could occur, may materially and adversely affect prevailing market prices for our Common Stock.

The market price of our Common Stock may fluctuate significantly in the future.

The market price of our Common Stock may fluctuate in response to one or more of the following factors, many of which are beyond our control:

●	competitive pricing pressures;
●	our ability to produce and sell our products on a cost-effective and timely basis;
●	our inability to obtain working capital financing;
●	the introduction and announcement of one or more new alternatives to our products by our competitors;
●	changing conditions in the market;
●	changes in market valuations of similar companies;
●	stock market price and volume fluctuations generally;
●	regulatory developments;
●	fluctuations in our quarterly or annual operating results;
●	additions or departures of key personnel; and
●	future sales of our Common Stock or other securities.

The price at which you purchase shares of our Common Stock may not be indicative of the price that will prevail in the trading market.  You may be unable to sell your shares of Common Stock at or above your purchase price, which may result in substantial losses to you and which may include the complete loss of your investment. In the past, securities class action litigation has often been brought against a company following periods of stock price volatility.  We may be the target of similar litigation in the future.  Securities litigation could result in substantial costs and divert management’s attention and our resources away from our business.  Any of the risks described above could adversely affect our sales and profitability and also the price of our Common Stock.

Risks Related to the Offering

Our existing stockholders may experience significant dilution from the sale of our Common Stock pursuant to the GHS Financing Agreement.

The sale of our Common Stock to GHS Investments LLC in accordance with the GHS Financing Agreement may have a dilutive impact on our shareholders. As a result, the market price of our Common Stock could decline. In addition, the lower our stock price is at the time we exercise our put options, the more shares of our Common Stock we will have to issue to GHS in order to exercise a put under the Financing Agreement. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which may cause a decline in the price of our Common Stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our Common Stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our Common Stock.

The issuance of shares pursuant to the GHS Financing Agreement may have a significant dilutive effect.

Depending on the number of shares we issue pursuant to the GHS Financing Agreement, it could have a significant dilutive effect upon our existing shareholders. Although the number of shares that we may issue pursuant to the Financing Agreement will vary based on our stock price (the higher our stock price, the less shares we have to issue), there may be a potential dilutive effect to our shareholders, based on different potential future stock prices, if the full amount of the Financing Agreement is realized. Dilution is based upon Common Stock put to GHS and the stock price discounted to GHS’s purchase price of 81% of the average of the three lowest VWAPs of our Common Stock during the pricing period.

GHS Investments LLC will pay less than the then-prevailing market price of our Common Stock which could cause the price of our Common Stock to decline.

Our Common Stock to be issued under the GHS Financing Agreement will be purchased at a nineteen percent (19%) discount, or eighty one percent (81%) of the average of the three lowest VWAPs of our Common Stock during the ten (10) consecutive trading days immediately preceding the Purchase Date (as defined in the GHS Financing Agreement).

GHS has a financial incentive to sell our shares immediately upon receiving them to realize the profit between the discounted price and the market price. If GHS sells our shares, the price of our Common Stock may decrease. If our stock price decreases, GHS may have further incentive to sell such shares. Accordingly, the discounted sales price in the Financing Agreement may cause the price of our Common Stock to decline.

We may not have access to the full amount under the GHS Financing Agreement.

The average of the three lowest volume weighted average prices for the Company’s Common Stock during the ten (10) consecutive trading day period immediately preceding September 20, 2018 was approximately $0.00148. At that price we would be able to sell shares to GHS under the Financing Agreement at the discounted price of $0.0011988. At that discounted price, the 266,417,879 shares would only represent $319,382 which is far below the full amount of the Financing Agreement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this Prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this Prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

●	changes in the market acceptance of our products;

●	increased levels of competition;

●	changes in political, economic or regulatory conditions generally and in the markets in which we operate;

●	our ability to retain and attract senior management and other key employees;

●	our ability to quickly and effectively respond to new technological developments;

●
our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and

●	other risks, including those described in the “Risk Factors” discussion of this Prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this Prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

USE OF PROCEEDS

The Company will use the proceeds from the sale of the Shares for general corporate and working capital purposes and acquisitions of assets, businesses or operations or for other purposes that the Board of Directors, in good faith deems to be in the best interest of the Company.

DETERMINATION OF OFFERING PRICE

We have not set an offering price for the shares registered hereunder, as the only shares being registered are those sold pursuant to the GHS Financing Agreement. GHS may sell all or a portion of the shares being offered pursuant to this Prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

DILUTION

Not applicable. The shares registered under this Registration Statement are not being offered for purchase. The shares are being registered on behalf of our selling stockholders pursuant to the GHS Financing Agreement.

SELLING STOCKHOLDERS

The Selling Stockholder identified in this Prospectus may offer and sell up to 266,417,879 shares of our Common Stock, which consists of shares of Common Stock to be sold by GHS pursuant to the Financing Agreement. If issued presently, the shares of Common Stock registered for resale by GHS would represent approximately 16.8% of our issued and outstanding shares of Common Stock as of September 20, 2018.

We may require the Selling Stockholder to suspend the sales of the shares of our Common Stock being offered pursuant to this Prospectus upon the occurrence of any event that makes any statement in this Prospectus or the related Registration Statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

The Selling Stockholder identified in the table below may from time to time offer and sell under this Prospectus any or all of the shares of Common Stock described under the column “Shares of Common Stock Being Offered” in the table below.

GHS will be deemed to be an underwriter within the meaning of the Securities Act. Any profits realized by such Selling Stockholder may be deemed to be underwriting commissions.

Information concerning the Selling Stockholder may change from time to time and, if necessary, we will amend or supplement this Prospectus accordingly. We cannot give an estimate as to the number of shares of Common Stock that will actually be held by the Selling Stockholder upon termination of this offering, because the Selling Stockholder may offer some or all of the Common Stock under the offering contemplated by this Prospectus or acquire additional shares of Common Stock. The total number of shares that may be sold, hereunder, will not exceed the number of shares offered, hereby. Please read the section entitled “PLAN OF DISTRIBUTION” in this Prospectus.

The manner in which the Selling Stockholder acquired or will acquire shares of our Common Stock is discussed below under “THE OFFERING.”

The following table sets forth the name of each Selling Stockholder, the number of shares of our Common Stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholder’s account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholder after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our Common Stock as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days, through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 1,585,628,494 shares of our Common Stock outstanding as of September 20, 2018.

Unless otherwise set forth below, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the Selling Stockholder’s name, subject to community property laws, where applicable, and (b) no Selling Stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates. The number of shares of Common Stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the Registration Statement of which this Prospectus forms a part.

	Shares Owned by the Selling Stockholders	Shares of Common Stock	Number of Shares to be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares
Name of Selling Stockholder	before the Offering (1)	Being Offered	# of Shares (2)	% of Class (2)
GHS Investments LLC (3)	0	266,417,879(4)	0	0%

Notes:

(1) Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of Common Stock. Shares of Common Stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding. The actual number of shares of Common Stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of our Common Stock, and could be materially less or more than the number estimated in the table.

(2) Because the Selling Stockholder may offer and sell all or only some portion of the 266,417,879 shares of our Common Stock being offered pursuant to this Prospectus and may acquire additional shares of our Common Stock in the future, we can only estimate the number and percentage of shares of our Common Stock that any of the Selling Stockholder will hold upon termination of the offering.

(3) Mark Grober exercises voting and dispositive power with respect to the shares of our Common Stock that are beneficially owned by GHS Investments LLC.

(4) Consists of up to 266,417,879 shares of Common Stock to be sold by GHS pursuant to the Financing Agreement.

THE OFFERING

On September 10, 2018, we entered into an Equity Financing Agreement (the “Financing Agreement”) with GHS Investments LLC (“GHS”). Although we are not mandated to sell shares under the Financing Agreement, the Financing Agreement gives us the option to sell to GHS, up to $10,000,000 worth of our Common Stock over the period ending thirty six (36) months after the date this Registration Statement is deemed effective. The $10,000,000 was stated as the total amount of available funding in the Financing Agreement because this was the maximum amount that GHS agreed to offer us in funding. In connection with the Financing Agreement, the Company executed a promissory note dated September 10, 2018, in the principal amount of $20,000 (the “Note”) as payment of the commitment fee for the Financing Agreement. The Note bears interest at the rate of 8% per annum and has a maturity date of June 30, 2019. There is no assurance the market price of our Common Stock will increase in the future. The number of common shares that remain issuable may not be sufficient, dependent upon the share price, to allow us to access the full amount contemplated under the Financing Agreement. If the bid/ask spread remains the same we will not be able to place a put for the full commitment under the Financing Agreement. Based on the average of the three lowest VWAP’s of our Common Stock during the ten (10) consecutive trading day period preceding the filing date of this Registration Statement was approximately $0.00148, the Registration Statement covers the offer and possible sale of $319,382 worth of our shares.

The purchase price of the Common Stock will be set at eighty one percent (81%) of the average of the three lowest VWAPs of the Company’s Common Stock during the ten (10) consecutive trading day period immediately preceding the date on which the Company delivers a put notice to GHS. In addition, there is a maximum ownership limit for GHS of 9.99% of the issued and outstanding Common Stock of the Company.

GHS is not permitted to engage in short sales involving our Common Stock during the term of the commitment period. In accordance with Regulation SHO, however, sales of our Common Stock by GHS after delivery of a put notice of such number of shares reasonably expected to be purchased by GHS under a put will not be deemed a short sale.

In addition, we must deliver the other required documents, instruments and writings required. GHS is not required to purchase the put shares unless:

●
Our Registration Statement with respect to the resale of the shares of Common Stock delivered in connection with the applicable put shall have been declared effective;

●
We shall have obtained all material permits and qualifications required by any applicable state for the offer and sale of the registrable securities; and

●
We shall have filed all requisite reports, notices, and other documents with the SEC in a timely manner.

As we issue puts under the Financing Agreement, shares of our Common Stock will be sold into the market by GHS. The sale of these shares could cause our stock price to decline. In turn, if our stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in our stock price. You should be aware that there is an inverse relationship between the market price of our Common Stock and the number of shares to be issued under the Financing Agreement. If our stock price declines, we will be required to issue a greater number of shares. We have no obligation to utilize any or the full amount available under the Financing Agreement.

Neither the Financing Agreement nor any of our rights or GHS’s rights thereunder may be assigned to any other person.

PLAN OF DISTRIBUTION

The Selling Stockholder named above and any of its pledgees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on OTC Markets or any other stock exchange, market or trading facility on which the shares of our Common Stock are traded or in private transactions. These sales may be at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling shares:

●
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●
block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●
privately negotiated transactions;

●
broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share; or

●
a combination of any such methods of sale.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

GHS is an underwriter within the meaning of the Securities Act of 1933 and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. GHS has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock of our company. Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated under the Securities Act of 1933.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Stockholder. The Selling Stockholder may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this Prospectus. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933. We will not receive any proceeds from the resale of any of the shares of our Common Stock by the Selling Stockholder. We may, however, receive proceeds from the sale of our Common Stock under the Financing Agreement with GHS. Neither the Financing Agreement with GHS nor any rights of the parties under the Financing Agreement with GHS may be assigned or delegated to any other person.

Pursuant to the terms of the Financing Agreement, we have agreed with GHS to keep this Prospectus effective until GHS has sold all of the common shares purchased by it under the Financing Agreement.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholder or any other person. We will make copies of this Prospectus available to the Selling Stockholder.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Capital Stock

The Company’s authorized capital is comprised of 3,000,000,000 shares of $0.001 par value Common Stock and 30,000,000 shares of $0.10 par value Preferred Stock, to have such rights and preferences as the Directors of the Company have or may assign from time to time. Out of the authorized Preferred Stock, the Board has designated 850,000 shares as Series “A” Preferred Stock (“Series A”) and 500,000 shares as Series B Preferred Stock (“Series B”). The Company currently has 1,585,628,494 shares of Common Stock, 0 shares of Series A Preferred Stock and 500,000 shares of Series B Preferred Stock issued and outstanding. The 500,000 shares of Series B Preferred Stock are held by Dr. Steve N. Slilaty, the CEO of the Company. The Series B Preferred Stock are non-convertible, non-redeemable and non-contractible. They give the holder the right to 1,000 votes per share and may vote together with the Common Stock.

Each share of Common Stock shall have one (1) vote per share. Our Common Stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our Common Stock holders are not entitled to cumulative voting for election of Board of Directors.

Dividends

We have not paid any dividends on our Common Stock or Preferred Stock since our inception and do not intend to pay any dividends in the foreseeable future.

The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

As of the date hereof, there are no outstanding warrants of any kind issued and outstanding.

Options

As of the date hereof, there are no outstanding options of any kind issued and outstanding. .

Securities Authorized for Issuance Under Equity Compensation Plans

We have not adopted any stock option or other employee plans as of the date of this Registration Statement on Form S-1. We may adopt such plans in the future.

Anti-Takeover Effects of Various Provisions of Colorado Law

Provisions of the Colorado Revised Statutes, our articles of incorporation, as amended, and our bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, would be expected to discourage certain types of takeover practices and takeover bids our Board may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us will outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Blank Check Preferred Stock

Our articles of incorporation permit our Board to issue Preferred Stock with voting, conversion and exchange rights that could negatively affect the voting power or other rights of our Common Stockholders. The issuance of our Preferred Stock could delay or prevent a change of control of our Company.

Limitations on Liability and Indemnification of Officers and Directors

The Colorado Revised Statutes and the Colorado Business Corporation Act (the “CBCA”) limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors.

Section 7-109-102(1) of the Colorado Business Corporation Act (the “CBCA”) permits indemnification of a director of a Colorado corporation, in the case of a third party action, if the director (a) conducted himself or herself in good faith, (b) reasonably believed that (i) in the case of conduct in his or her official capacity, his or her conduct was in the corporation’s best interest, or (ii) in all other cases, his or her conduct was not opposed to the corporation’s best interest, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Section 7-109-103 further provides for mandatory indemnification of directors and officers who are successful on the merits or otherwise in litigation.

Section 7-109-102(4) of the CBCA limits the indemnification that a corporation may provide to its directors in two key respects. A corporation may not indemnify a director in a derivative action in which the director is held liable to the corporation, or in any proceeding in which the director is held liable on the basis of his improper receipt of a personal benefit. Sections 7-109-104 of the CBCA permits a corporation to advance expenses to a director, and Section 7-109-107(1)(c) of the CBCA permits a corporation to indemnify and advance litigation expenses to officers, employees and agents who are not directors to a greater extent than directors if consistent with law and provided for by the bylaws, a resolution of directors or shareholders, or a contract between the corporation and the officer, employee or agent.

Authorized but Unissued Shares

Our authorized but unissued shares of Common Stock and Preferred Stock will be available for future issuance without stockholder approval, except as may be required under the listing rules of any stock exchange on which our Common Stock is then listed. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Penny Stock Considerations

Our shares will be “penny stocks” as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00 per share. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock. Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

●
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

●
Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

●
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value, and information regarding the limited market in penny stocks; and

●
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The consolidated financial statements for the Company as of December 31, 2017 and 2016 and for the years then ended included in this Prospectus have been audited by BF Borgers CPA PC, respectively, an independent registered public accounting firm, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this Registration Statement will be passed upon by Lucosky Brookman LLP.

INFORMATION WITH RESPECT TO THE REGISTRANT
History

We were incorporated in the State of Colorado on August 31, 2006 under the name “Mountain West Business Solutions, Inc.” Until October 2009, our business was to provide management consulting with regard to accounting, computer and general business issues for small and home-office based companies.

In October 2009, we acquired Sunshine Biopharma, Inc., a Colorado corporation holding an exclusive license to a new anticancer drug bearing the laboratory name, Adva-27a. As a result of this transaction we changed our name to “Sunshine Biopharma, Inc. and our officers and directors resigned their positions with us and were replaced by Sunshine’s management at the time, including our current CEO, Dr. Steve N. Slilaty, and our current CFO, Camille Sebaaly each of whom remain part of our current management. Our principal business became that of a pharmaceutical company focusing on the development of our licensed Adva-27a anticancer compound. In December 2015 we acquired all issued and pending patents pertaining to our Adva-27a technology and terminated the license.

In July 2014, we formed a wholly owned Canadian subsidiary, Sunshine Biopharma Canada Inc. (“Sunshine Canada”), for the purposes of offering generic pharmaceutical products in Canada and elsewhere around the world. Sunshine Canada has recently signed licensing agreements for four (4) generic prescription drugs for the treatment of cancer and BPH (Benign Prostatic Hyperplasia).

In January 2018, we acquired Atlas Pharma Inc., a certified company dedicated to chemical analysis of pharmaceutical and other industrial samples whose operations are authorized by a Drug Establishment License issued by Health Canada.

In March 2018, we formed NOX Pharmaceuticals, Inc., a Colorado corporation and assigned all of our interest in our Adva-27a anticancer compound to that company.

Our principal place of business is located at 6500 Trans-Canada Highway, 4th Floor, Pointe-Claire, Quebec, Canada H9R 0A5. . Our phone number is (514) 426-6161and our website address is www.sunshinebiopharma.com.

Business Operations

As of the date of this Registration Statement on Form S-1 we are operating through the following wholly owned subsidiaries:

●
NOX Pharmaceuticals, Inc., a recently formed Colorado company focused on the research, development and commercialization of proprietary drugs for the treatment of cancer including Adva-27a, a multi-purpose anti-tumor compound targeted for the treatment of multidrug resistant cancer;

●
Sunshine Biopharma Canada Inc., a Canadian company, which offers generic prescription drugs for the treatment of cancer and other acute and chronic indications; and

●
Atlas Pharma Inc., a Canadian company acquired in January 2018, offering certified chemical analysis of pharmaceutical and other industrial samples.

Proprietary Drug Development Operations

Since inception, our proprietary drug development activities have been focused on the development of a small molecule called Adva-27a for the treatment of aggressive forms of cancer. A Topoisomerase II inhibitor, Adva-27a has been shown to be effective at destroying Multidrug Resistant Cancer cells including Pancreatic Cancer cells, Breast Cancer cells, Small-Cell Lung Cancer cells and Uterine Sarcoma cells (Published in ANTICANCER RESEARCH, Volume 32, Pages 4423-4432, October 2012). Sunshine Biopharma is direct owner of all issued and pending worldwide patents pertaining to Adva-27a including U.S. Patent Number 8,236,935. See “Intellectual Property.”

Adva-27a is a GEM-difluorinated C-glycoside derivative of Podophyllotoxin. Another derivative of Podophyllotoxin called Etoposide is currently on the market and is used to treat various types of cancer including leukemia, lymphoma, testicular cancer, lung cancer, brain cancer, prostate cancer, bladder cancer, colon cancer, ovarian cancer, liver cancer and several other forms of cancer. Etoposide is one of the most widely used anticancer drugs. Adva-27a and Etoposide are similar in that they both attack the same target in cancer cells, namely the DNA unwinding enzyme, Topoisomerase II. Unlike Etoposide, and other anti-tumor drugs currently in use, Adva-27a is able to destroy Multidrug Resistant Cancer cells. Adva-27a is the only compound known today that is capable of destroying Multidrug Resistant Cancer. In addition, Adva-27a has been shown to have distinct and more desirable biological and pharmacological properties compared to Etoposide. In side-by-side studies using Multidrug Resistant Breast Cancer cells and Etoposide as a reference, Adva-27a showed markedly improved cell killing activity (see Figure below). Our preclinical studies to date have shown that:

●
Adva-27a is effective at killing different types of Multidrug Resistant cancer cells, including Pancreatic Cancer Cells (Panc-1), Breast Cancer Cells (MCF-7/MDR), Small-Cell Lung Cancer Cells (H69AR), and Uterine Sarcoma Cells (MES-SA/Dx5).

●
Adva-27a is unaffected by P-Glycoprotein, the enzyme responsible for making cancer cells resistant to anti-tumor drugs.

●
Adva-27a has excellent clearance time (half-life = 54 minutes) as indicated by human microsomes stability studies and pharmacokinetics data in rats.

●
Adva-27a clearance is independent of Cytochrome P450, a mechanism that is less likely to produce toxic intermediates.

●
Adva-27a is an excellent inhibitor of Topoisomerase II with an IC50 of only 13.7 micromolar (this number has recently been reduce to 1.44 micromolar as a result of resolving the two isomeric forms of Adva-27a).

●
Adva-27a has shown excellent pharmacokinetics profile as indicated by studies done in rats.

●
Adva-27a does not inhibit tubulin assembly.

These and other preclinical data have been published in ANTICANCER RESEARCH, a peer-reviewed International Journal of Cancer Research and Treatment. The publication which is entitled “Adva-27a, a Novel Podophyllotoxin Derivative Found to Be Effective Against Multidrug Resistant Human Cancer Cells” [ANTICANCER RESEARCH 32: 4423-4432 (2012)] is available on our website at www.sunshinebiopharma.com.

We have been delayed in our clinical development program due to lack of funding. Our fund raising efforts are continuing and as soon as adequate financing is in place we will continue our clinical development program of Adva-27a by conducting the following next sequence of steps:

●
GMP Manufacturing of 2 kilogram for use in IND-Enabling Studies and Phase I Clinical Trials
●
IND-Enabling Studies
●
Regulatory Filing (Fast-Track Status Anticipated)
●
Phase I Clinical Trials (Pancreatic Cancer Indication)

On November 14, 2014, we entered into a Manufacturing Services Agreement with Lonza Ltd. and Lonza Sales Ltd. (hereinafter jointly referred to as “Lonza”), whereby we engaged Lonza to be the manufacturer of our Adva-27a anticancer drug. In June 2015 we received a sample of the pilot manufacturing run for evaluation. Our laboratory analyses showed that, while the sample meets all of the required chemical, physical and biological specifications, the amount of material generated (the “Yield”) by the pilot run was found to be significantly lower than anticipated. We are currently working towards finding possible solutions to increase the Yield and define a path forward. During the course of our discussions concerning the problem of the low Yield, Lonza informed us that they required us to pay them $687,818 prior to moving forward with any activity pertaining to the manufacturing agreement we have with them. We have repeatedly indicated to Lonza that a clear path defining exactly how the extremely low Yield issue would be addressed is imperative prior to us making any payments. As of the date of this Registration Statement on Form S-1, neither party has changed its position.

Adva-27a’s initial indication will be pancreatic cancer for which there are currently little or no treatment options available. We are planning to conduct our clinical trials at McGill University’s Jewish General Hospital in Montreal, Canada. All aspects of the clinical trials in Canada will employ FDA standards at all levels. We estimate that Phase I clinical trials will take 18 months to complete.

According to the American Cancer Society, nearly 1.5 million new cases of cancer are diagnosed in the U.S. each year.  We believe that upon successful completion of Phase I Clinical Trials we may receive one or more offers from large pharmaceutical companies to buyout or license our drug.  However, there are no assurances that our Phase I Trials will be successful, or if successful, that any pharmaceutical companies will make an acceptable offer to us.  In the event we do not consummate such a transaction, we will require significant capital in order to conduct additional clinical trials, manufacture and market our new drug.

Our Lead Anti-Cancer Compound, Adva-27a, in 3D

Generic Pharmaceuticals Operations

In 2016, our Canadian wholly owned subsidiary, Sunshine Biopharma Canada Inc. (“Sunshine Canada”), signed Cross Referencing Agreements with a major pharmaceutical company for four prescription generic drugs for the treatment of Breast Cancer, Prostate Cancer and Enlarged Prostate. Following this acquisition we have been working towards commencement of marketing of these pharmaceutical products under our own Sunshine Biopharma label. These four generic products are as follows:

●
Anastrozole (brand name Arimidex® by AstraZeneca) for treatment of Breast Cancer;
●
Letrozole (brand name Femara® by Novartis) for treatment of Breast Cancer;
●
Bicalutamide (brand name Casodex® by AstraZeneca) for treatment of Prostate Cancer;
●
Finasteride (brand name Propecia® by Merck) for treatment of BPH (Benign Prostatic Hyperplasia)

Worldwide sales of the brand name version of these products as reported by the respective pharmaceutical company, owner of the registered trademark are as follows:

●
Arimidex® $232M in 2016
●
Femara® $380M in 2014
●
Casodex® $247M in 2016
●
Propecia® $183M in 2015

Sunshine Canada is currently in the process of securing a Drug Identification Number (“DIN”) for each of these products from Health Canada. We are planning to use part of the already approved Atlas Pharma Inc. space as a drug warehouse to facilitate the process of obtaining a Drug Establishment License (“DEL”) from Health Canada. Upon receipt of the DEL and DIN’s, we will be able to accept orders for our own label SBI-Anastrozole, SBI-Letrozole, SBI-Bicalutamide and SBI-Finasteride. We cannot estimate the timing in our obtaining either the DIN’s or the DEL due to variables involved that are out of our control. The figure below shows our 30-Pill blister pack of Anastrozole.

We currently have twenty three (23) additional Generic Pharmaceuticals under review for in-licensing. While no assurances can be provided that we will acquire the rights to all or any of these drugs, we are confident we will acquire most, if not all of these rights. We believe that a larger product portfolio will provide us with more opportunities and a greater reach into the marketplace. We hope to further build our generics portfolio of “SBI” label Generic Pharmaceuticals over time. There are no assurances this will occur.

Various publicly available sources indicate that the worldwide sales of generic pharmaceuticals are approximately $200 billion per year. In the United States and Canada, the sales of generic pharmaceuticals are approximately $50 billion and $5 billion, respectively. The generic pharmaceuticals business is fairly competitive and there are several multinational players in the field including Teva (Israel), Novartis - Sandoz (Switzerland), Hospira (USA), Mylan (Netherlands), Sanofi (France), Fresenius Kabi (Germany) and Apotex (Canada). While no assurances can be provided, with our offering of Canadian approved products we believe that we will be able to access at least a small percentage of the generic pharmaceuticals marketplace.

As part of a subscription agreement entered into in 2016, we have an obligation to pay a royalty of 5% of net sales on one of our generic products (Anastrozole) for a period of three (3) years from the date of the first sale of that product. As of the date of this Registration Statement on Form S-1 we have not yet commenced marketing efforts and no sales or royalty payments have been made. On May 28, 2018 we issued 1,000,000 shares of our Common Stock valued at $5,900 in exchange for cancellation of this royalty obligation.

While no assurances can be provided and subject to the availability of adequate financing, of which there is no assurance, we anticipate that profits from the sales of Generic Products will be used to finance our proprietary drug development program, including Adva-27a, our flagship anticancer compound. In addition to near-term revenue generation, building the generics business infrastructure and securing the proper permits will render us appropriately positioned for the marketing and distribution of our proprietary Adva-27a drug candidate, provided that Adva-27a is approved for such marketing and distribution, of which there can be no assurance.

Analytical Chemistry Services Operations

On January 1, 2018, we entered into an agreement (the “Atlas Agreement”) to acquire Atlas Pharma Inc. (“Atlas”). The purchase price was $848,000 Canadian ($684,697 US). Payment of the purchase price was comprised of (i) a cash payment of $100,500 Canadian ($80,289 US), (ii) the issuance of 20,000,000 shares of our Common Stock valued at $246,000, and (iii) a promissory note in the principal amount of $450,000 Canadian ($358,407 US), with interest payable at the rate of 3% per annum. We are required to make payments of $10,000 Canadian (approximately $8,000 US) per calendar quarter, due and payable on or before the end of each such calendar quarter through December 31, 2023.

Atlas is a certified company dedicated to chemical analysis of pharmaceutical and other industrial samples. Atlas has 9 full-time employees and generated revenues of approximately $500,000 Canadian (approximately $400,000 US) in 2017. Housed in a 5,250 square foot facility, Atlas’s operations are authorized by a Drug Establishment License (DEL) issued by Health Canada and are fully compliant with the requirements of Good Manufacturing Practices (GMP). Atlas is also registered with the FDA.

Atlas is the owner of a relatively large portfolio of analytical chemistry methodology and Standard Operating Procedure. This intellectual property is protected as company secrets and controlled through employee and management confidentiality agreements.

On June 18, 2018, we purchased laboratory equipment at a total cost of $235,870 Canadian (approximately $181,580 US) for Microbiology Testing as part of our plan to expand the operations services offering of Atlas. Presently, Atlas offers Analytical Chemistry Testing and intends to offer Microbiology Testing soon.

Government Regulations

All of our business operations, including the Generic Pharmaceutical Operations, the Proprietary Drug Development Operations, and our newly acquired Analytical Chemistry Services Operations are subject to extensive and frequently changing federal, state, provincial and local laws and regulations.

In the U.S, the Federal Government agency responsible for regulating drugs is the U.S. Food and Drug Administration (“FDA”). The Canadian counterpart to the FDA is the Health Products and Food Branch (“HPFB”) of Health Canada. Both the FDA and HPFB have similar requirements for a drug to be approved for marketing. In addition, the quality standards for brand name drugs and generic drugs are the same. The ingredients, manufacturing processes and facilities for all drugs must meet the guidelines for Good Manufacturing Practices (“GMP”). Moreover, all drug manufacturers must perform a series of tests, both during and after production, to show that every drug batch made meets the regulatory agency’s requirements for that product.

In connection with our development of the new chemical entity, Adva-27a, we will be subject to significant regulations in the U.S. in order to obtain the approval of the FDA to offer our product on the market. The approximate procedure for obtaining FDA approval involves an initial filing of an IND application following which the FDA would review the application and if all the data are in order and acceptable would give the go ahead for the drug sponsor to proceed with Phase I clinical (human) trials. Following completion of Phase I, the results are filed with the FDA and a request is made to proceed to Phase II. Similarly, following completion of Phase II the data are filed with the FDA and a request is made to proceed to Phase III. Following completion of Phase III, a request is made for marketing approval. Depending on various issues and considerations, the FDA could provide limited marketing approval on a humanitarian basis if the drug treats terminally ill patients with limited treatment options available. As of the date of this Registration Statement on Form S-1 we have not made any filings with the FDA or other regulatory bodies in other jurisdictions. We have however had extensive discussions with clinicians at the McGill University’s Jewish General Hospital in Montreal where we plan to undertake our Phase I study for pancreatic cancer and multidrug resistant breast cancer they believe that Health Canada is likely to grant us a so-called fast-track process on the basis of the terminal nature of the cancer types which we will be treating. There are no assurances this will occur.

Employees

As of the date of this Registration Statement on Form S-1 we have a total of twelve (12) employees. In addition to our management team which is comprised of our three (3) officers and directors, new wholly owned subsidiary acquired on January 1, 2018, Atlas Pharma Inc., has 9 full-time employees. We anticipate that if we receive financing we will need additional employees in both our generic pharmaceutical and proprietary drug development operations including accounting, regulatory affairs, marketing, sales and laboratory personnel.

Competition

In the area of proprietary anticancer drug development, we will be competing with large publicly and privately held companies engaged in developing new cancer therapies. There are numerous other entities engaged in this business that have greater resources, both financial and otherwise, than the resources presently available to us.  Nearly all major pharmaceutical companies including Amgen, Roche, Pfizer, Bristol-Myers Squibb and Novartis, to name just a few, have on-going anti-cancer drug development programs and some of the drug they may develop could be in direct competition with our drug.  Also, a number of small companies are also working in the area of cancer and could develop drugs that may be in competition with ours.  However, none of these competitor companies can use molecules similar to ours as they would be infringing our patents.

The generic pharmaceuticals business is fairly competitive and there are many players in the field including several multinationals such as Teva (Israel), Novartis - Sandoz (Switzerland), Hospira (USA), Mylan (Netherlands), Sanofi (France), Fresenius Kabi (Germany) and Apotex (Canada)with annual sales in the range of approximately $2 billion to over $10. With our offering of Canadian approved generic products, we believe that we will be able to access at least a small percentage of the generic pharmaceuticals market.

Intellectual Property

Effective October 8, 2015, we executed a Patent Purchase Agreement (the “October Purchase Agreement”), with Advanomics, a related party, pursuant to which we acquired all of the right, title and interest in and to U.S. Patent Number 8,236,935 (the “US Patent”) for our anticancer compound, Adva-27a. On December 28, 2015, we executed a second Patent Purchase Agreement (the “December Purchase Agreement”), with Advanomics, pursuant to which we acquired all of the right, title and interest in and to all of the remaining worldwide rights covered by issued and pending patents under PCT/FR2007/000697 and PCT/CA2014/000029 (the “Worldwide Patents”) for our anticancer compound, Adva-27a.

Effective December 28, 2015, we entered into amendments (the “Amendments”) of these Purchase Agreements pursuant to which the total purchase price was reduced from $17,142,499 to $618,810, the book value of this intellectual property on the financial statements of Advanomics. Further, the Amendments provided for automatic conversion of the promissory notes representing the new purchase price into an aggregate of 321,305,415 shares of our Common Stock once we increase our authorized capital such that these shares can be issued. In July 2016 we increased our authorized capital and issued the 321,305,415 Common shares to Advanomics thereby completing all aspects of the patent purchase arrangements and securing direct ownership of all worldwide patents and rights pertaining to Adva-27a.

In addition, in 2016 we signed Cross Referencing Agreements with a major pharmaceutical company for four (4) prescription generic drugs for the treatment of Breast Cancer, Prostate Cancer and Enlarged Prostate. These agreements give us the right to register the four (4) generic products, Anastrozole, Letrozole, Bicalutamide and Finasteride in Canada under our own label and obtain a DIN for each in order to be able to place them on the market.

Our new wholly owned subsidiary, Atlas Pharma Inc., which we acquired on January 1, 2018 holds a Drug Establishment License from Health Canada and is registered with the FDA. Atlas Pharma Inc. is the owner of a relatively large portfolio of analytical chemistry methodology and Standard Operating Procedure. This intellectual property is protected as company secrets and controlled through employee and management confidentiality agreements.

Equity Financing Agreement and Registration Rights Agreement

On September 10, 2018, Sunshine Biopharma, Inc., a Colorado corporation (the “Company”), entered into an Equity Financing Agreement (“Equity Financing Agreement”) and Registration Rights Agreement (“Registration Rights Agreement”) with GHS Investments LLC, a Nevada limited liability company (“GHS”). Under the terms of the Equity Financing Agreement, GHS agreed to provide the Company with up to $10,000,000 upon effectiveness of a Registration Statement on Form S-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”).

Following effectiveness of the Registration Statement, the Company shall have the discretion to deliver puts to GHS and GHS will be obligated to purchase shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”) based on the investment amount specified in each put notice. The maximum amount that the Company shall be entitled to put to GHS in each put notice shall not exceed two hundred fifty percent (250%) of the average daily trading dollar volume of the Company’s Common Stock during the ten (10) trading days preceding the put date, so long as such amount does not exceed $300,000. Pursuant to the Equity Financing Agreement, GHS and its affiliates will not be permitted to purchase and the Company may not put shares of the Company’s Common Stock to GHS that would result in GHS’s beneficial ownership equaling more than 9.99% of the Company’s outstanding Common Stock. The price of each put share shall be equal to eighty one percent (81%) of the Market Price (as defined in the Equity Financing Agreement). Puts may be delivered by the Company to GHS until the earlier of thirty-six (36) months after the effectiveness of the Registration Statement or the date on which GHS has purchased an aggregate of $10,000,000 worth of Common Stock under the terms of the Equity Financing Agreement. Additionally, in accordance with the Equity Financing Agreement, the Company shall issue GHS a promissory note in the principal amount of $20,000 to offset transaction costs (the “Note”). The Note bears interest at the rate of 8% per annum, is not convertible and is due on June 30, 2019.

The Registration Rights Agreement provides that the Company shall (i) use its best efforts to file with the Commission the Registration Statement within 30 days of the date of the Registration Rights Agreement; and (ii) have the Registration Statement declared effective by the Commission within 30 days after the date the Registration Statement is filed with the Commission, but in no event more than 90 days after the Registration Statement is filed.

MARKET PRICE OF THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Trading of our Common Stock commenced on the OTC MARKETS in September 2007 under the symbol “MWBN.”  Effective November 30, 2009, the trading symbol for our Common Stock was changed to “SBFM” as a result of our name change discussed above.

The table below sets forth the reported high and low bid prices for the periods indicated.  The bid prices shown reflect quotations between dealers, without adjustment for markups, markdowns or commissions, and may not represent actual transactions in our Common Stock.

Quarter Ended	High	Low

March 31, 2016	$0.0088	$0.0052
June 30, 2016	$0.0110	$0.0061
September 30, 2016	$0.0039	$0.0030
December 31, 2016	$0.0040	$0.0032

March 31, 2017	$0.0025	$0.0025
June 30, 2017	$0.0134	$0.0110
September 30, 2017	$0.0155	$0.0141
December 31, 2017	$0.0130	$0.0100

March 31, 2018	$$0.0175	$0.0079
June 30, 2018	$0.0087	$0.0041
September 30, 2018 (through September 26, 2018)	$$0.0078	$0.0013

Trading volume in our Common Stock varies between a few hundred thousand shares to several million shares per day.  As a result, the trading price of our Common Stock is subject to significant fluctuations.

Holders of Common Equity

As of the date hereof, there were approximately 146 stockholders of record. An additional number of stockholders are beneficial holders of our Common Stock in “street name” through banks, brokers and other financial institutions that are the record holders.

Dividend Information

We have not paid any cash dividends to our holders of Common Stock or Preferred Stock. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion of our financial condition and results of operations in conjunction with financial statements and notes thereto included elsewhere in this Prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this Prospectus, particularly in the section labeled “Risk Factors.”

This section of the Prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like “believe,” “expect,” “estimate,” “anticipate,” “intend,” “project,” and similar expressions, or words that, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this Prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Overview And History

We were incorporated in the State of Colorado on August 31, 2006 under the name “Mountain West Business Solutions, Inc.” Until October 2009, our business was to provide management consulting with regard to accounting, computer and general business issues for small and home-office based companies.

In October 2009, we acquired Sunshine Biopharma, Inc., a Colorado corporation holding an exclusive license to a new anticancer drug bearing the laboratory name, Adva-27a. As a result of this transaction we changed our name to “Sunshine Biopharma, Inc.” and our officers and directors resigned their positions with us and were replaced by Sunshine Biopharma, Inc.’s management at the time, including our current CEO, Dr. Steve N. Slilaty, and our current CFO, Camille Sebaaly each of whom remain part of our current management. Our principal business became that of a pharmaceutical company focusing on the development of our licensed Adva-27a anticancer compound. In December 2015 we acquired all issued and pending patents pertaining to our Adva-27a technology and terminated the license.

In July 2014, we formed a wholly owned Canadian subsidiary, Sunshine Biopharma Canada Inc. (“Sunshine Canada”), for the purposes of offering generic pharmaceutical products in Canada and elsewhere around the world. Sunshine Canada has signed licensing agreements for four (4) generic prescription drugs for the treatment of breast cancer, prostate cancer and BPH (Benign Prostatic Hyperplasia). We have applied for and are currently awaiting the issuance by Health Canada of a Drug Establishment License and a Drug Identification Number for each of our four (4) generic products in order to begin marketing of the same.

In January 2018, we acquired Atlas Pharma Inc. (“Atlas”), a certified company dedicated to chemical analysis of pharmaceutical and other industrial samples whose operations are authorized by a Drug Establishment License issued by Health Canada. Atlas has been generating revenues since its inception in September 2013. The revenues reported in our consolidated financial statements for the first calendar quarter of 2018 are a result of the Atlas operations.

In March 2018, we formed NOX Pharmaceuticals, Inc., a Colorado corporation, and assigned all of our interest in our Adva-27a anticancer compound to that company. NOX Pharmaceuticals Inc.’s mission is to research, develop and commercialize proprietary drugs including Adva-27a.

As a result, we are now a holding company operating through these three wholly owned subsidiaries.

Our principal place of business is located at 6500 Trans-Canada Highway, 4th Floor, Pointe-Claire, Quebec, Canada H9R 0A5. Our phone number is (514) 426-6161and our website address is www.sunshinebiopharma.com.

We have not been subject to any bankruptcy, receivership or similar proceeding.

Operations

Proprietary Drug Development Operations

Since inception, our proprietary drug development activities have been focused on the development of a small molecule called Adva-27a for the treatment of aggressive forms of cancer. A Topoisomerase II inhibitor, Adva-27a has been shown to be effective at destroying Multidrug Resistant Cancer cells including Pancreatic Cancer cells, Breast Cancer cells, Small-Cell Lung Cancer cells and Uterine Sarcoma cells (Published in ANTICANCER RESEARCH, Volume 32, Pages 4423-4432, October 2012). Sunshine Biopharma Inc. owns all of the rights, as well as, all of the issued and pending worldwide patents pertaining to Adva-27a, including U.S. Patent Number 8,236,935.

Adva-27a is a GEM-difluorinated C-glycoside derivative of Podophyllotoxin. Another derivative of Podophyllotoxin called Etoposide is currently on the market and is used to treat various types of cancer including leukemia, lymphoma, testicular cancer, lung cancer, brain cancer, prostate cancer, bladder cancer, colon cancer, ovarian cancer, liver cancer and several other forms of cancer. Etoposide is one of the most widely used anticancer drugs. Adva-27a and Etoposide are similar in that they both attack the same target in cancer cells, namely the DNA unwinding enzyme, Topoisomerase II. Unlike Etoposide, and other anti-tumor drugs currently in use, Adva-27a is able to destroy Multidrug Resistant Cancer cells. Adva-27a is the only compound known today that is capable of destroying Multidrug Resistant Cancer. In addition, Adva-27a has been shown to have distinct and more desirable biological and pharmacological properties compared to Etoposide. In side-by-side studies using Multidrug Resistant Breast Cancer cells and Etoposide as a reference, Adva-27a showed markedly improved cell killing activity (see Figure below). Our preclinical studies to date have shown that:

●
Adva-27a is effective at killing different types of Multidrug Resistant cancer cells, including Pancreatic Cancer Cells (Panc-1), Breast Cancer Cells (MCF-7/MDR), Small-Cell Lung Cancer Cells (H69AR), and Uterine Sarcoma Cells (MES-SA/Dx5).
●
Adva-27a is unaffected by P-Glycoprotein, the enzyme responsible for making cancer cells resistant to anti-tumor drugs.
●
Adva-27a has excellent clearance time (half-life = 54 minutes) as indicated by human microsomes stability studies and pharmacokinetics data in rats.
●
Adva-27a clearance is independent of Cytochrome P450, a mechanism that is less likely to produce toxic intermediates.
●
Adva-27a is an excellent inhibitor of Topoisomerase II with an IC50 of only 13.7 micromolar (this number has recently been reduce to 1.44 micromolar as a result of resolving the two isomeric forms of Adva-27a).
●
Adva-27a has shown excellent pharmacokinetics profile as indicated by studies done in rats.
●
Adva-27a does not inhibit tubulin assembly.

These and other preclinical data have been published in ANTICANCER RESEARCH, a peer-reviewed International Journal of Cancer Research and Treatment. The publication which is entitled “Adva-27a, a Novel Podophyllotoxin Derivative Found to Be Effective Against Multidrug Resistant Human Cancer Cells” [ANTICANCER RESEARCH 32: 4423-4432 (2012)] is available on our website at www.sunshinebiopharma.com.

We have been delayed in our clinical development program due to lack of funding. Our fund raising efforts are continuing and as soon as adequate financing is in place we will continue our clinical development program of Adva-27a by conducting the following next sequence of steps:

●
GMP Manufacturing of 2 kilogram for use in IND-Enabling Studies and Phase I Clinical Trials
●
IND-Enabling Studies
●
Regulatory Filing (Fast-Track Status Anticipated)
●
Phase I Clinical Trials (Pancreatic Cancer Indication)

Adva-27a’s initial indication will be Pancreatic Cancer for which there are currently little or no treatment options available. We are planning to conduct our clinical trials at McGill University’s Jewish General Hospital in Montreal, Canada. All aspects of the clinical trials in Canada will employ FDA standards at all levels. We estimate that the Pancreatic Cancer clinical trials will take approximately 18 months from start to finish.

Our Lead Anti-Cancer Compound, Adva-27a, in 3D

Generic Pharmaceuticals Operations

 In 2016, our Canadian wholly owned subsidiary, Sunshine Biopharma Canada Inc. (“Sunshine Canada”), signed Cross Referencing Agreements with a major pharmaceutical company for four prescription generic drugs for the treatment of Breast Cancer, Prostate Cancer and Enlarged Prostate. Following this acquisition we have been working towards commencement of marketing of these pharmaceutical products under our own Sunshine Biopharma label. These four generic products are as follows:

●
Anastrozole (brand name Arimidex® by AstraZeneca) for treatment of Breast Cancer;
●
Letrozole (brand name Femara® by Novartis) for treatment of Breast Cancer;
●
Bicalutamide (brand name Casodex® by AstraZeneca) for treatment of Prostate Cancer;
●
Finasteride (brand name Propecia® by Merck) for treatment of BPH (Benign Prostatic Hyperplasia)

Worldwide sales of the brand name version of these products as reported by the respective pharmaceutical company, owner of the registered trademark are as follows:

●
Arimidex® $232M in 2016
●
Femara® $380M in 2014
●
Casodex® $247M in 2016
●
Propecia® $183M in 2015

In June 2017, Sunshine Canada submitted an application to Health Canada for the procurement of a Drug Establishment License (“DEL”), a requirement for the Company’s drug handling and pharmaceutical operations. Health Canada has assigned the Company DEL Application No. 3002475 and File No. 17938. We are currently awaiting Health Canada to set a date for physical inspection of our warehouse and drug management operations. In addition, we are currently in the process of filing applications for a Drug Identification Number (“DIN”) for each of its four (4) generic products, Anastrozole, Letrozole, Bicalutamide and Finasteride. The Figure below shows our 30-Pill blister pack of Anastrozole.

We currently have twenty three (23) additional Generic Pharmaceuticals under review for in-licensing. We believe that a larger product portfolio will provide us with more opportunities and a greater reach into the marketplace. Our plan is to fund our Proprietary Drug Development Program, including Adva-27a, through the sales of Generic Drugs. In addition to near-term revenue generation, building the generics business infrastructure and securing the proper permits will render us appropriately positioned for the marketing and distribution of our own proprietary drugs as they become available.

Analytical Chemistry Services Operations

On January 1, 2018, we entered into an agreement (the “Atlas Agreement”) to acquire Atlas Pharma Inc. (“Atlas”). The purchase price was $848,000 Canadian ($684,697 US). Payment of the purchase price was comprised of (i) a cash payment of $100,500 Canadian ($80,289 US), (ii) the issuance of 20,000,000 shares of our Common Stock valued at $246,000, and (iii) a promissory note in the principal amount of $450,000 Canadian ($358,407 US), with interest payable at the rate of 3% per annum. We are required to make payments of $10,000 Canadian (approximately $8,000 US) per calendar quarter, due and payable on or before the end of each such calendar quarter through December 31, 2023.

Atlas is a certified company dedicated to chemical analysis of pharmaceutical and other industrial samples. Atlas has 9 full-time employees and generated revenues of approximately $500,000 Canadian (approximately $400,000 US) in 2017. Housed in a 5,250 square foot facility, Atlas’s operations are authorized by a Drug Establishment License (DEL) issued by Health Canada and are fully compliant with the requirements of Good Manufacturing Practices (GMP). Atlas is also registered with the FDA.

Atlas is the owner of a relatively large portfolio of analytical chemistry methodology and Standard Operating Procedure. This intellectual property is protected as company secrets and controlled through employee and management confidentiality agreements.

On June 18, 2018, we purchased laboratory equipment at a total cost of $235,870 Canadian (approximately $181,580 US) for Microbiology Testing as part of our plan to expand the operations services offering of Atlas. Presently, Atlas offers Analytical Chemistry Testing and intends to offer Microbiology Testing soon.

Results Of Operations

Comparison of Results of Operations for the six months ended June 30, 2018 and 2017

During the six months ended June 30, 2018, we generated revenues of $198,418 from the operations of our new wholly owned subsidiary, Atlas Pharma Inc. (“Atlas”), which we acquired on January 1, 2018. The direct cost for generating these revenues was $190,913, which is comprised of salaries ($113,495), laboratory supplies ($24,264), rent ($37,960) and depreciation ($15,194). We did not generate any revenues during the comparable period in 2017.

General and administrative expense during the six months ended June 30, 2018 was $745,153, compared to $581,208 during the six months ended June 30, 2017, an increase of $163,945. The principal reason for this increase was an increase of $133,051 in executive compensation, as well as increases in accounting, legal and office expenses. These increases were a result of our increased business activities relating to Atlas, as well as our continuing efforts to raise additional funding. The only category that saw a decrease was consulting fees by $32,067, as efforts were made to complete more work in-house.

We incurred $93,338 in losses arising from debt conversion during the six months ended June 30, 2018, compared to $76,929 in losses from debt conversion during the similar period in 2017 as a result of some convertible notes having been paid off or reduced prior to maturity.

As a result, we incurred a net loss of $909,944 ($0.00 per share) for the six month period ended June 30, 2018, compared to a net loss of $681,146 ($0.00 per share) during the six month period ended June 30, 2017.

Comparison of Results of Operations for the three months ended June 30, 2018 and 2017

For the three months ended June 30, 2018, we generated $107,250 in revenues compared to no revenues for the same three months of 2017. All of these revenues were generated from the operations of our new wholly owned subsidiary, Atlas Pharma Inc. (“Atlas”), which we acquired on January 1, 2018. The direct cost for generating these revenues was $91,631, which is comprised of salaries ($55,937), laboratory supplies ($10,194), rent ($16,438) and depreciation ($9,062). We did not generate any revenues during the comparable period in 2017.

General and administrative expenses during the three month period ended June 30, 2018 were $586,570, compared to general and administrative expense of $472,218 incurred during the three month period ended June 30, 2017, an increase of $114,352. This increase is attributable to an increase in executive compensation of $98,229, as well as increases accounting fees, legal fees, and office expenses due to costs associated with the acquisition of Atlas. The only category that saw a decrease was consulting fees by $10,248, as efforts were made to complete more work in-house.

We also incurred $28,375 in interest expense during the three months ended June 30, 2018, compared to $9,598 in interest expense during the similar period in 2017 as a result of increased borrowings. However, we incurred $54,998 in losses arising from debt conversion during the three months ended June 30, 2018, compared to $0 in losses from debt conversion during the similar period in 2017 as a result of some convertible notes having been paid off prior to maturity in the same period of 2017.

As a result, we incurred a net loss of $644,308 ($0.00 per share) for the three month period ended June 30, 2018, compared to a net loss of $485,444 ($0.00 per share) during the three month period ended June 30, 2017.

Liquidity and Capital Resources

As of June 30, 2018, we had cash or cash equivalents of $36,395.

Net cash used in operating activities was $292,898 during the six month period ended June 30, 2018, compared to $185,850 for the six month period ended June 30, 2017.  We anticipate that overhead costs and other expenses will increase in the future as we move forward with our proprietary drug development activities and expansion of our generic pharmaceuticals operations as well as our newly acquired analytical chemistry services operations as discussed above.

Cash flows from financing activities were $249,975 for the six month periods ended June 30, 2018, compared to $275,665 during the six months ended June 30, 2017.  Cash flows used by investing activities were $22,428 for the six month period ended June 30, 2018 compared to $22,295 during the same six month period in 2017.

During the three months period ended June 30, 2018, we issued a total of 185,369,308 shares of our Common Stock. Of these, 42,584,566 shares valued at $290,039 were issued upon conversion of outstanding notes payable, reducing debt by $188,568 and interest payable by $8,133 and generating a loss on conversion of $93,585. In addition, we issued 20,000,000 shares of our Common Stock valued at $246,000 or $0.0123 per share as part of the acquisition of Atlas Pharma Inc.

On January 12, 2018, we received net proceeds of $100,000 in exchange for a note payable having a face value of $102,000 and accruing interest at the rate of 8% per annum. The note, due on October 30, 2018, is convertible after 180 days from issuance into $0.001 par value Common Stock at a price 35% below market value. We estimate that the fair value of this convertible debt approximates the face value, so no value has been assigned to the beneficial conversion feature.

On February 7, 2018, we received net proceeds of $142,500 in exchange for a note payable having a face value of $150,000 and accruing interest at the rate of 8% per annum. The note, due on February 7, 2019, is convertible after 180 days from issuance into $0.001 par value Common Stock at a price 35% below market value. We estimate that the fair value of this convertible debt approximates the face value, so no value has been assigned to the beneficial conversion feature.

On February 22, 2018, we received net proceeds of $83,000 in exchange for a note payable having a face value of $85,000 and accruing interest at the rate of 8% per annum. The note, due on November 30, 2018, is convertible after 180 days from issuance into $0.001 par value Common Stock at a price 35% below market value. We estimate that the fair value of this convertible debt approximates the face value, so no value has been assigned to the beneficial conversion feature.

On May 29, 2018, we received net proceeds of $25,000 in exchange for a note payable having a face value of $26,750 and accruing interest at the rate of 8% per annum. The note, due on February 28, 2019 is convertible after 180 days from issuance into $0.001 par value Common Stock at a price 35% below market value. We estimate that the fair value of this convertible debt approximates the face value, so no value has been assigned to the beneficial conversion feature.

On June 27, 2018, we issued a note payable having a face value of $53,000 and accruing interest at the rate of 8% per annum. The net proceeds of $51,000 from this note were received by us on July 2, 2018. The note, due on April 15, 2019 is convertible after 180 days from issuance into $0.001 par value Common Stock at a price 35% below market value. We estimate that the fair value of this convertible debt approximates the face value, so no value has been assigned to the beneficial conversion feature.

During the six month period ended June 30, 2018, the holders of certain notes payable converted principal and interest of $290,039 into 42,584,566 shares of Common Stock.

As part of a subscription agreement entered into in 2016, we had an obligation to pay a royalty of 5% of net sales on one of one of our generic products (Anastrozole) for a period of three (3) years from the date of the first sale of that product. On May 28, 2018 we issued 1,000,000 shares of our Common Stock valued at $5,900 in exchange for cancellation of this royalty obligation.

We are not generating adequate revenues from our operations to fully implement our business plan as set forth herein. As a result, our future success will depend on the future availability of financing, among other things. Such financing will be required to enable us to expand our Analytical Chemistry Services business and further develop our Generic Pharmaceuticals operations and Proprietary Drug Development program. We intend to raise funds through private placements of our Common Stock and/or debt financing. We estimate that we will require approximately $7 million ($2 million for the Analytical Chemistry and Generic Pharmaceuticals operations and $5 million for the Proprietary Drug Development program) to fully implement our business plan in the future and there are no assurances that we will be able to raise this capital. Our inability to obtain sufficient funds from external sources when needed will have a material adverse effect on our plan of operation, results of operations and financial condition. Our plan is to fund our Proprietary Drug Development Program, including Adva-27a, through the sales of Generic Drugs if we are unable to find any additional financing. There are also no assurances that we will generate sufficient revenues and profits from our Proprietary Drug Development Program to accomplish these objectives.

Our cost of operations is expected to increase as we move forward with implementation of our business plan. We do not have sufficient funds to cover the anticipated increase in the relevant expenses. We need to raise additional capital in order to continue our existing operations and finance our expansion plans for the next year. If we are successful in raising additional funds, we expect our operations and business efforts to continue and expand. There are no assurances this will occur.

In August 2017 we signed an agreement with Jitney Trade Inc. (“Jitney”), a Canadian broker-dealer, to raise up to $10 million Canadian (approximately $8 million US) in a private offering being undertaken only in Canada (the “Offering”) in order to provide the funding we have estimated we need to implement our business plan. The Offering expired on February 28, 2018 without any funds having been raised. On May 3, 2018, we signed an agreement with Jitney Trade Inc. whereby the parties agreed to extend the proposed equity financing that was previously announced of up to $10,000,000 Canadian (approximately $8,000,000 US), until August 31, 2018. The terms and conditions of the financing remained unchanged. We intend to offer at up to 400,000,000 shares of our Common Stock at a price of $0.025 Canadian (approximately $0.02 US) per share. As of the date of this report no funds have been raised. There are no assurances that Jitney will sell any shares of our Common Stock in this proposed offering.

On July 5, 2018, the holder of a note payable dated November 14, 2017 elected to convert $20,000 in principal into 6,505,122 shares of Common Stock leaving a principal balance of $93,000.

On July 11, and August 2, 2018, the holder of a note payable dated October 26, 2017 elected to convert a total of $44,000 in principal and $2,531 in accrued interest into 20,821,004 shares of Common Stock leaving a principal balance of $23,000.

On July 17, 23, 26, and August 2, 7, and 10, 2018, the holder of a note payable dated January 12, 2018 elected to convert a total of $81,000 in principal into an aggregate of 47,805,452 shares of Common Stock leaving a principal balance of $21,000.

On September 10, 2018, Sunshine Biopharma, Inc., a Colorado corporation (the “Company”), entered into an Equity Financing Agreement (“Equity Financing Agreement”) and Registration Rights Agreement (“Registration Rights Agreement”) with GHS Investments LLC, a Nevada limited liability company (“GHS”). Under the terms of the Equity Financing Agreement, GHS agreed to provide the Company with up to $10,000,000 upon effectiveness of a Registration Statement on Form S-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”).

Following effectiveness of the Registration Statement, the Company shall have the discretion to deliver puts to GHS and GHS will be obligated to purchase shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”) based on the investment amount specified in each put notice. The maximum amount that the Company shall be entitled to put to GHS in each put notice shall not exceed two hundred fifty percent (250%) of the average daily trading dollar volume of the Company’s Common Stock during the ten (10) trading days preceding the put date, so long as such amount does not exceed $300,000. Pursuant to the Equity Financing Agreement, GHS and its affiliates will not be permitted to purchase and the Company may not put shares of the Company’s Common Stock to GHS that would result in GHS’s beneficial ownership equaling more than 9.99% of the Company’s outstanding Common Stock. The price of each put share shall be equal to eighty one percent (81%) of the Market Price (as defined in the Equity Financing Agreement). Puts may be delivered by the Company to GHS until the earlier of thirty-six (36) months after the effectiveness of the Registration Statement or the date on which GHS has purchased an aggregate of $10,000,000 worth of Common Stock under the terms of the Equity Financing Agreement. Additionally, in accordance with the Equity Financing Agreement, the Company shall issue GHS a promissory note in the principal amount of $20,000 to offset transaction costs (the “Note”). The Note bears interest at the rate of 8% per annum, is not convertible and is due on June 30, 2019.

The Registration Rights Agreement provides that the Company shall (i) use its best efforts to file with the Commission the Registration Statement within 30 days of the date of the Registration Rights Agreement; and (ii) have the Registration Statement declared effective by the Commission within 30 days after the date the Registration Statement is filed with the Commission, but in no event more than 90 days after the Registration Statement is filed.

Off Balance Sheet Arrangements

None

Fiscal Years Ended 2017 And 2016

Results of Operations

Comparison of Results of Operations for the fiscal years ended December 31, 2017 and 2016

During our fiscal years ended December 31, 2017 and 2016, we did not generate any revenues.

Total expenses for our fiscal year ended December 31, 2017 were $857,190, compared to $993,108 during our fiscal year ended December 31, 2016, a decrease of $135,918.  The expense categories that saw a decrease were consulting fees by $80,388, amortization and depreciation by $54,102, research and development by $32,793, and licenses by $19,203.  The decreases in these categories of expenses were offset to some extent by relatively modest increases in legal fees, accounting fees and officer and director compensation. The decrease in consulting fees in 2017 was due to the fact that a substantial amount of the work required for setting up the generic pharmaceuticals operations had been completed. Similarly, we incurred no licensing fees in 2017 as we acquired the Adva-27a rights and as a result, terminated the License Agreement we had for the same with Advanomics Corporation. The license expense of $19,203 we paid in 2016 was incurred in order to obtain the rights for our four (4) generic products.

We also incurred $104,829 in interest expense and $76,929 in losses from debt conversion during the year ended December 31, 2017, compared to $34,732 in interest expense and $1,945,898 in losses from debt conversion during the similar period in 2016. In addition, we incurred a loss of $556,120 in 2016 as a result of impairment of the patents we purchased in 2015.

As discussed elsewhere in this Registration Statement on Form S-1, on October 8, 2015, we acquired U.S. Patent Number 8,236,935 (the “US Patent”) for the anticancer compound, Adva-27a from a related entity (Advanomics Corporation), which includes all rights to this intellectual property within the United States, in exchange for an interest-free note payable for $4,320,000 (the “October Patent Purchase Agreement”).  On December 28, 2015, we acquired the remaining worldwide issued and pending patents under PCT/FR2007/000697 and PCT/CA2014/000029 (the “Worldwide Patents”) for the Adva-27a anticancer compound from the same related entity (Advanomics Corporation) in exchange for a note payable for $12,822,499 (the “December Patent Purchase Agreement”).

We believe that purchase of the US Patent and the Worldwide Patents (the “Patents”) would facilitate our ability to obtain the funding necessary to complete the development and FDA approval process for Adva-27a. As a related party transaction, purchased patents are required to be recorded at the purchase price or the book value on the seller’s financial statements, whichever is lower. Effective December 28, 2015, the parties agreed to amend the October Patent Purchase Agreement and the December Patent Purchase Agreement. Pursuant to the amendment agreements (the “Amendments”), the Patents were purchased from a related party, Advanomics Corporation, at Advanomics’ cost less the amortization through December 28, 2015, the effective date of the transfer. The Amendments amended the purchase price of the Patents to $835,394, eliminated all cash payments obligations and replaced the non-convertible notes totaling $17,142,499 with two (2) convertible notes totaling $835,394 that automatically convert into an aggregate of 321,305,415 shares of our Common Stock. We needed to amend our Articles of Incorporation to establish additional authorized common shares in order to issue this stock. In July 2016, having completed the increase of our authorized capital to 3 billion shares of Common Stock, we issued the 321,305,415 Common Shares to Advanomics thereby completing all aspects of the patent purchase arrangements and securing direct ownership of all worldwide patents and rights pertaining to Adva-27a.

In 2016, following a review of the status of our intellectual property, the remaining value of the Patents ($556,120) on our Balance Sheet was impaired as required under applicable accounting rules.

As a result, we incurred a net loss of $3,496,687 (approximately $0.01 per share) for the year ended December 31, 2016, compared to a net loss of $1,040,236 (approximately $0.00 per share) during the year ended December 31, 2017.

Because we did not generate revenue in the last two years, following is our Plan of Operation.

Plan of Operation

As of the date of this report we are operating through the following wholly owned subsidiaries:

●
NOX Pharmaceuticals, Inc., a recently formed Colorado company focused on the research, development and commercialization of proprietary drugs for the treatment of cancer including Adva-27a, a multi-purpose anti-tumor compound targeted for the treatment of multidrug resistant cancer;

●
Sunshine Biopharma Canada Inc., a Canadian company formed in July 2014, which offers generic prescription drugs for the treatment of cancer and other acute and chronic indications; and

●
Atlas Pharma Inc., a Canadian company acquired in January 2018, offers certified chemical analysis of pharmaceutical and other industrial samples.

NOX Pharmaceuticals, Inc. and Atlas Pharma Inc. are not included in the 2017 and 2016 financials.

See Business, above, for a more detailed description of these businesses.

Liquidity and Capital Resources

As of December 31, 2017, we had cash or cash equivalents of $107,532.

Net cash used in operating activities was $543,520 during our fiscal year ended December 31, 2017, compared to $314,182 during our fiscal year ended December 31, 2016.  We anticipate that our cash requirements for our operations will increase in the future before we reach profitability levels.

Cash flows used in investing activities were $84,008 during our fiscal year ended December 31, 2017.  For the fiscal year ended December 31, 2016, cash flows used in investing activities were $3,439 arising primarily out of the purchase of laboratory and generic drugs warehouse equipment in 2017.  Net cash flows provided by financing activities totaled $670,705 in 2017, compared to $324,622 during our fiscal year ended December 31, 2016.

We have issued convertible and non-convertible notes to both related and unaffiliated parties in order to fund our operations.

In December 2016, we received monies from our CEO in exchange for a note payable having a principal amount of $90,000 Canadian ($67,032 US) with interest at 12% due March 31, 2017. The note was convertible any time after the date of issuance into shares of our Common Stock at a price 35% below market value. At the time, this note was collateralized by all of our assets. In the event of default, the interest rate will increased to 18% per annum and a penalty of $1,000 Canadian ($752 US) per day will accrue. On March 31, 2017, the note, together with accrued interest of $3,021 Canadian ($2,271 US) and an additional principal amount of $3,000 Canadian ($2,247 US) was renewed for a 90-day period under the same terms and conditions as the original note. The new note then having a face value of $96,021 Canadian ($72,198 US) was due on June 30, 2017. On June 30, 2017, the note, together with accrued interest of $2,873 Canadian ($2,005 US), was renewed for a 90-day period under the same terms and conditions as the original note except that the new note was not- convertible. The new note then having a face value of $98,894 Canadian ($76,072US) was due on September 30, 2017. On September 30, 2017, the note, together with accrued interest of $2,991 Canadian ($2,397 US) was renewed for a 90-day period under the same terms and conditions as the June 2017 note. The note, then having a principal balance of $101,885 Canadian ($81,640 US) matured December 31, 2017. On December 31, 2017 the note was renewed for a 12-month period under the same terms and conditions as the September 2017 note except that this new note is unsecured and nonconvertible. The new note has a face value of $104,942 Canadian ($83,649 US) and matures on December 31, 2018.

A note payable held by a private individual who subsequently became a principal shareholder of our Company, having a face value of $100,000 at December 31, 2016 and a maturity date of March 31, 2017, accrues interest at 12%. The Note is convertible any time from the date of issuance into shares of our Common Stock at a 35% discount from market price. On March 31, 2017, the note’s principal balance of $100,000 plus accrued interest of $11,715 was renewed for a period of 90 days under the same terms and conditions as the original note. The new note then having a face value of $111,715 matured on June 30, 2017. On June 30, 2017, the note’s principal balance of $111,715, plus accrued interest of $3,342 was renewed for a period of 90 days under the same terms and conditions as the original note. The new note then had a face value of $115,057 and matured on September 30, 2017. On September 30, 2017, the note’s principal balance of $115.057 plus accrued interest of $3,480 was renewed for a period of 90 days under the same terms and conditions as the original note. The new note then had a principal balance of $118,537, which matured on December 31, 2017. On December 31, 2017 the note was renewed for a 12-month period under the same terms and conditions as before. The new note has a face value of $122,093 and matures on December 31, 2018.

A Note Payable having a Face Value of $21,439 at December 31, 2016, and accruing interest at 12% was due December 31, 2017. On December 31, 2017, we renewed the note, together with accrued interest of $2,573, for a 12-month period. The new note has a Face Value of $24,012 and accrues interest at 12%. This note is convertible anytime from the date of issuance into shares of our Common Stock at a 35% discount from market price and is due December 31, 2018.

On April 1, 2017, we received monies in exchange for a note payable having a Face Value of $100,000 Canadian ($79,710 US) with interest payable quarterly at 9%, which is due April 1, 2019. The note is convertible any time after issuance into shares of our Common Stock at a price of $0.015 Canadian (approximately $0.012 US) per share.

On September 22, 2017, we received monies in exchange for a note having a Face Value of $62,000, with interest accruing at 8%, which is due June 30, 2018. The note is convertible after 180 days from issuance into shares of our Common Stock at a price 35% below market value.

On October 26, 2017, we received monies in exchange for a note payable having a Face Value of $115,000 with interest accruing at 8%, which is due October 26, 2018. The note is convertible after 180 days from issuance into shares of our Common Stock at a price 35% below market value.

On November 14, 2017, we received monies in exchange for a note payable having a Face Value of $113,000 with interest accruing at 8%, which is due November 14, 2018. The note is convertible after 180 days from issuance into shares of our Common Stock at a price 35% below market value.

On December 1, 2017, we received monies in exchange for a note payable having a Face Value of $50,000 Canadian ($39,855 US) with interest accruing at 8%, due November 30, 2018. The note is convertible after 180 days from issuance into shares of our Common Stock at a price 35% below market value.

On February 10, 2017, we received monies in exchange for a note payable having a Face Value of $50,000 with interest accruing at 8%, which is due November 20, 2017. The note is convertible after 180 days from issuance into $0.001 par value Common Stock at a price 35% below market value. In August 2017, the note was paid off with an additional $17,422 as a prepayment penalty.

On April 26, 2017, we received monies in exchange for a note payable having a Face Value of $ 65,000 with interest accruing at 8%, which is due April 26, 2018. The note is convertible after 180 days from issuance into $0.001 par value Common Stock at a price 35% below market value. In October 2017, we issued payment in the amount of $85,107 to pay off the note including a prepayment penalty of $20,107.

On August 3, 2017, we received monies in exchange for a note payable having a Face Value of $80,000 with interest accruing at 8%, which is due August 3, 2018. The note is convertible after 180 days from issuance into $0.001 par value Common Stock at a price 35% below market value.

On August 21, 2017, we received monies in exchange for a note payable having a Face Value of $83,000 with interest accruing at 8%, which is due May 30, 2018. The Note is convertible after 180 days from issuance into $0.001 par value Common Stock at a price 35% below market value. In February 2018, the note was paid off with an additional $32, 370 as a prepayment penalty.

On July 1, 2016, we received monies in exchange for a note payable having a Face Value of $55,000 with interest accruing at 10%, which is due April 1, 2017. The note is convertible after 180 days from issuance into $0.001 par value Common Stock at a price 40% below market value. In December 2016 and January 2017, the note, together with $3,022 in accrued interest, was fully converted into 47,528,125 shares of our Common Stock.

During the fiscal year ended December 31, 2017, we issued an aggregate of 149,336,640 shares of our Common Stock as follows:

●
40,000,000 shares for cash in the amount of $100,000 Canadian or $78,312 US
●
11,004,167 shares for the purchase of laboratory and generic drugs warehouse equipment valued at $56,700
●
42,000,000 shares valued at $336,000 as compensation to the Company’s Directors and Officers
●
13,804,348 shares for services rendered to the Company by third parties valued at $77,000
●
42,528,125 shares valued at $128,451 in connection with the conversion of $48,500 in debt and interest of $3,022 resulting in a $76,929 loss on conversion

Except as indicated, we relied upon the exemption from registration provided by Regulation D and Section 4(a)(1) of the Securities Act of 1933, as amended, to issue the respective shares.

We are not generating revenue from our operations, and our ability to implement our business plan as set forth herein will depend on the future availability of financing.  Such financing will be required to enable us to further develop our generic pharmaceuticals business, proprietary drug development program, and analytical chemistry operations acquired in January 2018.  We intend to raise funds through private placements of our Common Stock and/or debt financing. We estimate that we will require approximately $8 million ($1 million for the generic pharmaceutical operations, $1 million for expansion of the analytical chemistry operations, and $6 million for the proprietary drug development program) to fully implement our business plan in the future and there are no assurances that we will be able to raise this capital.

In late 2017 we signed an agreement with Jitney Trade Inc. (“Jitney”), a Canadian broker-dealer, to raise up to $10 million Canadian (approximately $8 million US) in a private offering being undertaken only in Canada (the “Offering”) in order to provide the funding we have estimated we need to implement our business plan. The Offering expired on February 28, 2018 without any funds having been raised. As of the date of this Registration Statement on Form S-1, we are engaged in negotiations with Jitney concerning the terms for extending the Offering. There are no assurances that any funds will be raised for us in this situation.

Our cost to continue operations as they are now conducted is nominal, but these are expected to increase as we move forward with implementation of our enhanced business plan.  We do not have sufficient funds to cover the anticipated increase in the relevant expenses.  We need to raise additional funds in order to continue our existing operations and planned expansions.

Going Concern

Our financial statements accompanying this Registration Statement on Form S-1 have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The financial statements do not include any adjustment that might result from the outcome of this uncertainty. We have a minimal operating history and minimal revenues or earnings from operations. We have no significant assets or financial resources. We will, in all likelihood, sustain operating expenses without corresponding revenues for the immediate future.  See “Financial Statements and Notes.”

Inflation

Although our operations are influenced by general economic conditions, we do not believe that inflation had a material effect on our results of operations during our fiscal year ended December 31, 2017.

Critical Accounting Policies and Estimates

Critical Accounting Estimates

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires us to make estimates and judgments that affect the amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

Leases

We follow the guidance in SFAS No. 13 “Accounting for Leases,” as amended, which requires us to evaluate the lease agreements we enter into to determine whether they represent operating or capital leases at the inception of the lease.

Recently Adopted Accounting Standards

In November 2016, the FASB issued ASU No. 2016-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. The standard requires that deferred tax assets and liabilities be classified as noncurrent on the balance sheet rather than being separated into current and noncurrent. ASU 2016-17 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. Early adoption is permitted and the standard may be applied either retrospectively or on a prospective basis to all deferred tax assets and liabilities. We adopted ASU 2016-17 during our first quarter of the year ended December 31, 2017, on a retrospective basis. The adoption of 2016-17 had no impact on our financial statements.

In February 2017, the FASB issued ASU No. 2017-02, Leases (Topic 842), to provide guidance on recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements, specifically differentiating between different types of leases. The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from all leases. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed from previous GAAP. There continues to be a differentiation between finance leases and operating leases. However, the principal difference from previous guidance is that the lease assets and lease liabilities arising from operating leases should be recognized in the balance sheet. The accounting applied by a lessor is largely unchanged from that applied under previous GAAP. The amendments will be effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, and early adoption is permitted. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach.

The modified retrospective approach includes a number of optional practical expedients that entities may elect to apply. These practical expedients relate to the identification and classification of leases that commenced before the effective date, initial direct costs for leases that commenced before the effective date, and the ability to use hindsight in evaluating lessee options to extend or terminate a lease or to purchase the underlying asset.

An entity that elects to apply the practical expedients will, in effect, continue to account for leases that commence before the effective date in accordance with previous GAAP unless the lease is modified, except that lessees are required to recognize a right-of-use asset and a lease liability for all operating leases at each reporting date based on the present value of the remaining minimum rental payments that were tracked and disclosed under previous GAAP. We are currently evaluating the impact of these amendments on our financial statements.

In March 2017, the FASB issued ASU No. 2017-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations, to clarify the implementation guidance on principal versus agent considerations and address how an entity should assess whether it is the principal or the agent in contracts that include three or more parties. The effective date and transition requirements for these amendments are the same as the effective date and transition requirements of ASU 2014-09 (discussed above). We are currently evaluating the impact of these amendments on our financial statements.

In March 2017, the FASB issued ASU No. 2017-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, to reduce complexity in accounting standards involving several aspects of the accounting for employee share-based payment transactions, including (1) the income tax consequences, (2) classification of awards as either equity or liabilities, and (3) classification on the statement of cash flows. The amendments will be effective for financial statements issued for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, and early adoption is permitted. Amendments related to the timing of when excess tax benefits are recognized, minimum statutory withholding requirements, forfeitures, and intrinsic value should be applied using a modified retrospective transition method, amendments related to the presentation of employee taxes paid on the statement of cash flows when an employer withholds shares to meet the minimum statutory withholding requirement should be applied retrospectively, amendments requiring recognition of excess tax benefits and tax deficiencies in the income statement and the practical expedient for estimating expected term should be applied prospectively, and amendments related to the presentation of excess tax benefits on the statement of cash flows can be applied using either a prospective transition method or a retrospective transition method. An entity that elects early adoption must adopt all of the amendments in the same period. We are currently evaluating the impact of these amendments on our financial statements.

In April 2017, the FASB issued ASU No. 2017-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, to clarify the following two aspects of Topic 606: 1) identifying performance obligations, and 2) the licensing implementation guidance. The effective date and transition requirements for these amendments are the same as the effective date and transition requirements of ASU 2014-09 (discussed above). We are currently evaluating the impact of these amendments on our financial statements.

In May 2017, the FASB issued ASU No. 2017-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, to clarify certain core recognition principles including collectability, sales tax presentation, noncash consideration, contract modifications and completed contracts at transition and disclosures no longer required if the full retrospective transition method is adopted.
The effective date and transition requirements for these amendments are the same as the effective date and transition requirements of ASU 2014-09 (discussed above). We are currently evaluating the impact of these amendments on our financial statements.

In August 2017, the FASB issued ASU No. 2017-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to clarify how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments should be applied using a retrospective transition method, and are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. We are currently evaluating the impact of these amendments on our financial statements.

In November 2017, the FASB issued ASU No. 2017-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force), to provide guidance on the presentation of restricted cash or restricted cash equivalents in the statement of cash flow. The amendments should be applied using a retrospective transition method, and are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. We are currently evaluating the impact of these amendments on our financial statements.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Following is a list of our officers and directors:

Name	Age	Position(s)

Dr. Steve N. Slilaty	66	President, Chief Executive Officer, and Chairman

Dr. Abderrazzak Merzouki	55	Chief Operating Officer and Director

Camille Sebaaly	59	Chief Financial Officer, Secretary and Director

Our directors serve as directors until our next Annual Meeting of Stockholders and the election and qualification of the director’s respective successor or until the director’s earlier death, removal or resignation.

Following is biographical information of our current management:

Dr. Steve N. Slilaty was appointed as our CEO, President and Chairman of our Board of Directors on October 15, 2009.  Dr. Slilaty is an accomplished scientist and business executive. His scientific publications are widely cited including university textbooks. Sunshine Biopharma is the third in a line of biotechnology companies that Dr. Slilaty founded and managed through their early and mid-stages of development.  The first, Quantum Biotechnologies Inc. later known as Qbiogene Inc., was founded in 1991 and grew to over $60 million in annual sales.  Today, Qbiogene is a member of a family of companies owned by MP Biomedicals, one of the largest international suppliers of biotechnology reagents and other research products.  The second company which Dr. Slilaty founded, Genomics One Corporation, later known as Alert B&C Corporation, conducted an initial public offering (IPO) of its capital stock in 1999 and, on the basis of its ownership of Dr. Slilaty’s patented TrueBlue® Technology, Genomics One became one of the key participants in the Human Genome Project.  Formerly a research team leader of the Biotechnology Research Institute, a division of the National Research Council of Canada, Dr. Slilaty also served as a consultant in a management and advisory capacity for a major Canadian biotechnology company between 1995 and 1997 during which time the company completed one of the largest biotechnology IPO‘s in Canada. Dr. Slilaty is one of the pioneers of Gene Therapy having developed the first gene delivery system applicable to humans in 1983 [Science 220:725-727 (1983)]. Dr. Slilaty's other distinguished scientific career accomplishments include the discovery of a new class of enzymes, the S24 Family of Proteases (IUBMB Enzyme Nomenclature: EC 3.4.21.88), development of the first site-directed mutagenesis system applicable to double-stranded DNA, cloning the gene for the first yeast-lytic enzyme (lytic b-1,3-glucanase), developing a new molecular strategy for increasing the rate of enzyme reactions, inventing a powerful new cloning system for genomic cloning and gene discovery (TrueBlue® Technology) and developing a new transcriptomics technology for generating entire RNA profiles. These and other works of Dr. Slilaty are cited in research papers, editorials, review articles and textbooks.  Dr. Slilaty received his Ph.D. degree in Molecular Biology from the University of Arizona in 1983 and Bachelor of Science degree in Genetics and Biochemistry from Cornell University in 1976.  In addition, Dr. Slilaty holds a position as Adjunct Professor at Université du Québec in the Department of Microbiology and Biotechnology.

Dr. Abderrazzak Merzouki was appointed as a Director and our Chief Operating Officer in February 2016.  In addition to his new positions with our Company, since January 2016 he has been self-employed as a consultant in the fields of biotechnology and pharmacology.  From July 2007 through December 2016, Dr. Merzouki worked at the Institute of Biomedical Engineering in the Department of Chemical Engineering at Ecole Polytechnique de Montreal, where he taught and acted as a senior scientist involved in the research and development of plasmid and siRNA-based therapies.  Dr. Merzouki is a molecular biologist and an immunologist with extensive experience in the area of gene therapy where he performed several preclinical studies for pharmaceutical companies involving the use of adenoviral vectors for cancer therapy and plasmid vectors for the treatment of peripheral arterial occlusions.  Dr. Merzouki also has extensive expertise in the design of expression vectors, and production and purification of recombinant proteins.  He developed technologies for production of biogeneric therapeutic proteins for the treatment of various diseases including cancer, diabetes, hepatitis and multiple sclerosis.  Dr. Merzouki obtained his Ph.D. in Virology and Immunology from Institut Armand-Frappier in Quebec and received his post-doctoral training at the University of British Columbia and the BC Center for Excellence in HIV/AIDS research.  Dr. Merzouki has over 30 publications and 70 communications in various, highly respected scientific journals in the field of cellular and molecular biology.

Camille Sebaaly was appointed as our Chief Financial Officer, Secretary and a Director of our Company on October 15, 2009.  Since 2001, Mr. Sebaaly has been self-employed as a business consultant, primarily in the biotechnology and biopharmaceutical sectors.  He held a number of senior executive positions in various areas including, financial management, business development, project management and finance. As an executive and an entrepreneur, he combines expertise in strategic planning and finance with strong skills in business development and deal structure and negotiations.  In addition, Mr. Sebaaly worked in operations, general management, investor relations, marketing and business development with emphasis on international business and marketing of advanced technologies including hydrogen generation and energy saving.  In the area of marketing, Mr. Sebaaly has evaluated market demands and opportunities, created strategic marketing and business development plans, designed marketing communications and launched market penetration programs.  Mr. Sebaaly was a cofounder of Advanomics Corporation with Dr. Slilaty.  Mr. Sebaaly graduated from State University of New York at Buffalo with an Electrical and Computer Engineering Degree in 1987.

There are no family relationships between any of our former or current officers and directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “34 Act”) requires our officers and directors and persons owning more than ten percent of the Common Stock, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”).  Additionally, Item 405 of Regulation S-K under the 34 Act requires us to identify in our Form 10-K and proxy statement those individuals for whom one of the above referenced reports was not filed on a timely basis during the most recent year or prior years. To our best knowledge, all reports that were required to be filed were filed, but were filed late.

CODE OF ETHICS

Our board of directors has not adopted a code of ethics but plans to do so in the near future.

COMMITTEES OF OUR BOARD OF DIRECTORS

There are no committees of the Board of Directors but it is anticipated that we will establish an audit committee, nominating committee and governance committee once independent directors are appointed, which is expected to occur in the near future.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

On November 14, 2014, we entered into a Manufacturing Services Agreement with Lonza Ltd. and Lonza Sales Ltd. (hereinafter jointly referred to as “Lonza”), whereby we engaged Lonza to be the manufacturer of our Adva-27a anticancer drug. In June 2016 we received a sample of the pilot manufacturing run for evaluation. Our laboratory analyses showed that, while the sample meets all of the required chemical, physical and biological specifications, the amount of material generated (the “Yield”) by the pilot run was found to be significantly lower than anticipated. We are currently working towards finding possible solutions to increase the Yield and define a path forward. During the course of our discussions concerning the problem of the low Yield, Lonza informed us that they required us to pay them $687,818 prior to moving forward with any activity pertaining to the manufacturing agreement we have with them. We have repeatedly indicated to Lonza that a clear path defining exactly how the extremely low Yield issue would be addressed is imperative prior to us making any payments. We issued a letter to them in June 2017 advising of our position. As of the date of this Report we have not received a response to our letter and no further action has been taken by either party.

In June 2018 we filed an action in the Superior Court of the Province of Quebec in the District of Montreal (Canada) against one of our existing shareholders residing in Quebec City (Canada) arising out of a possible equity investment intended to be completed in the near future. The complaint alleges among other things, claims of misrepresentations and misleading conduct resulting in damages to the Company. As of the date of this report we are awaiting a court date for the hearings to commence.

Other than the foregoing, there are no known pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company’s property is not the subject of any other pending legal proceedings

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our executive officers. We do not currently have an established policy to provide compensation to members of our Board of Directors for their services in that capacity, although we may choose to adopt a policy in the future.

		Salary	Bonus	Option Awards	All Other Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)

Dr. Steve N. Slilaty, Chief Executive Officer and Director	2015	-0-			50,000(1)	50,000
	2016	1,000			164,600(2)	165,600
	2017	155,641(4)			112,000(3)	267,641

Camille Sebaaly, Chief Financial Officer and Director	2015	-0-			-0-	-0-
	2016	4,597			164,600(2)	169,197
	2017	16,099			112,000(3)	128,099

Abderrazzak Merzouki, Chief Operating Officer and Director	2015	-0-			-0-	-0-
	2016	-0-			164,600(2)	164,600
	2017	12,531			112,000(3)	124,531

1)
In consideration for services valued at $50,000, Dr. Slilaty was issued 500,000 shares of Series “B” Preferred Stock having 1,000 votes per share. The Series “B” Preferred Stock is non-convertible, non-redeemable, non-retractable and has a stated value of $0.10 per share. These shares of Series B Preferred Stock are restricted and may not be sold or transferred without prior written consent of the Board of Directors of the Company.
2)
In 2016, each member of our Board of Directors was issued 26,000,000 and 12,000,000 shares of our Common Stock valued at $80,600 and 84,000, respectively. These Officers and Directors shares are restricted and may not be sold without prior written consent of the Board of Directors of the Company.
3)
In 2017, each member of our Board of Directors was issued 14,000,000 shares of our Common Stock valued at $112,000. These Officers and Directors shares are restricted and may not be sold without prior written consent of the Board of Directors of the Company.
4)
Includes $147,695 paid to Advanomics Corporation, a company controlled by our CEO.

Salaries are established by our Board of Directors.  We currently do not have a Compensation Committee but expect to have one in place in the future once we have independent directors.  We have not and do not expect to pay any other compensation to our current executive officers or directors until such time as we are able to secure adequate funding for our operations.

EMPLOYMENT AGREEMENTS

None of our executive officers is party to an employment agreement with us.

STOCK PLAN

We have not adopted any stock option or other employee plans as of the date of this Registration Statement on Form S-1.  We may adopt such plans in the future.

DIRECTOR COMPENSATION

We have not established standard compensation arrangements for our directors and the compensation, if any payable to each individual for their service on our Board will be determined from time to time by our Board of Directors based upon the amount of time expended by each of the directors on our behalf. No member of our Board of Directors received compensation for their services for the fiscal year ended December 31, 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the ownership of Common Stock and Preferred Stock voting with the Common Stock as of the date of this Registration Statement on Form S-1 by (i) each person known to us to own more than 5% of our outstanding Common Stock as of the date of this Registration Statement on Form S-1, (ii) each of our directors, (iii) each of our executive officers, and (iv) all of our directors and executive officers as a group.  Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. The information provided is based upon 1,585,628,494 Common Shares and 500,000 shares of Series B Preferred Stock issued and outstanding as of the date of this Registration Statement on Form S-1.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Class(5)(6)	Percent of Voting Shares

Common Series B Preferred	Dr. Steve N. Slilaty(1) 579 rue Lajeunesse Laval, Quebec Canada H7X 3K4	332,398,597(2) 500,000,000(3)	21.0% 0%	15.9% 24.0%

Common	Dr. Abderrazzak Merzouki(1) 731 Place de l’Eeau Vive Laval, Quebec Canada H7Y 2E1	118,467,000	7.5%	5.7%

Common	Camille Sebaaly(1) 14464 Gouin West, #B Montreal, Quebec Canada H9H 1B1	246,703,300(4)	15.6%	11.8%

Common	All Officers and Directors As Group (3 persons)	697,568,897	44.0%	57.4%

(1) Officer and Director.
(2) Includes 215,014,224 shares held in the name of Advanomics Corporation. Dr. Slilaty is an officer, director and principal shareholder of Advanomics Corporation and, as a result, controls the disposition of these shares.
(3) Comprised of 500,000 shares of $0.10 par value Series “B” Preferred Stock having 1,000 votes per share. The Series “B” Preferred Stock is non-convertible, non-redeemable, non-retractable and has a superior liquidation value of $0.10 per share.
(4)  Includes 129,488,927 shares held in the name of 4019318 Canada, Inc. Mr. Sebaaly is the sole officer and director of this company and, as a result, controls the disposition of these shares.
(5) Beneficial ownership is determined in accordance with Rule 13D-3(a) of the Exchange Act and generally includes voting or investment power with respect to securities.
(6) The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Based on 1,585,628,494 shares of common stock as of September 27, 2018

TRANSACTIONS WITH RELATED PERSONS

On November 27, 2014, we issued a note payable in the principal amount of $128,000 to an individual who subsequently became a principal shareholder. The note accrues interest at 10% per annum and was convertible into shares of our Common Stock at a price of $0.20 per share. On June 30, 2015, we renewed this note with the addition of accrued interest of $7,540 and an origination fee of $25,600. The new Note had a face value of $161,140 and accrued interest at 12% per annum. The new note was due December 31, 2015, and was convertible any time from the date of issuance into shares of our Common Stock at a 35% discount from market price. On December 31, 2015, we again renewed this note with the addition of accrued interest amounting to $9,668 and an origination fee of $32,228. The new note now has a face value of $203,036 and accrues interest at 12% per annum. The new note was due June 30, 2016 and was convertible anytime from the date of issuance into shares of our Common Stock at a 35% discount from market price. In January 2016, $38,036 of the principal was converted, leaving a principal balance of $165,000. In connection therewith, 7,705,186 shares of our Common Stock, valued $231,156 were issued generating a loss on conversion of $193,120. On June 30, 2016, we renewed this note again with the addition of accrued interest amounting to $9,852. The renewed note had a face value of $174,852 and accrues interest at 12% per annum. It was due on March 31, 2017. In October 2016, $74,852 of the principal amount was converted, leaving a principal balance of $100,000. On March 31, 2017, the note’s principal balance of $100,000 plus accrued interest of $11,715 was renewed for a period of 90 days under the same terms and conditions as the previous note. The new note now had a face value of $111,715 and matured on June 30, 2017. On June 30, 2017, the note’s principal balance of $111,715 plus accrued interest of $3,342 was renewed for a period of 90 days under the same terms and conditions as its predecessor. The new note had a face value of $115,057 and matured on September 30, 2017. On September 30, 2017, the note’s principal balance of $115.057 plus accrued interest of $3,480 was renewed for a period of 90 days under the same terms and conditions as the previous note. The new note had a principal balance of $118,537 and matured on December 31, 2017. On December 31, 2017 the note was renewed for a 12-month period under the same terms and conditions as the prior note. The new note has a face value of $122,093 and matures on December 31, 2018.

In December 2016, we received monies from our CEO in exchange for a note payable having a principal amount of $90,000 Canadian ($67,032 US) with interest at 12%. The note was convertible any time after the date of issuance into shares of our Common Stock at a price 35% below market value. In addition, the note was collateralized by all our assets. On March 31, 2017, the note, together with all accrued interest thereon and an additional principal amount of $3,000 Canadian paid to us in March 2017, was renewed for a 90-day period under the same terms and conditions as the original note. The new note now having a face value of $96,021 Canadian ($72,198 US) was due on June 30, 2017. On June 30, 2017, the note, together with accrued interest of $2,873 Canadian ($2,005 US), was renewed for a 90-day period under the same terms and conditions as the original note except that the new note is nonconvertible. The new note now having a face value of $98,894 Canadian ($76,072US) was due on September 30, 2017. On September 30, 2017, the note, together with accrued interest of $2,991 Canadian ($2,397 US), was renewed for a 90-day period under the same terms and conditions as its predecessor. The new note now having a principal balance of $101,885 Canadian ($81,640 US) matured on December 31, 2017. On December 31, 2017 the note was renewed for a 12-month period under the same terms and conditions as before except that this new note is unsecured and now non-convertible. The new note has a face value of $104,942 Canadian ($83,649 US) and matures on December 31, 2018.

On October 8, 2015, we acquired U.S. Patent Number 8,236,935 (the “US Patent”) for the anticancer compound, Adva-27a from a related entity (Advanomics Corporation), which includes all rights to this intellectual property within the United States, in exchange for an interest-free note payable for $4,320,000 (the “October Patent Purchase Agreement”).  On December 28, 2015, we acquired the remaining worldwide issued and pending patents under PCT/FR2007/000697 and PCT/CA2014/000029 (the “Worldwide Patents”) for the Adva-27a anticancer compound from the same related entity (Advanomics Corporation) in exchange for a note payable for $12,822,499 (the “December Patent Purchase Agreement”). We believe that purchase of the US Patent and the Worldwide Patents (the “Patents”) would facilitate our ability to obtain the funding necessary to complete the development and FDA approval process for Adva-27a. In related party transactions, purchased patents are required to be recorded at the purchase price or the book value on the seller’s financial statements, whichever is lower. Effective December 28, 2015, the parties agreed to amend the October Patent Purchase Agreement and the December Patent Purchase Agreement. Pursuant to the amendment agreements (the “Amendments”), the Patents were purchased from the related party, Advanomics Corporation, at Advanomics’ cost less the amortization through December 28, 2015, the effective date of the transfer. The Amendments amended the purchase price of the Patents to $835,394, eliminated all cash payments obligations and replaced the non-convertible notes totaling $17,142,499 with two (2) convertible notes totaling $835,394 that automatically convert into an aggregate of 321,305,415 shares of our Common Stock when we successfully amend our Articles of Incorporation to increase our authorized capital of Common Stock to 3 billion. In July 2016, having completed the increase of our authorized capital to 3 billion shares of Common Stock, we issued the 321,305,415 Common Shares to Advanomics thereby completing all aspects of the patent purchase arrangements and securing direct ownership of all worldwide patents and rights pertaining to Adva-27a.

In 2016 and 2017 our principal place of business was located at 469 Jean-Talon West, 3rd Floor, Montreal, Quebec, Canada, H3N 1R4.  This was also the location of our former licensor, Advanomics Corporation, who provided this space to us on a rent free basis..  Dr. Steve N. Slilaty, our Chief Executive Officer and a Director, is an Officer, Director and principal shareholder of Advanomics.  Starting January 1, 2017 we took over the lease from Advanomics until we moved to our current location on June 1, 2017.

In February and April 2016, we paid $30,000 and $50,487 to Advanomics for the balance of 2015 licensing fees.

During the fiscal year ended December 31, 2016, Advanomics Corporation paid on our behalf $13,725 Canadian in patenting fees. Advanomics was fully reimbursed by us in January 2017.

During the fiscal ended December 31, 2017, we issued to our Board of Directors 42,000,000 shares of par value $0.001 Common Stock valued at $336,000 or $0.008 per share. During the same period, our Directors and Officers were paid $184,271 in cash. Of this amount, $147,695 was paid to Advanomics Corporation, a company controlled by our CEO.

During the period ended December 31, 2016, we issued 78,000,000 shares of par value $0.001 Common Stock to our Directors and Officers valued at $241,800 or $0.0031 per share. We also issued to the Board of Directors 36,000,000 shares of $0.001Common Stock valued at $252,000 or $0.0078 per share. In addition, we paid or Directors and Officers $5,597 in cash.

Certain members of our management, including Dr. Steve N. Slilaty, our President, CEO and a Director and Camille Sebaaly, our Secretary, CFO and a Director, hold similar positions with Advanomics.

There are no other related party transactions that are required to be disclosed pursuant to Regulation S-K promulgated under the Securities Act of 1933, as amended.

On January 1, 2018 as part of the acquisition of Atlas Pharma Inc., the Company issued a note payable in the amount of $450,000 Canadian ($358,407 US) and accruing interest at the rate of 3% per annum. The note is due on December 31, 2023. Payments on this note are $10,000 Canadian (approximately $8,000 US) per quarter. The outstanding principal balance at June 30, 2018 is $331,668. The note is secured by the Atlas Pharma Inc. shares held by the Company.

The Company paid its Officers and Directors cash compensation totaling $17,344 and $12,415 and $95,131 and $55,380 for the three and six month periods ended June 30, 2018 and 2017, respectively. The Company also paid its Officers and Directors non-cash compensation in the form of shares of Common Stock valued at $429,300 and $336,000 and $429,300 and $336,000 during the three and six month periods ended June 30, 2018 and 2017 respectively. In June 2018 the Company expensed an additional $429,300 in compensation to the directors in exchange for 81,000,000 shares of $0.001 par value Common Stock issued in June 2018 valued at $0.0053 per share. Stock issued for executive compensation is valued at the closing price on the date of issuance.

DIRECTOR INDEPENDENCE

None of our current directors are deemed “independent” pursuant to SEC rules. We anticipate appointing independent directors in the foreseeable future.

PART I – FINANCIAL INFORMATION

Page No.

Item 1.	Unaudited Consolidated Financial Statements	F-1

	Unaudited Consolidated Balance Sheets as of June 30, 2018 and December 31, 2017	F-1

Unaudited Consolidated Statements of Operations and Comprehensive Loss for the
	Six Months Ended June 30, 2018 and 2017	F-2

Unaudited Consolidated Statements of Cash Flows for the Six Months Ended
	June 30, 2018 and 2017	F-3

	Notes to Consolidated Financial Statements (Unaudited)	F-4

Item 1. Unaudited Consolidated Financial Statements

Sunshine Biopharma, Inc.
Consolidated Condensed Balance Sheet

	Unaudited	Audited
	June 30,	December 31,
	2018	2017
ASSETS
Current Assets:
Cash and cash equivalents	$36,395	$107,532
Accounts receivable	108,230	-
Other receivable	51,000	-
Prepaid expenses	1,089	9,667

Total Current Assets	196,714	117,199

Equipment (net of $25,864 and $9,132 depreciation resepctively)	299,946	59,996
Patents (net of $58,918 amortization and $556,120 impairment)	-	-
Deposits	-	80,290
Goodwill	673,646	-

TOTAL ASSETS	$1,170,306	$257,485

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Notes payable	719,730	516,867
Notes payable - related party	242,672	205,742
Bank overdraft	1,012	-
Accounts payable & accrued expenses	139,020	19,314
Interest payable	34,334	9,215

Total Current Liabilities	1,136,768	751,138

Long-term Liabilities:
Note payable	-	79,710
Related party note payable	309,668	-

TOTAL LIABILITIES	1,446,436	830,848

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY (DEFICIT)

Preferred stock, Series A $0.10 par value per share;
Authorized 850,000 Shares; Issued and outstanding -0- shares.	-	-

Preferred stock, Series B $0.10 par value per share;
Authorized 500,000 Shares; Issued and outstanding 500,000 shares.	50,000	50,000

Common Stock, $0.001 par value per share;
Authorized 3,000,000,000 Shares; Issued
and outstanding 1,104,105,806 and 918,736,498 at
June 30, 2018 and December 31, 2017 respectively	1,104,106	918,737
Reserved for issuance 572,727,700 shares at June 30, 2018

Capital paid in excess of par value	13,106,164	12,075,586

Accumulated comprehensive income	(8,266)	504

Accumulated (Deficit)	(14,528,134)	(13,618,190)

TOTAL SHAREHOLDERS' EQUITY (DEFICIT)	(276,130)	(573,363)

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)	$1,170,306	$257,485

See Accompanying Notes To These Financial Statements.

Sunshine Biopharma, Inc.
Unaudited Consolidated Condensed Statement Of Operations and Comprehensive Loss

	Unaudited	Unaudited	Unaudited	Unaudited
	3 Months	3 Months	6 Months	6 Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2018	2017	2018	2017

Revenue:	$107,250	$-	$198,418	$-
Cost of Revenue	91,631	-	190,913	-

Gross profit	15,619	-	7,505	-

General & Administrative Expenses
Accounting	61,939	48,415	89,939	64,015
Consulting	23,682	33,930	27,800	59,867
Legal	31,600	27,920	59,085	42,824
Office	20,068	13,032	39,116	22,098
Officer & director renumeration	446,644	348,415	524,431	391,380
Rent	2,035		3,572
Depreciation	602	506	1,210	1,024

Total G & A	586,570	472,218	745,153	581,208

(Loss) from operations	(570,951)	(472,218)	(737,648)	(581,208)

Other Income (expense):
Foreign exchange gain (loss)	10,016	(3,628)	24,884	(4,267)
Interest expense	(28,375)	(9,598)	(103,842)	(18,742)
Loss on debt conversions	(54,998)	-	(93,338)	(76,929)

Total Other (Expense)	(73,357)	(13,226)	(172,296)	(99,938)

Net (loss)	$(644,308)	$(485,444)	$(909,944)	$(681,146)

Basic (Loss) per common share	$0.00	$0.00	$0.00	$0.00

Weighted Average Common Shares Outstanding	1,000,371,607	857,473,771	971,151,423	811,800,080

Net Income (Loss)	$(644,308)	$(485,444)	$(909,944)	$(681,146)
Other comprehensive income:
Gain (Loss) from foreign exchange translation	(4,056)	2,680	(5,786)	3,795
Comprehensive (Loss)	(648,364)	(482,764)	(915,730)	(677,351)

Basic (Loss) per Common Share	$0.00	$0.00	$0.00	$0.00

Weighted Average Common Shares Outstanding	1,000,371,607	857,473,771	971,151,423	811,800,080

See Accompanying Notes To These Financial Statements.

Sunshine Biopharma, Inc.
Unaudited Consolidated Condensed Statement Of Cash Flows

	Unaudited	Unaudited
	6 Months	6 Months
	Ended	Ended
	June 30,	June 30,
	2018	2017
Cash Flows From Operating Activities:
Net Loss	$(909,944)	$(681,146)
Depreciation and amortization	16,404	1,024
Foreign exchange loss	(24,884)	4,267
Stock issued for licenses, services, and other assets	505,100	64,000
Stock issued for payment interest	7,886	3,022
Loss on debt conversion	93,585	76,929
Interest forgiven	(247)
Stock issued for payment of expenses	-	14,400
(Increase) decrease in accounts receivable	(28,722)	-
(Increase) decrease in prepaid expenses	8,578	(7,530)
Increase (decrease) in Accounts Payable & accrued expenses	14,227	342,773
Increase (decrease) in interest payable	25,119	(3,589)

Net Cash Flows Used in Operations	(292,898)	(185,850)

Cash Flows From Investing Activities:
Cash received from acquisition of subsidiary	4,942
Purchase of equipment	(27,370)	(22,295)

Net Cash Flows Used in Investing Activities	(22,428)	(22,295)

Cash Flows From Financing Activities:
Proceed from notes payables	381,885	188,444
Sale of common stock		63,912
Payment of notes payable	(146,184)	-
Advances from related parties	12,240
Payments to related parties	(13,216)
Note payable used to pay expenses		13,962
Note payable used to pay origination fees & interest	15,250	9,347

Net Cash Flows Provided by Financing Activities	249,975	275,665

Net Increase (Decrease) In Cash and cash equivalents	(65,351)	67,520
Foreign currency translation adjustment	(5,786)	3,795
Cash and cash equivalents at beginning of period	107,532	57,453

Cash and cash equivalents at end of period	$36,395	$128,768
	-
Supplementary Disclosure Of Cash Flow Information:
Stock issued for services, licenses and other assets	$679,908	$78,400
Stock issued for note conversions including interest	$290,039	$128,451
Stock issued for acqusition of subsidiary	$246,000	$-
Note payable issued for acquisition of subsidiary	$358,407	$-
Cash paid for interest	$13,622	$-
Cash paid for income taxes	$-	$-

See Accompanying Notes To These Financial Statements.

Sunshine Biopharma, Inc.
Notes To Unaudited Consolidated Financial Statements
For The Three and Six Month Interim Period Ended June 30, 2018

Note 1 – Nature of Business and Basis of Presentation

The Company was originally incorporated under the name Mountain West Business Solutions, Inc. (“MBS”) on August 31, 2006 in the State of Colorado. Until October 2009, the Company was operating as a business consultancy firm. Effective October 15, 2009, the Company acquired Sunshine Biopharma, Inc. in a transaction classified as a reverse acquisition. Sunshine Biopharma, Inc. was holding an exclusive license to a new anticancer drug bearing the laboratory name, Adva-27a. Upon completion of the reverse acquisition transaction, the Company changed its name to Sunshine Biopharma, Inc. and began operating as a pharmaceutical company focusing on the development the licensed Adva-27a anticancer drug.

In July 2014, the Company formed a wholly owned Canadian subsidiary, Sunshine Biopharma Canada Inc. (“Sunshine Canada”) for the purposes of offering generic pharmaceutical products in Canada and elsewhere around the world. Sunshine Canada has signed licensing agreements for four (4) generic prescription drugs for treatment of breast cancer, prostate cancer and BPH (Benign Prostatic Hyperplasia). Sunshine Canada is currently evaluating several other generic products for in-licensing and is working on securing a Drug Establishment License (“DEL”) and a Drug Identification Number (“DIN”) per product from Health Canada. Once the DEL and the DIN’s are secured, Sunshine Canada will begin its generic pharmaceuticals marketing and sales program in Canada and overseas.

On January 1, 2018 the Company acquired all of the issued and outstanding shares of Atlas Pharma Inc. (“Atlas”), a Canadian privately held company. The purchase price for the shares was Eight Hundred Forty Eight Thousand Dollars $848,000 Canadian ($684,697 US). The purchase price included a cash payment of $100,500 Canadian ($80,289 US), plus the issuance of 20,000,000 shares of the Company’s Common Stock valued at $246,000 or $0.0123 per share, and a promissory note in the principal amount of $450,000 Canadian ($358,407 US), with interest payable at the rate of 3% per annum. Atlas is a certified company dedicated to chemical analysis of pharmaceutical and other industrial samples. Atlas’ operations are authorized by a Drug Establishment License issued by Health Canada. Atlas is also registered with the FDA.

The Company has performed analysis of the fair market value of Atlas Pharma Inc. assets and liabilities. The following table summarizes the allocation of the purchase price as of the acquisition date:

Cash	$4,942
Accounts receivable	79,508
Prepaids	1,428
Property and equipment	62,990
Goodwill	673,646

Less: Liabilities assumed ($172,899 Canadian)	(137,817)

Total consideration	$684,697

While the agreement to acquire Atlas Pharma Inc. was signed effective January 1, 2018, there are several matters which are yet to be completed. In addition, as of the date of this report, the audit of Atlas Pharma Inc. has not been completed. As a result, various disclosures in this report may have to be updated. The updated information may differ and the difference may be material.

In March 2018, the Company formed NOX Pharmaceuticals, Inc., a wholly owned Colorado corporation and assigned all of the Company’s interest in the Adva27a anticancer drug to that company. NOX Pharmaceuticals Inc.’s mission is to research, develop and commercialize proprietary drugs including Adva-27a.

The financial statements represent the consolidated activity of Sunshine Biopharma, Inc., Sunshine Biopharma Canada Inc., Atlas Pharma Inc. and NOX Pharmaceuticals, Inc. (herein collectively referred to as the "Company").

Sunshine Biopharma, Inc.
Notes To Unaudited Consolidated Financial Statements
For The Three and Six Month Interim Period Ended June 30, 2018

The Company has been and continues to work on the development of its proprietary anticancer drug, Adva-27a. The next series of steps in the development of Adva-27a include (i) GMP-manufacturing of a 2-kilogram quantity of the drug, (ii) completing the requisite IND-enabling studies, and (iii) conducting Phase I clinical trials. In the preclinical studies, Adva-27a was shown to be effective at destroying multidrug resistant cancer cells including Pancreatic Cancer cells, Breast Cancer cells, Small-Cell Lung Cancer cells, and Uterine Sarcoma cells.

During the last three month period the Company has continued to raise money through stock sales and borrowings.

The Company’s activities are subject to significant risks and uncertainties, including failing to secure additional funding to operationalize the Company’s generics business and proprietary drug development program.

Basis of Presentation of Unaudited Condensed Financial Information

The unaudited condensed financial statements of the Company for the three and six month periods ended June 30, 2018 and 2017 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the requirements for reporting on Form 10-Q and Regulation S-K. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. However, such information reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for the fair presentation of the financial position and the results of operations. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full fiscal year. The balance sheet information as of June 30, 2018 was derived from the audited financial statements included in the Company's financial statements as of and for the year ended December 31, 2017 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 2, 2018. These financial statements should be read in conjunction with that report.

Recently Issued Accounting Pronouncements

Recently issued amendments by the FASB are effective for fiscal years beginning after December 15, 2017, and should be applied prospectively on or after the adoption date. Early adoption is permitted, including adoption in an interim period. The Company does not expect these amendments to have a material impact on its financial statements.

In March 2017, the FASB issued ASU No. 2017-08, Receivables—Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities, to amend the amortization period for certain purchased callable debt securities held at a premium. The ASU shortens the amortization period for the premium to the earliest call date. Under current Generally Accepted Accounting Principles (“GAAP”), entities generally amortize the premium as an adjustment of yield over the contractual life of the instrument. The amendments should be applied on a modified retrospective basis, and are effective for fiscal years beginning after December 15, 2018. Early adoption is permitted, including adoption in an interim period. The Company is currently evaluating the impact of this amendment on its financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases, effective for annual reporting periods beginning on or after December 15, 2018, and interim periods within those annual periods. Earlier application is permitted as of the beginning of an interim or annual period. This update requires organizations to recognize lease assets and lease liabilities on the balance sheet with lease terms of more than 12 months and also disclose certain qualitative and quantitative information about leasing arrangements. The Company does not expect adoption of this amendment to have a material impact on the financial statements.

Sunshine Biopharma, Inc.
Notes To Unaudited Consolidated Financial Statements
For The Three and Six Month Interim Period Ended June 30, 2018

Note 2 – Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Since inception, the Company has had recurring operating losses and negative operating cash flows. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s continuation as a going concern is dependent on its ability to obtain additional financing to fund operations, implement its business, and ultimately, attain profitability. The Company will need to secure additional funds through various means, including equity and debt financing. There can be no assurance that the Company will be able to obtain additional equity or debt financing, if and when needed, on terms acceptable to the Company, or at all. Any additional equity or debt financing may involve substantial dilution to the Company’s stockholders, restrictive covenants or high interest costs. The Company’s long-term liquidity also depends upon its ability to generate revenues and achieve profitability.

Note 3 – Notes Payable

On January 12, 2018, the Company received net proceeds of $100,000 in exchange for a note payable having a face value of $102,000 and accruing interest at the rate of 8% per annum. The note, due on October 30, 2018, is convertible after 180 days from issuance into $0.001 par value Common Stock at a price 35% below market value. The Company estimates that the fair value of this convertible debt approximates the face value, so no value has been assigned to the beneficial conversion feature.

On February 7, 2018, the Company received net proceeds of $142,500 in exchange for a note payable having a face value of $150,000 and accruing interest at the rate of 8% per annum. The note, due on February 7, 2019, is convertible after 180 days from issuance into $0.001 par value Common Stock at a price 35% below market value. The Company estimates that the fair value of this convertible debt approximates the face value, so no value has been assigned to the beneficial conversion feature.

On February 20, 2018, the Company received net proceeds of $83,000 in exchange for a note payable having a face value of $85,000 and accruing interest at the rate of 8% per annum. The note, due on November 30, 2018, is convertible after 180 days from issuance into $0.001 par value Common Stock at a price 35% below market value. The Company estimates that the fair value of this convertible debt approximates the face value, so no value has been assigned to the beneficial conversion feature.

On May 29, 2018, the Company received net proceeds of $25,000 in exchange for a note payable having a face value of $26,750 and accruing interest at the rate of 8% per annum. The note, due on February 28, 2019 is convertible after 180 days from issuance into $0.001 par value Common Stock at a price 35% below market value. The Company estimates that the fair value of this convertible debt approximates the face value, so no value has been assigned to the beneficial conversion feature.

On June 27, 2018, the Company issued a note payable having a face value of $53,000 and accruing interest at the rate of 8% per annum. The net proceeds of $51,000 from this note were received by the Company on July 2, 2018. The note, due on April 15, 2019 is convertible after 180 days from issuance into $0.001 par value Common Stock at a price 35% below market value. The Company estimates that the fair value of this convertible debt approximates the face value, so no value has been assigned to the beneficial conversion feature.

At June 30, 2018 and December 31, 2017, accrued interest on Notes Payable was $34,334 and $9,481, respectively.

Sunshine Biopharma, Inc.
Notes To Unaudited Consolidated Financial Statements
For The Three and Six Month Interim Period Ended June 30, 2018

Note 4 – Notes Payable - Related Party

On January 1, 2018 as part of the acquisition of Atlas Pharma Inc., the Company issued a note payable in the amount of $450,000 Canadian ($358,407 US) and accruing interest at the rate of 3% per annum. The note is due on December 31, 2023. Payments on this note are $10,000 Canadian (approximately $8,000 US) per quarter. The outstanding principal balance at June 30, 2018 is $331,668. The note is secured by the Atlas Pharma Inc. shares held by the Company.

In addition to the above, on June 30, 2018 the Company had notes payable from related parties amounting to $201,786 and accrued interest of $12,125.

Note 5 – Issuance of Common Stock

During the six months ended June 30, 2018, the Company issued a total of 185,369,308 shares of $0.001 par value Common Stock. Of these, 42,584,566 shares valued at $290,286 were issued upon conversion of outstanding notes payable, reducing the debt by $188,568 and interest payable by $8,133 and generating a loss on conversion of $93,585. The Company also issued 92,650,000 shares valued at $499,200 for services, and 29,134,742 shares valued at $174,808 in exchange for equipment.

In addition, 20,000,000 shares valued at $246,000 or $0.0123 per share were issued as part of the acquisition of Atlas Pharma Inc. The Company also issued 1,000,000 shares valued at $5,900 in exchange for cancellation of a royalty obligation.

The Company declared no dividends through June 30, 2018.

Note 6 – Commitments

The Company’s subsidiary, Atlas Pharma Inc., has entered into long-term lease agreements for the rental of buildings which call for minimum lease payments of $228,113 and additional lease payments based on operating expenses. The lease expires on May 21, 2021. Minimum lease payments for the next four years are $62,213 in 2018, $62,213 in 2019, $62,213 in 2020, and $41,474 in 2021.

Note 7 – Earnings (Loss) Per Share

Earnings (loss) per share is computed using the weighted average number of Common Shares outstanding during the period. The Company has adopted ASC 260 (formerly SFAS128), “Earnings per Share”.

Note 8 – Goodwill

On January 1, 2018, the Company acquired all of the issued and outstanding shares of Atlas Pharma Inc. ("Atlas"), a Canadian privately held company. The purchase price for the shares was Eight Hundred Forty Eight Thousand Dollars ($848,000) Canadian ($684,697 US). The book value of the fixed assets acquired was $11,051. The remainder of the purchase price ($673,646) was applied to Goodwill.

Sunshine Biopharma, Inc.
Notes To Unaudited Consolidated Financial Statements
For The Three and Six Month Interim Period Ended June 30, 2018

Note 9 – Income Taxes

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses and other items. Loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur.

A deferred tax asset at each date has been offset by a 100% valuation allowance.

Note 10 – Royalties Payable

As part of a subscription agreement entered into in 2016, the Company has an obligation to pay a royalty of 5% of net sales on one of its generic products (Anastrozole) for a period of three (3) years from the date of the first sale of that product. During the period ended June 30, 2018 1,000,000 shares of the Company’s common stock valued at $5,900 was issued in exchange for cancellation of this royalty obligation.

Note 11 – Related Party Transactions

In addition to the related party transactions detailed in Note 4 above, the Company paid its Officers and Directors cash compensation totaling $17,344 and $12,415 and $95,131 and $55,380 for the three and six month periods ended June 30, 2018 and 2017, respectively. The Company also paid its Officers and Directors non-cash compensation in the form of shares of common stock valued at $429,300 and $336,000 and $429,300 and $336,000 during the three and six month periods ended June 30, 2018 and 2017 respectively. In June 2018 the Company expensed an additional $429,300 in compensation to the directors in exchange for 81,000,000 shares of $0.001 par value common stock issued in June 2018 valued at $0.0053 per share. Stock issued for executive compensation is valued at the closing price on the date of issuance.

Note 12 – Revenue Recognition

As of January 1, 2018, the Company adopted ASU No. 201409, “Revenue from Contracts with Customers” (ASU 201409). Under the new guidance, an entity will recognize revenue to depict the transfer of promised goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. A five-step model has been introduced for an entity to apply when recognizing revenue. The new guidance also includes enhanced disclosure requirements. The guidance was effective January 1, 2018 and was applied on a modified basis. The adoption did not have an impact on the Company's financial statements. All of the revenues of the Company are generated by Atlas Pharma Inc., the Company's wholly owned Canadian subsidiary which provides laboratory testing services. Local governmental regulations require that companies recognize revenues upon completion of the work by issuing an invoice and remitting the applicable sales taxes (GST and QST) to the appropriate government agency. Atlas Pharma Inc.'s revenue recognition policy is in compliance with these local regulations.

Note 13 – Accounts Receivable

Accounts receivable consist of trade accounts arising in the normal course of business and are classified as current assets and carried at original invoice amounts less an estimate for doubtful receivables based on a review of outstanding balances on a monthly basis. The estimate of allowance for doubtful accounts is based on the Company's bad debt experience, market conditions, and aging of accounts receivable, among other factors. If the financial condition of the Company's customers deteriorates resulting in the customer's inability to pay the Company's receivables as they come due, additional allowances for doubtful accounts will be required.

Sunshine Biopharma, Inc.
Notes To Unaudited Consolidated Financial Statements
For The Three and Six Month Interim Period Ended June 30, 2018

Note 14 – Subsequent Events

On July 5, 2018, the holder of a note payable dated November 14, 2017 elected to convert $20,000 in principal into 6,505,122 shares of Common Stock leaving a principal balance of $93,000.

On July 11, and August 2, 2018, the holder of a note payable dated October 26, 2017 elected to convert a total of $44,000 in principal and $2,531 in accrued interest into 20,821,004 shares of Common Stock leaving a principal balance of $23,000.

On July 17, 23, 26, and August 2, 7, and 10, 2018, the holder of a note payable dated January 12, 2018 elected to convert a total of $81,000 in principal into an aggregate of  47,805,452 shares of Common Stock leaving a principal balance of $21,000.

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Sunshine Biopharma, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Sunshine Biopharma, Inc. (the "Company") as of December 31, 2017 and 2016, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engage to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BF Borgers CPA PC

We have served as the Company's auditor since 2013.
Lakewood, CO
April 2, 2018

Sunshine Biopharma, Inc.
Consolidated Balance Sheet
	December 31,	December 31,
	2017	2016
ASSETS

Current Assets:

Cash and cash equivalents	$107,532	$57,453
Prepaid expenses	9,667	1,007

Total Current Assets	117,199	58,460

Equipment (net of $9,132 and $2,228 depreciation)	59,996	5,944

Patents (net of $58,918 amortization and $556,120 impairment)	-	-

Non-current asset - Deposits	80,290	-

TOTAL ASSETS	$257,485	$64,404

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:

Current portion of notes payable	516,867	69,939
Current portion of notes payable - related entity	205,742	167,032
Accounts payable	19,314	28,122
Interest payable	9,215	9,011

Total Curent Liabilities	751,138	274,104

Long-term liabilities - Notes payable	79,710	-

TOTAL LIABILITIES	830,848	274,104

SHAREHOLDERS' EQUITY

Preferred Stock, Series A, $0.10 par value per share; Authorized 5,000,000 Shares; Issued and outstanding -0- shares at December 31, 2017 and 2016, respectively.	-	-

Preferred Stock, Series B $0.10 par value per share; Authorized 500,000 Shares; Issued and outstanding 500,000 and 500,000 shares at December 31, 2017 and 2016, respectively.	50,000	50,000

Common Stock, $0.001 par value per share; Authorized 3,000,000,000 Shares; Issued and outstanding 918,736,498 and 769,399,858 at December 31, 2017 and 2016, respectively	918,736	769,400

Reserved for issuance 394,808,684 at December 31, 2017

Capital paid in excess of par value	12,075,586	11,548,460

Accumulated other comprehesive income	504	394

Accumulated (Deficit)	(13,618,190)	(12,577,954)

TOTAL SHAREHOLDERS' DEFICIT	(573,363)	(209,700)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$257,485	$64,404

See Accompanying Notes To These Financial Statements.

Sunshine Biopharma, Inc.
Consolidated Statement Of Operations and comprehensive loss
	December 31,	December 31,
	2017	2016
Revenue:	$-	$-

General & Administrative Expenses

Accounting	81,643	70,413
Legal	75,908	57,955
Consulting	127,013	207,401
Office	45,726	45,215
Licenses	-	19,203
Officer & director renumeration	520,271	499,397
Research & development	-	32,793
Amortization & depreciation	6,629	60,731

Total G & A	857,190	993,108

(Loss) from operations	(857,190)	(993,108)

Other (expense):
Interest expense	(104,829)	(34,732)
Loss on conversion of notes payable	(76,929)	(1,945,898)
Loss on impairment of patents	-	(556,120)
Litigation settlement proceeds	-	25,000
(Loss) from foreign exchange transactions	(1,288)	-
Gain on interest forgiveness	-	381
Debt release	-	7,790

Total Other (Expense)	(183,046)	(2,503,579)

Net (loss)	$(1,040,236)	$(3,496,687)

Basic (Loss) per common share	$0.00	$(0.01)

Weighted Average Common Shares Outstanding	872,685,608	424,874,458

Net Income (Loss)	$(1,040,236)	$(3,496,687)
Other comprehensive income:
Unrealized foreign currency Gain (Loss)	110	(346)
Comprehensive (Loss)	(1,040,126)	(3,497,033)

Basic (Loss) per common share	(0.00)	(0.01)

Weighted Average Common Shares Outstanding	872,685,608	424,874,458

See Accompanying Notes To These Financial Statements.

Sunshine Biopharma, Inc.
Consolidated Statement Of Cash Flows

	December 31,	December 31,
	2017	2016
Cash Flows From Operating Activities:

Net (Loss)	$(1,040,236)	$(3,496,687)
Amortization and Depreciation	6,629	60,731
Stock issued for services	427,400	702,300
Loss on impairment of patents	-	556,120
Loss on conversion of notes payable	76,929	1,945,898
Stock issued for payment of interest	3,022	9,270
Debt forgiveness	-	(1,313)
(Increase) decrease in prepaid expenses	(8,660)	2,104
Increase (decrease) in Accounts Payable	(8,808)	(18,960)
Increase in Accounts Payable - related entity	-	(80,000)
Increase(decrease) in interest payable	204	6,355

Net Cash Flows (used) in Operations	(543,520)	(314,182)

Cash Flows From Investing Activities:

Purchase equipment	(3,718)	(3,439)
Deposits on business acquisition	(80,290)	-

Net Cash Flows (used) in Investing Activities	(84,008)	(3,439)

Cash Flows From Financing Activities:

Proceed from note payable	660,565	131,150
Notes Payable - Interest expense	33,977
Payment of notes payable	(115,000)	-
Origination fees	25,000	22,312
Notes payable - related party	2,251	67,032
Note payable related entity for patent purchase	-	-
Sale of common stock	63,912	104,128

Net Cash Flows Provided by Financing Activities	670,705	324,622

Net Increase (Decrease) In Cash and cash equivalents	43,177	7,001
Foreign currency translation adjustment	6,902	(346)
Cash and cash equivalents at beginning of period	$57,453	$50,798

	$107,532	$57,453
Supplementary Disclosure Of Cash Flow Information:
Cash paid for interest	$21,900	$5,264
Cash paid for income taxes	$-	$-

Stock issued for services	$427,400	$702,300
Stock issued for note conversions	$128,451	$3,077,950
Stock issued to buy equipment	$56,700	$-
Loan issued for interest	$58,977	$-
Stock issued for payment of interest	$3,022	$-

See Accompanying Notes To These Financial Statements.

Sunshine Biopharma, Inc.
Statement of Shareholders' Equity

	Number Of		Capital Paid	Number Of
	Common	Common	in Excess	Preferred	Preferred	Comprehensive	Accumulated
	Shares Issued	Stock	of Par Value	Shares Issued	Stock	Income	deficit	Total
Balance at December 31, 2015	198,265,118	$198,265	$8,235,217	500,000	$50,000	$740	$(9,081,267)	$(597,045)

Common stock issued for cash	12,555,556	12,556	91,572					104,128

Common stock issued for services	146,750,000	146,750	555,550					702,300

Common stock issued for the reduction of note payable
and payment of interest	411,829,184	411,829	2,666,121					3,077,950

Net Income (Loss)	-	-	-			(346)	(3,496,687)	(3,497,033)
Balance at December 31, 2016	769,399,858	$769,400	$11,548,460	500,000	$50,000	$394	$(12,577,954)	$(209,700)

Common stock issued for cash	34,000,000	34,000	29,912					63,912

Common stock issued for services	61,804,348	61,804	365,596					427,400

Common stock issued for equipment	11,004,167	11,004	45,696					56,700

Common stock issued for the reduction of note payable
and payment of interest	42,528,125	42,528	85,923					128,451

Net Income (Loss)	-	-	-			110	(1,040,236)	(1,040,126)
Balance at December 31, 2017	918,736,498	$918,736	$12,075,586	500,000	$50,000	$504	$(13,618,190)	$(573,363)

See Accompanying Notes To These Financial Statements.

Sunshine Biopharma, Inc.
Notes to Consolidated Financial Statements
December 31, 2017 and 2016

Note 1 – Description of Business

The Company was originally incorporated under the name Mountain West Business Solutions, Inc. (“MWBS”) on August 31, 2006 in the State of Colorado. Effective October 15, 2009, MWBS acquired Sunshine Biopharma, Inc. in a transaction classified as a reverse acquisition. MWBS concurrently changed its name to Sunshine Biopharma, Inc. and Sunshine Biopharma, Inc. changed its name to Sunshine Etopo, Inc. In 2015, Sunshine Etopo, Inc. became inactive and was recently dissolved.

On January 1, 2018, the Company acquired Atlas Pharma Inc., a fully certified Canadian company offering chemical analysis of pharmaceutical and other industrial samples. As a result of this and the recent formation of NOX Pharmaceuticals, Inc., Sunshine Biopharma, Inc. is now operating through three wholly owned subsidiaries, including:

●
NOX Pharmaceuticals, Inc., a recently formed Colorado company focused on the research, development and commercialization of proprietary drugs for the treatment of cancer including Adva-27a, a multi-purpose anti-tumor compound targeted for the treatment of multidrug resistant cancer;

●
Sunshine Biopharma Canada Inc., a Canadian company formed in July 2014, which offers generic prescription drugs for the treatment of cancer and other acute and chronic indications; and

●
Atlas Pharma Inc., a Canadian company acquired in January 2018, offering certified chemical analysis of pharmaceutical and other industrial samples.

The financial statements represent the consolidated activity of Sunshine Biopharma, Inc. and its subsidiaries (hereinafter collectively referred to as the "Company"). The Company was originally formed for the purposes of conducting research, development and commercialization of drugs for the treatment of various forms of cancer. The Company may also engage in any other business that is permitted by law, as designated by the Board of Directors of the Company. NOX Pharmaceuticals, Inc. and Atlas Pharma Inc. are not included in the Company's 2017 financials.

During the last year the Company has continued to raise money through stock sales and borrowings.

The Company’s activities are subject to significant risks and uncertainties, including failing to secure additional funding to operationalize the Company’s generic pharmaceuticals business and proprietary drug development program.

Note 2 – Summary of Significant Accounting Policies

This summary of significant accounting policies is presented to assist the reader in understanding the Company's financial statements.  The consolidated financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting  policies conform to generally accepted accounting principles and  have  been  consistently  applied  in  the  preparation  of  the  financial statements.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting  principles  requires  management  to  make  estimates  and assumptions  that  affect the  reported amounts of assets and  liabilities  and disclosure of  contingent  assets and  liabilities  at the date of the financial statements  and the  reported  amounts  of  revenues  and  expenses  during  the reporting  period.  The  more  significant  estimates  and  assumptions  made by management  are valuation of equity  instruments,  depreciation  of property and equipment,  and deferred tax asset  valuation.  Actual results could differ from those estimates as the current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions.

Sunshine Biopharma, Inc.
Notes to Consolidated Financial Statements
December 31, 2017 and 2016

CASH AND CASH EQUIVALENTS

For  the  Balance  Sheets  and  Statements of Cash Flows,  all  highly  liquid investments with maturity of 90 days or less are  considered  to be cash equivalents.  The Company had a cash balance of $107,532 and $57,453 as of December 31, 2017 and December 31, 2016, respectively. At times such cash balances may be in excess of the FDIC limit of $250,000 or the equivalent in Canada.

PROPERTY AND EQUIPMENT

Property and equipment is reviewed for recoverability when events or changes in circumstances indicate that its carrying value may exceed future undiscounted cash inflows. As of December 31, 2017 and 2016, the Company had not identified any such impairment. Repairs and maintenance are charged to operations when incurred and improvements and renewals are capitalized.

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method for financial reporting purposes and accelerated methods for tax purposes. Their estimated useful lives are as follows:

Office Equipment:	5-7 Years
Laboratory Equipment	5 Years
Vehicles	5 Years

Sunshine Biopharma, Inc.
Notes to Consolidated Financial Statements
December 31, 2017 and 2016

INTELLECTUAL PROPERTY RIGHTS - PATENTS

The cost of patents acquired is capitalized and will be amortized over the shorter of the term of the patent life (20 years) or the remaining life of the underlying patents.

The Company evaluates recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that intangible assets carrying amount may not be recoverable. Such circumstances include, but are not limited to: (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of cost significantly in excess of the amount originally expected for the acquisition of an asset. The Company measures the carrying amount of the assets against the estimated undiscounted future cash flows associated with it.

There was an impairment loss of $556,120 for the year ended December 31, 2016.

The Company’s management determined that the expected cash flows would be less than the carrying amount of assets being evaluated; therefore an impairment loss was recognized. The impairment loss was calculated as the amount by which the carrying amount of the assets, exceed fair value.

EARNINGS PER SHARE

The Company has adopted the Financial Accounting Standards Board (FASB) ASC Topic 260 regarding earnings / loss per share, which provides for calculation of “basic” and “diluted” earnings / loss per share. Basic earnings / loss per share includes no dilution and is computed by dividing net income / loss available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings / loss per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings / loss per share.

There were no potentially dilutive instruments outstanding during the period ended December 31, 2017 or the year ended December 31, 2016.

INCOME TAXES

In accordance with ASC 740 - Income Taxes, the provision for income taxes is computed using the asset and liability method. The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax basis of assets and liabilities and their reported amounts on the financial statements.  The resulting deferred tax assets or liabilities have been adjusted to reflect changes in tax laws as they occur.  A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

The Company expects to recognize the financial statement benefit of an uncertain tax position only after considering the probability that a tax authority would sustain the position in an examination. For tax positions meeting a "more-likely-than-not" threshold, the amount to be recognized in the financial statements will be the benefit expected to be realized upon settlement with the tax authority. For tax positions not meeting the threshold, no financial statement benefit is recognized. As of December 31, 2017, the Company had no uncertain tax positions. The Company recognizes interest and penalties, if any, related to uncertain tax positions as general and administrative expenses. The Company currently has no federal or state tax examinations nor has it had any federal or state examinations since its inception. To date, the Company has not incurred any interest or tax penalties.

For Canadian and US tax purposes, the Company’s 2014 through 2016 tax years remain open for examination by the tax authorities under the normal three-year statute of limitations.

Sunshine Biopharma, Inc.
Notes to Consolidated Financial Statements
December 31, 2017 and 2016

FUNCTIONAL CURRENCY

The U.S. dollar is the functional currency of the Company which is operating in the United States. The functional currency for the Company's Canadian subsidiary is the Canadian dollar.

The Company translates its Canadian subsidiary's financial statements into U.S. dollars as follows:

●
Assets and liabilities are translated at the exchange rate in effect as of the financial statement date.
●
Income statement accounts are translated using the weighted average exchange rate for the period.

The Company includes translation adjustments from currency exchange and the effect of exchange rate changes on intercompany transactions of a long-term investment nature as a separate component of shareholders’ equity. There are currently no transactions of a long-term investment nature, nor any gains or losses from non U.S. currency transactions.

CONCENTRATION OF CREDIT RISKS

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents, notes receivables, deposits, and trade receivables. The Company places its cash equivalents with high credit quality financial institutions. As of December 31, 2017 and 2016 there were no trade receivables.

FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company applies the provisions of accounting guidance, FASB Topic ASC 825, Financial Instruments. ASC 825 requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 2017 and 2016, the fair value of cash, accounts receivable and notes receivable, accounts payable, accrued expenses, and other payables approximated carrying value due to the short maturity of the instruments, quoted market prices or interest rates which fluctuate with market rates.

The Company defines fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

Level 1 — Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 — Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 — Level 3 inputs are unobservable inputs for the asset or liability in which there is little, if any, market activity for the asset or liability at the measurement date.

Sunshine Biopharma, Inc.
Notes to Consolidated Financial Statements
December 31, 2017 and 2016

The carrying value of financial assets and liabilities recorded at fair value is measured on a recurring or nonrecurring basis. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs. The Company had no financial assets or liabilities carried and measured on a nonrecurring basis during the reporting periods. Financial assets and liabilities measured on a recurring basis are those that are adjusted to fair value each time a financial statement is prepared.

NOTES PAYABLE

Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently carried at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the income statement over the period of the borrowings using the effective interest method.

ACCOUNTING FOR DERIVATIVES LIABILITIES

The Company evaluates stock options, stock warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under the relevant sections of ASC Topic 815-40, Derivative Instruments and Hedging: Contracts in Entity’s Own Equity. The result of this accounting treatment could be that the fair value of a financial instrument is classified as a derivative instrument and is marked-to-market at each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income or other expense.

Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Financial instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815-40 are reclassified to a liability account at the fair value of the instrument on the reclassification date. The Company determined that none of the Company’s financial instruments meet the criteria for derivative accounting as of December 31, 2017 and 2016.

EQUITY INSTRUMENTS ISSUED TO NON-EMPLOYEES FOR AQUIRING GOODS OR SERVICES

Issuances of the Company’s common stock or warrants for acquiring goods or services are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date for the fair value of the equity instruments issued to consultants or vendors is determined at the earlier of (i) the date at which a commitment for performance to earn the equity instruments is reached (a “performance commitment” which would include a penalty considered to be of a magnitude that is a sufficiently large disincentive for nonperformance) or (ii) the date at which performance is complete. When it is appropriate for the Company to recognize the cost of a transaction during financial reporting periods prior to the measurement date, for purposes of recognition of costs during those periods, the equity instrument is measured at the then-current fair values at each of those interim financial reporting dates.

NONCASH EQUITY TRANSACTIONS

Shares of equity instruments issued for noncash consideration are recorded at the estimated fair market value of the consideration granted based on the estimated market value of the equity instrument, or at the estimated value of the goods or services received whichever is more readily determinable.

RELATED PARTIES

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Sunshine Biopharma, Inc.
Notes to Consolidated Financial Statements
December 31, 2017 and 2016

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses consisted of professional service fees, rent and utility expenses, meals, travel and entertainment expenses, and other general and administrative overhead costs. Expenses are recognized when incurred.

BASIC AND DILUTED NET GAIN (LOSS) PER SHARE

The Company computes loss per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement.

Basic net income (loss) per share is calculated by dividing net (loss) by the weighted-average common shares outstanding. Diluted net income per share is calculated by dividing net income by the weighted-average common shares outstanding during the period using the treasury stock method or the two-class method, whichever is more dilutive. As the Company incurred net losses for the year ended December 31, 2017 no potentially dilutive securities were included in the calculation of diluted earnings per share as the impact would have been anti-dilutive.

Therefore, basic and dilutive net (loss) per share were the same as of December 31, 2017 and 2016.

REVENUE RECOGNITION

The Company is focused on the research, development and commercialization of drugs for the treatment of various forms of cancer. The Company does not expect to generate revenues until clinical trials of its proposed products are completed. Once completed, revenues would be recognized as its technology is licensed or sold or its products become marketable.

IMPACT OF NEW ACCOUNTING STANDARDS

In March 2017, the FASB issued ASU No. 2017-08, Receivables — Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities, to amend the amortization period for certain purchased callable debt securities held at a premium. The ASU shortens the amortization period for the premium to the earliest call date. Under current Generally Accepted Accounting Principles (“GAAP”), entities generally amortize the premium as an adjustment of yield over the contractual life of the instrument. The amendments should be applied on a modified retrospective basis, and are effective for fiscal years beginning after December 15, 2018. Early adoption is permitted, including adoption in an interim period. The Company is currently evaluating the impact of this amendment on its financial statements.

In February 2017, the FASB issued ASU No. 2017-05, Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets, to clarify the scope of Subtopic 610-20, Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets, and to add guidance for partial sales of nonfinancial assets. Subtopic 610-20, which was issued in May 2014 as a part of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), provides guidance for recognizing gains and losses from the transfer of nonfinancial assets in contracts with noncustomers. The amendments are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, which is the same time as the amendments in ASU No. 2014-09, and early adoption is permitted. The Company is currently evaluating the impact of this amendment on its financial statements.

Sunshine Biopharma, Inc.
Notes to Consolidated Financial Statements
December 31, 2017 and 2016

In January 2017, the FASB issued ASU No. 2017-03, Accounting Changes and Error Corrections (Topic 250). The ASU adds SEC disclosure requirements for both the quantitative and qualitative impacts that certain recently issued accounting standards will have on the financial statements of a registrant when such standards are adopted in a future period. Specially, these disclosure requirements apply to the adoption of ASU No. 2014- 09, Revenue from Contracts with Customers (Topic 606); ASU No. 2016-02, Leases (Topic 842); and ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.   The Company is currently evaluating the impact of these amendments on its financial statements.

Between May 2014 and December 2016, the FASB issued several ASU’s on Revenue from Contracts with Customers (Topic 606). These updates will supersede nearly all existing revenue recognition guidance under current U.S. generally accepted accounting principles (GAAP). The core principle is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services.

 A five-step process has been defined to achieve this core principle, and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. The standards are effective for annual periods beginning after December 15, 2017, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standards in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting the standards recognized at the date of adoption (which includes additional footnote disclosures). The Company is currently evaluating the impact of its pending adoption of these standards on its financial statements and has not yet determined the method by which it will adopt the standard in 2018.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force), to provide guidance on the presentation of restricted cash or restricted cash equivalents in the statement of cash flow. The amendments should be applied using a retrospective transition method, and are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the impact of these amendments on its financial statements.

DIRECTOR AND OFFICER COMPENSATION

For the period ended December 31, 2017, the Company issued to the Board of Directors 42,000,000 shares of par value $0.001 Common Stock valued at $336,000 or $0.008 per share. During the year ended December 31, 2017, the Directors and Officers were paid $184,271 in cash. Of this amount, $147,695 was paid to Advanomics Corporation, a company controlled by the CEO of the Company.

For the period ended December 31, 2016, the Company issued 78,000,000 shares of par value $0.001 Common Stock to the three Company officers/directors valued at $241,800 or $0.0031 per share. The Company also issued to the Board of Directors 36,000,000 shares of $0.001 Common Stock valued at $252,000 or $0.0078 per share. In addition, the Company paid its officers $5,597 in cash.

LEGAL FEES

During the years ended December 31, 2017 and 2016, legal fees were incurred largely as a result of services provided to the Company to assist with its regulatory requirements with the Securities and Exchange Commission and a litigation in which it was involved and since been resolved.

DATE OF MANAGEMENT’S REVIEW

Subsequent events have been evaluated through March 29, 2018, which is the date the Financial Statements were available to be issued.

Sunshine Biopharma, Inc.
Notes to Consolidated Financial Statements
December 31, 2017 and 2016

Note 3 – Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company had an accumulated deficit of approximately $13,618,190 and $12,577,954 at December 31, 2017 and 2016, respectively, had a net loss of approximately $1,040,236 for the year ended December 31, 2017 and a net loss of $3,496,687 for the fiscal year ended December 31, 2016, and Shareholders’ Deficit of approximately $573,363 and $209,700 at December 31, 2017 and 2016, respectively.

These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company believes it can raise capital through equity sales and borrowing to fund its operations. Management believes this will contribute toward its subsequent profitability. The accompanying Financial Statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 4 – Patents

The following is a summary of the Patents held by the Company at December 31, 2017 and 2016:

On October 8, 2015, the Company acquired U.S. Patent Number 8,236,935 (the “US Patent”) for the Adva-27a anticancer compound from Advanomics Corporation (“Advanomics”), a related party, in exchange for an interest-free note payable for $4,320,000. Effective December 28, 2015, the parties executed an amendment pursuant to which this note payable for $4,320,000 was cancelled and replaced with a new interest-free convertible note having a face value of $210,519, comprised of $155,940 in principal amount which is the Advanomics book value of the US Patent, plus $54,579 as an adjustment for the currency exchange difference. The new note is automatically convertible into 80,968,965 shares of the Company’s Common Stock upon the Company increasing its authorized capital to a level that would permit the issuance of such shares.

On December 28, 2015, the Company acquired the remaining worldwide issued and pending patents under PCT/FR2007/000697 and PCT/CA2014/000029 (the “Worldwide Patents”) for the Adva-27a anticancer compound from Advanomics, a related party, in exchange for a note payable for $12,822,499. Effective December 28, 2015, the parties executed an amendment pursuant to which this note payable for $12,822,499 was cancelled and replaced with a new interest-free convertible note having a face value of $624,875, comprised of $462,870 in principal amount, which is the Advanomics book value of the Worldwide Patents, plus $162,005 as an adjustment for the currency exchange difference. The new note is automatically convertible into 240,336,451 shares of the Company’s Common Stock upon the Company increasing its authorized capital to a level that would permit the issuance of such shares. The US Patent and the Worldwide Patents are herein referred to as the “Patents.”

The Patents were therefore acquired from the related party (Advanomics) for a total of $835,394, including a total of $216,584 in adjustments for the currency exchange difference ($618,810 net). Patents expire 20 years from the priority date and are therefore amortized over 20 years. The oldest of the Patents expires on April 25, 2026 and therefore the Company has deemed that the Patents have approximately 10 years remaining on their useful life.

Sunshine Biopharma, Inc.
Notes to Consolidated Financial Statements
December 31, 2017 and 2016

In July 2016, the Company issued 321,305,416 shares of $0.001 par value Common Stock in exchange for notes payable totaling $835,394.

	December 31, 2017	December 31, 2016

Adva-27a US Patent		$$155,940
Adva-27a Worldwide Patents		$$462,870

Total		$$618,810
Less: accumulated amortization		(62,690)
Loss on impairment		(556,120)
Total
	$-0-	$-0-

Note 5 – Capital Stock

The Company’s authorized capital is comprised of 3,000,000,000 shares of $0.001 par value Common Stock and 30,000,000 shares of $0.10 par value Preferred Stock, to have such rights and preferences as the Directors of the Company have or may assign from time to time. Out of the authorized Preferred Stock, the Company has designated 850,000 shares as Series “A” Preferred Stock (“Series A”). The Series A is convertible at any time after issuance into 20 shares of the Company's Common Stock with no further consideration, has full voting rights at 20 votes per share, and has superior liquidation rights to the Common Stock. During the year ended December 31, 2015, the Company authorized 500,000 shares of $0.10 par value Series “B” Preferred Stock (“Series B”). The Series B Preferred Stock is non-convertible, non-redeemable and non-retractable. It has superior liquidation rights to the Common Stock at $0.10 per share and gives the holder the right to 1,000 votes per share. All shares of the Series B Preferred Stock are held by the CEO of the Company. Through December 31, 2017 and December 31, 2016, the Company has issued and outstanding a total of 918,736,498 and 769,399,858 shares of Common Stock, respectively. Through the same periods, the Company has issued and outstanding a total of -0- and -0- shares of Series A Preferred Stock and 500,000 and 500,000 shares of Series B Preferred Stock, respectively.

During the fiscal year ended December 31, 2017, the Company issued an aggregate of 149,336,640 shares of its Common Stock as follows:

●
40,000,000 shares for cash in the amount of $100,000 Canadian or $78,312 US
●
11,004,167 shares for the purchase of laboratory and generic drugs warehouse equipment valued at $56,700
●
42,000,000 shares valued at $336,000 as compensation to the Company’s Directors and Officers
●
13,804,348 shares for services rendered to the Company by third parties valued at $77,000
●
42,528,125 valued at $128,451 shares in connection with the conversion of $48,500 in debt and interest of $3,022 resulting in a $76,929 loss on conversion

During the fiscal year ended December 31, 2016, the Company issued 411,829,184 shares of Common Stock for the conversion of $1,122,782 in debt and interest of $9,270 generating a loss of $1,945,898 on conversion. The Company sold 12,555,556 shares of Common Stock for cash of $104,128 and issued 146,750,000 shares of Common Stock in exchange for services valued at $702,300. In 2016, 114,000,000 shares valued at $493,800 were issued to the Directors and Officers of the Company. The Officers and Directors shares are restricted and may not be sold without prior written consent of the Board of Directors of the Company.

The Company has declared no dividends since inception.

Sunshine Biopharma, Inc.
Notes to Consolidated Financial Statements
December 31, 2017 and 2016

Note 6 – Earnings per Share

The following table sets forth the computation of basic and diluted net income per share for the years ended December 31:

	2017	2016
Net (loss) attributable to Common Stock	$(1,040,236)	$(3,496,687)
Basic weighted average outstanding shares of Common Stock	872,685,608	424,874,458
Dilutive effects of common share equivalents	-0-	-0-
Dilutive weighted average outstanding shares of common stock	872,685,608	424,874,458
Net loss per share of Common Stock
Basic and Diluted	$(0.00)	$(0.01)

Note 7 – Income Taxes

The Company files a United States federal income tax return and a Canadian branch return on a calendar year basis. The Company and its wholly-owned subsidiary, Sunshine Biopharma Canada Inc., have not generated taxable income since inception.

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur. The Company accounts for income taxes pursuant to ASC 740.

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses and other items. Loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur.

The Company follows FASB Statement Accounting Standards Codification No. 740, “Accounting for Income Taxes”, which requires, among other things, an asset and liability approach to calculating deferred income taxes. The components of the deferred income tax assets and liabilities arising under ASC No. 740 were as follows:

There were no deferred income taxes at December 31, 2017 and 2016.

The types of temporary differences between the tax basis of assets and their financial reporting amounts that give rise to a significant portion of the deferred assets and liabilities are as follows:

	December 31, 2017		December 31, 2016
	Temporary Difference	Tax Effect	Temporary Difference	Tax Effect
Deferred tax assets:
Net operating loss US	$10,611,921	$3,932,778	$9,609,340	$3,561,221
Net operating loss Canada	266,498	71,421	202,188	46,099
Total	10,878,419	4,004,199	9,811,528	3,607,320

Valuation allowance	(10,878,419)	(4,004,199)	(9,811,528)	(3,607,320)

Total deferred tax asset	-0-	-0-	-0-	-0-

Net deferred tax asset	$-0-	$-0-	$-0-	$-0-

Sunshine Biopharma, Inc.
Notes to Consolidated Financial Statements
December 31, 2017 and 2016

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur.

At December 31, 2017 and December 31, 2016, the Company had approximately $10,611,921 and $9,609,340, respectively in unused federal net operating loss carryforwards, which begin to expire principally in the year 2029. A deferred tax asset at each date of approximately $3,950,013 and $3,607,320 resulting from the loss carryforwards has been offset by a 100% valuation allowance. The change in the valuation allowance for the period ended December 31, 2017 and December 31, 2016 was approximately $342,693and $521,180, respectively.

A reconciliation of the U.S. statutory federal income tax rate to the effective tax rate is as follows:

	December 31,
	2017	2016
U.S. Federal statutory graduated rate	34.00%	34.00%
State income tax rate, net of federal benefit	3.06%	3.06%
Net rate	37.06%	37.06%

Net operating loss used	0.00%	0.00%
Net operating loss for which no tax benefit is currently available	-37.06%	-37.06%
	0.00%	0.00%

The Company’s income tax filings are subject to audit by various taxing authorities. The Company’s open audit periods are 2014, 2015, and 2016, although, the statute of limitations for the 2014 tax year will expire effective March 15, 2018. In evaluating the Company’s provisions and accruals, future taxable income, and reversal of temporary differences, interpretations and tax planning strategies are considered.

Note 8 – Notes Payable

Notes payable consist of the following:	2017	2016

A Note Payable having a Face Value of $21,439 at December 31, 2016 and accruing interest at 12% was due December 31, 2017. On December 31, 2017, the Company renewed the note, together with accrued interest of $2,573, for a 12-month period. The new note has a Face Value of $24,012 and is due December 31, 2018. The new note accrues interest at 12% and is convertible anytime from the date of issuance into $0.001 par value Common Stock at a 35% discount from market price. The Company estimates that the fair value of this convertible debt approximates the face value, so no value has been assigned to the beneficial conversion feature. Any gain or loss will be recognized at conversion.
	$24,012	$21,439

Sunshine Biopharma, Inc.
Notes to Consolidated Financial Statements
December 31, 2017 and 2016

On July 1, 2016, the Company received monies in exchange for a note payable having a Face Value of $55,000 with interest accruing at 10% is due April 1, 2017. The Note is convertible after 180 days from issuance into $0.001 par value Common Stock at a price 40% below market value. In December 2016, $6,500 of the principal was converted into 5,000,000 shares of $0.001 par value Common Stock valued at $20,000 and generating a loss of $13,500 on conversion. In January 2017, the remaining principal amount of $48,500 together with accrued interest of $3,022 was converted into 42,528,125 shares of $0.001 par value Common
Stock valued at $128,451 and generating a loss of $76,929 on conversion.
	$-0-	$48,500

On February 10, 2017, the Company received $48,000 cash in exchange for a note payable having a Face Value of $50,000 with interest accruing at 8%, which is due November 20, 2017. The Note is convertible after 180 days from issuance into $0.001 par value Common Stock at a price 35% below market value. In August 2017, the note was paid off  with additional $1,863 in accrued interest and $15,559 as prepayment penalty.
	$-0-	$-0-

On April 1, 2017, the Company received monies in exchange for a note payable having a Face Value of $100,000 Canadian ($79,710 US) with interest payable quarterly at 9%, which is due April 1, 2019. The Note is convertible any time after issuance into $0.001 par value Common Stock at a price of $0.015 Canadian (approximately $0.012 US) per share. The Company estimates that the fair value of this convertible debt approximates the face value, so no value has been assigned to the beneficial conversion feature. Any gain or loss will be recognized at conversion.	$79,710	$-0-

On April 26, 2017, the Company received $63,000 cash in exchange for a note having a Face Value of $ 65,000 with interest accruing at 8%, which is due April 26, 2018. The Note is convertible after 180 days from issuance into $0.001 par value Common Stock at a price 35% below market value. In August 2017 the note was paid off with additional $2,607 in accrued interest and $19,500 as prepayment penalty.
	$-0-	$-0-

On August 3, 2017, the Company received $76,000 in exchange for a note payable having a Face Value of $ 80,000 with interest accruing at 8%, which is due August 3, 2018. The Note is convertible after 180 days from issuance into $0.001 par value Common Stock at a price 35% below market value. The Company estimates that the fair value of this convertible debt approximates the face value, so no value has been assigned to the beneficial conversion feature. Any gain or loss will be recognized at conversion.	$80,000	$-0-

Sunshine Biopharma, Inc.
Notes to Consolidated Financial Statements
December 31, 2017 and 2016

On August 21, 2017, the Company received $80,000 cash in exchange for a note payable having a Face Value of $ 83,000 with interest accruing at 8% , which is due May 30, 2018. The Note is convertible after 180 days from issuance into $0.001 par value Common Stock at a price 35% below market value. The Company estimates that the fair value of this convertible debt approximates the face value, so no value has been assigned to the beneficial conversion feature. Any gain or loss will be recognized at conversion.	$83,000	$-0-

On September 22, 2017, the Company received $60,000 cash in exchange for a note having a Face Value of $ 62,000 with interest accruing at 8%, which is due June 30, 2018. The Note is convertible after 180 days from issuance into $0.001 par value Common Stock at a price 35% below market value. The Company estimates that the fair value of this convertible debt approximates the face value, so no value has been assigned to the beneficial conversion feature. Any gain or loss will be recognized at conversion.	$62,000	$-0-

On October 26, 2017, the Company received $110,000 cash in exchange for a note payable having a Face Value of $ 115,000 with interest accruing at 8%, which is due October 26, 2018. The Note is convertible after 180 days from issuance into $0.001 par value Common Stock at a price 35% below market value. The Company estimates that the fair value of this convertible debt approximates the face value, so no value has been assigned to the beneficial conversion feature. Any gain or loss will be recognized at conversion.	$115,000	$-0-

On November 14, 2017, the Company received $106,000 cash in exchange for a note payable having a Face Value of $ 113,000 with interest accruing at 8%, which is due November 14, 2018. The Note is convertible after 180 days from issuance into $0.001 par value Common Stock at a price 35% below market value. The Company estimates that the fair value of this convertible debt approximates the face value, so no value has been assigned to the beneficial conversion feature. Any gain or loss will be recognized at conversion.	$113,000	$-0-

On December 1, 2017 the Company received monies in exchange for a note having a Face Value of $ 50,000 Canadian ($39,855 US) with interest accruing at 8%, due November 30, 2018. The Note is convertible after 180 days from issuance into $0.001 par value Common Stock at a price 35% below market value. The Company estimates that the fair value of this convertible debt approximates the face value, so no value has been assigned to the beneficial conversion feature. Any gain or loss will be recognized at conversion.	$39,855	$-0-

Total Current Debt	$596,577	$69,939

Sunshine Biopharma, Inc.
Notes to Consolidated Financial Statements
December 31, 2017 and 2016

Interest expense for the years ended December 31, 2017 and 2016 was $79,833 and $34,732, respectively. The balance of interest payable at December 31, 2017 and 2016 was $9,215 and $9,011, respectively. Loss on conversion of notes payable for the years ended December 31, 2017 and 2016 was $76,929 and $1,945,898, respectively.

Note 9 – Notes Payable Related Party

Notes payable to related parties consist of the following:	2017	2016

A note payable held by a private individual who subsequently became a principal shareholder of the Company having a face value of $100,000 at December 31, 2016 and a maturity date of March 31, 2017, accrues interest at 12%. The Note is convertible any time from the date of issuance into $0.001 par value Common Stock at a 35% discount from market price. On March 31, 2017, the note’s principal balance of $100,000 plus accrued interest of $11,715 was renewed for a period of 90 days under the same terms and conditions as the original note. The new note now having a face value of $111,715 matures on June 30, 2017. On June 30, 2017, the note’s principal balance of $111,715 plus accrued interest of $3,342 was renewed for a period of 90 days under the same terms and conditions as the original note. The new note now having a face value of $115,057 matures on September 30, 2017. On September 30, 2017, the note’s principal balance of $115.057 plus accrued interest of $3,480 was renewed for a period of 90 days under the same terms and conditions as the original note. The new note now having a principal balance of $118,537 matures on December 31, 2017. On December 31, 2017 the note plus accrued interest of $3,556 was renewed for a 12-month period under the same terms and conditions as before. The new note has a face value of $122,093 and matures on December 31, 2018. The Company estimates that the fair value of this convertible debt approximates the face value, so no value has been assigned to the beneficial conversion feature. Any gain or loss will be recognized at conversion.
	$122,093	$100,000

In December 2016, the Company received monies from its CEO in exchange for a note payable having a principal amount of $90,000 Canadian ($67,032 US) with interest at 12% due March 31, 2017. The note was convertible any time after the date of issuance into $0.001 par value Common Stock at a price 35% below market value. This note was collateralized by all of the assets of the Company. In the event of default, the interest rate will increased to 18% per annum and a penalty of $1,000 Canadian ($752 US) per day will accrue. On March 31, 2017, the note, together with accrued interest of $3,021 Canadian ($2,271 US) and an additional principal amount of $3,000 Canadian ($2,247 US) paid to the Company on March 28, 2017, was renewed for a 90-day period under the same terms and conditions as the original note. The new note now having a face value of $96,021 Canadian ($72,198 US) was due on June 30, 2017. On June 30, 2017, the note, together with accrued interest of $2,873 Canadian ($2,005 US), was renewed for a 90-day period under the same terms and conditions as the original note except that the new note is non-convertible. The new note now having a face value of $98,894 Canadian ($76,072US) is due on September 30, 2017. On September 30, 2017, the note, together with accrued interest of $2,991 Canadian ($2,397 US) was renewed for a 90-day period under the same terms and conditions as the original note except that the new note is nonconvertible. The new note now having a principal balance of $101,885 Canadian ($81,640 US) matures December 31, 2017. On December 31, 2017 the note was renewed for a 12-month period under the same terms and conditions as before except that this new note is unsecured and nonconvertible. The new note has a face value of $104,942 Canadian ($83,649 US) and matures on December 31, 2018.
	$83,649	$67,032

Total Current Related Party Debt	$205,742	$167,032

Sunshine Biopharma, Inc.
Notes to Consolidated Financial Statements
December 31, 2017 and 2016

Note 10 – Related Party Transactions

In December 2016, the Company received monies from our CEO in exchange for a note payable having a principal of $90,000 Canadian ($67,032 US) with interest at 12% due March 31, 2017. The Note is convertible any time after the date of issuance into shares of our Common Stock at a price 35% below market value. We estimated that the fair value of the convertible debt approximates the face value, so no value has been assigned to the beneficial conversion feature. This Note is collateralized by all of the assets of the Company. On March 31, 2017, the note, together with accrued interest of $3,021 Canadian ($2,271 US) and an additional principal amount of $3,000 Canadian ($2,247 US) paid to the Company on March 28, 2017, was renewed for a 90-day period under the same terms and conditions as the original note. The new note now having a face value of $96,021 Canadian ($72,198 US) was due on June 30, 2017. On June 30, 2017, the note, together with accrued interest of $2,873 Canadian ($2,005 US), was renewed for a 90-day period under the same terms and conditions as the original note except that the new note is nonconvertible. The new note now having a face value of $98,894 Canadian ($76,072US) is due on September 30, 2017. On September 30, 2017, the note, together with accrued interest of $2,991 Canadian ($2,397 US), was renewed for a 90-day period under the same terms and conditions as the original note except that the new note is nonconvertible. The new note now having a principal balance of $101,885 Canadian ($81,640 US) matures December 31, 2017. On December 31, 2017, the note was renewed for a 12-month period under the same terms and conditions as the original note except that this note is unsecured and non-convertible. The new note has a face value of $104,942 Canadian ($84,649 US) and matures on December 31, 2018.

A note payable held by a private individual who subsequently became a principal shareholder of the Company having a face value of $100,000 at December 31, 2016 and a maturity date of March 31, 2017, accrues interest at 12%. The Note is convertible any time from the date of issuance into $0.001 par value Common Stock at a 35% discount from market price. On March 31, 2017, the note’s principal balance of $100,000 plus accrued interest of $11,715 was renewed for a period of 90 days under the same terms and conditions as the original note. The new note now having a face value of $111,715 matures on June 30, 2017. On June 30, 2017, the note’s principal balance of $111,715 plus accrued interest of $3,342 was renewed for a period of 90 days under the same terms and conditions as the original note. The new note now having a face value of $115,057 matures on September 30, 2017. On September 30, 2017, the note’s principal balance of $115.057 plus accrued interest of $3,480 was renewed for a period of 90 days under the same terms and conditions as the original note. The new note now having a principal balance of $118,537 matures on December 31, 2017. On December 31, 2017 the note was renewed for a 12-month period under the same terms and conditions as before. The new note has a face value of $122,093 and matures on December 31, 2018.

Until June 1, 2017, the Company’s principal place of business was located at 469 Jean-Talon West, 3rd Floor, Montreal, Quebec, Canada H3N R4.  This was also the location of the Company’s former licensor, Advanomics Corporation (“Advanomics”), who provided this space to the Company on a rent free basis in 2015 and 2016.  Starting January 1, 2017, the Company took over the lease from Advanomics for this space until it moved to its current location in June 2017.

In February and April 2016, the Company paid $30,000 and $50,487 to Advanomics for the balance of 2015 licensing fees.

In 2016, Advanomics Corporation paid on behalf of the Company $13,725 Canadian in patenting fees. Advanomics was fully reimbursed by the Company in January 2017.

Dr. Steve N. Slilaty, the Company’s Chief Executive Officer and a Director, is an Officer, Director and principal shareholder of Advanomics.

During the period ended December 31, 2017, the Company issued to its Directors and Officers 42,000,000 shares of $0.001 par value Common Stock valued at $336,000 or $0.008 per share. In addition, the Directors and Officers were paid an aggregate of $184,271 for their services in 2017. Of this amount, $147,695 was paid to Advanomics Corporation, a company controlled by the CEO of the Company.

During the period ended December 31, 2016, the Company issued 78,000,000 shares of $0.001 par value Common Stock to the three Company officers valued at $241,800 or $0.0031 per share. During the same period, the Company also issued to the Board of Directors 36,000,000 shares of $0.001 par value Common Stock valued at $252,000 or $0.0078 per share. In addition, the Company paid its officers $5,597 in cash.

Sunshine Biopharma, Inc.
Notes to Consolidated Financial Statements
December 31, 2017 and 2016

Note 11 – Royalties Payable

As part of a subscription agreement entered into in February 2016, the Company has an obligation to pay a royalty of 5% of net sales on one of its generic products (Anastrozole) for a period of three (3) years from the date of the first sale of that product. As of the date hereof, the Company has not received revenues from the sale of this product.

Note 12 – Acquisition of Atlas Pharma Inc.

In December 2017, the Company issued a payment of $100,500 Canadian ($80,290 US) to Mr. Mohamed Belhai as a deposit towards the acquisition of Atlas Pharma Inc. On January 1, 2018, the Company entered into a Share Purchase Agreement with Mr. Mohamed Belhaj and Atlas Pharma Inc. (the “Atlas Agreement”), wherein the Company acquired all of the issued and outstanding shares (the “Shares”) of Atlas Pharma Inc., (“Atlas”) from Mr. Belhaj. The purchase price for the Shares was $848,000 Canadian (approximately $678,400 US). The purchase price included a cash payment of $100,500 Canadian ($80,290 US), plus issuance of 20,000,000 shares of the Company’s Common Stock, plus a promissory note in the principal amount of $450,000 Canadian (approximately $360,000 US), with interest payable at the rate of 3% per annum. The Company is required to make payments of $10,000 per calendar quarter, due and payable on or before the end of each such calendar quarter through December 31, 2023.

Note 13 – Subsequent Events

On January 1, 2018, the Company acquired Atlas Pharma Inc., a Montreal-based, fully certified analytical chemistry company dedicated to chemical analysis of pharmaceutical and other industrial samples. More information about Atlas Pharma is available at www.atlaspharmainc.ca.

On January 12, 2018, the Company received monies in exchange for a convertible note payable having a face value of $102,000.

On February 6, 2018, the Company issued payment in the amount of $51,613 to pay off approximately half of a note payable dated August 3, 2017, and on February 12 and 21 the remainder was converted into a total of 6,555,761 shares of the Company's Common Stock.

On February 7, 2018, the Company received monies in exchange for a convertible note payable having a face value of $150,000.

On February 16, 2018, the Company issued payment in the amount of $115,370 to pay off a note payable dated August 21, 2017.

On February 20, 2018, the Company received monies in exchange for a convertible note payable having a face value of $85,000.

On March 27, 2018, the holder of a convertible note having a face value of $62,000 elected to convert $15,000 of the outstanding principal amount into 2,727,273 shares of the Company's Common Stock, leaving a principal balance of $47,000.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table presents fees for professional audit services rendered by B F Borgers CPA PC, our independent auditors, during our fiscal year ended December 31, 2017 and 2016:

	December 31, 2017	December 31, 2016
Audit Fees	$21.600	$21,600

Tax Fees
All Other Fees
Total	$21,600	$21,600

Audit Fees. Consist of amounts billed for professional services rendered for the audit of our annual financial statements included in our Annual Reports on Forms 10-K for our fiscal years ended December 31, 2017 and 2014 and reviews of our interim financial statements included in our Quarterly Reports on Form 10-Q.

Tax Fees.  Consists of amounts billed for professional services rendered for tax return preparation, tax planning and tax advice.

All Other Fees.  Consists of amounts billed for services other than those noted above.

We do not have an audit committee and as a result our entire board of directors performs the duties of an audit committee.  Our board of directors evaluates the scope and cost of the engagement of an auditor before the auditor renders audit and non-audit services.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 7-108-402 of the Colorado Business Corporation Act (the “CBCA”) provides, generally, that the articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that any such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 of the CBCA

Section 7-109-102(1) of the CBCA permits indemnification of a director of a Colorado corporation, in the case of a third party action, if the director (a) conducted himself or herself in good faith, (b) reasonably believed that (i) in the case of conduct in his or her official capacity, his or her conduct was in the corporation’s best interest, or (ii) in all other cases, his or her conduct was not opposed to the corporation’s best interest, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Section 7-109-103 further provides for mandatory indemnification of directors and officers who are successful on the merits or otherwise in litigation.

Section 7-109-102(4) of the CBCA limits the indemnification that a corporation may provide to its directors in two key respects.  A corporation may not indemnify a director in a derivative action in which the director is held liable to the corporation, or in any proceeding in which the director is held liable on the basis of his improper receipt of a personal benefit.  Sections 7-109-104 of the CBCA permits a corporation to advance expenses to a director, and Section 7-109-107(1)(c) of the CBCA permits a corporation to indemnify and advance litigation expenses to officers, employees and agents who are not directors to a greater extent than directors if consistent with law and provided for by the bylaws, a resolution of directors or shareholders, or a contract between the corporation and the officer, employee or agent.

Our bylaws include provisions that require the company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our Company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities. Our articles of incorporation do not contain any limiting language regarding director immunity from liability.

The limitation of liability and indemnification provisions under the CBCA and our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth information regarding all unregistered securities sold by us in transactions that were exempt from the requirements of the Securities Act in the last three years. Except where noted, all of the securities discussed in this Item 15 were all issued in reliance on the exemption under Section 4(a)(2) of the Securities Act. Unless otherwise indicated, all of the share issuances described below were made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

During the six months ended June 30, 2018, we issued a total of 185,369,308 shares of our Common Stock. Of these, 42,584,566 shares valued at $290,286 were issued upon conversion of outstanding notes payable, reducing outstanding debt by $188,568 and interest payable by $8,133 and generating a loss on conversion of $93,585. We also issued 93,650,000 shares valued at $558,200 for services, and 29,134,742 shares valued at $174,808 in exchange for equipment.

During the fiscal year ended December 31, 2017, we issued an aggregate of 149,336,640 shares of our Common Stock as follows:

●
40,000,000 shares for cash in the amount of $100,000 Canadian or $78,312 US
●
11,004,167 shares for the purchase of laboratory and generic drugs warehouse equipment valued at $56,700
●
42,000,000 shares valued at $336,000 as compensation to the Company’s Directors and Officers
●
13,804,348 shares for services rendered to the Company by third parties valued at $77,000
●
42,528,125 shares valued at $128,451 in connection with the conversion of $48,500 in debt and interest of $3,022 resulting in a $76,929 loss on conversion.

During the fiscal year ended December 31, 2016, the Company issued 411,829,184 shares of Common Stock for the conversion of $1,122,782 in debt and interest of $9,270 generating a loss of $1,945,898 on conversion. The Company sold 12,555,556 shares of Common Stock for cash of $104,128 and issued 146,750,000 shares of Common Stock in exchange for services valued at $702,300. In 2016, 114,000,000 shares valued at $493,800 were issued to the Directors and Officers of the Company. The Officers and Directors shares are restricted and may not be sold without prior written consent of the Board of Directors of the Company.

During the fiscal year ended December 31, 2015, the Company issued 124,714,077 shares of Common Stock. Of these, 102,914,077 were issued for the conversion of $501,624 in debt and $12,886 in interest, generating a loss of $575,144 on conversion. In addition, the Company sold 20,000,000 shares of Common Stock for cash of $236,550 and issued 1,800,000 shares of Common Stock in exchange for services valued at $66,500. In 2015, the Company also issued 500,000 shares of Series “B” Preferred Stock to the CEO of the Company in exchange for services valued at $50,000.

The preceding securities were not registered under the Securities Act of 1933, as amended (the “Securities Act”), but qualified for exemption under Section 4(a)(2) of the Securities Act. The securities were exempt from registration under Section 4(a)(2) of the Securities Act because the issuance of such securities by the Company did not involve a “public offering,” as defined in Section 4(a)(2) of the Securities Act, due to the insubstantial number of persons involved in the transaction, size of the offering, and manner of the offering and number of securities offered. The Company did not undertake an offering in which it sold a high number of securities to a high number of investors. In addition, the Investor had the necessary investment intent as required by Section 4(a)(2) of the Securities Act since they agreed to, and received, the securities bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, the Company has met the requirements to qualify for exemption under Section 4(a)(2) of the Securities Act.

EXHIBITS

The following exhibits are included herewith:

Exhibit No.	Description
5.1	Opinion of Lucosky Brookman LLP
23.1	Consent of BF Borgers CPA PC
23.2	Opinion of Lucosky Brookman LLP (see Exhibit 5.1 herein)

Following are a list of exhibits which we previously filed in other reports which we filed with the SEC, including the Exhibit No., description of the exhibit and the identity of the filing where the exhibit was filed.

No.	Description	Filed With	Date
3.1	Articles of Incorporation	Form SB-2 Registration Statement	October 19, 2007
3.2	Bylaws	Form SB-2 Registration Statement	October 19, 2007
3.3	Articles of Amendment (Name Change)	Form 8-K Dated November 2, 2009	November 6, 2009
3.4	Statement of Share and Equity Capital Exchange	Form 10-Q For Quarter Ended June 30, 2010	August 4, 2010
3.5	Articles of Amendment (Add Preferred and Series A Preferred to Authorized)	Form 10-Q For Quarter Ended June 30, 2010	August 4, 2010
4.1	Promissory Note	Form 8-K dated September 14, 2018	September 14, 2018
10.1	Share Exchange Agreement with Sunshine Biopharma, Inc.	Form 8-K dated October 15, 2009	October 20, 2009
10.2	License Agreement with Advanomics, Inc.	Form 8-K/A dated October 15, 2009	January 19, 2010
10.3	Amendment No. 1 to License Agreement with Advanomics, Inc.	Form 8-K/A dated October 15, 2009	January 19, 2010
10.4	Research Agreement with The Research Foundation of the State University of New York	Form 8-K dated January 17, 2011	January 19, 2011
10.5	Research Agreement with Jewish General Hospital	Form 8-K dated June 14, 2011	June 17, 2011
10.6	Amendment No. 2 to License Agreement with Advanomics	Form 8-K dated December 21, 2011	December 27, 2011
10.7	Investment Agreement with Dutchess Investment Group II	Form 8-K dated April 28, 2014	April 28, 2014
10.8	Registration Rights Agreement with Dutchess Investment Group II	Form 8-K dated April 28, 2014	April 28, 2014
10.9	Patent Purchase Agreement with Advanomics Corporation	Form 8-K dated October 8, 2016	October 9, 2016
10.10	Second Patent Purchase Agreement with Advanomics Corporation	Form 8-K dated December 28, 2015	December 28, 2015

10.11	Amendment No. 1 to Patent Purchase Agreement with Advanomics Corporation dated October 8, 2016, including Secured Convertible Promissory Note.	Form 8-K dated March 14, 2016	March 14, 2016
10.12	Amendment No. 1 to Patent Purchase Agreement with Advanomics Corporation dated December 28, 2016, including Secured Convertible Promissory Note	Form 8-K dated March 14, 2016	March 14, 2016
10.13	Share Purchase Agreement with Mohamed Belhaj and Atlas Pharma, Inc.	Form 8-K dated January 4, 2018	January 4, 2018
10.14	Equity Financing Agreement	Form 8-K dated September 14, 2018	September 14, 2018
10.15	Registration Rights Agreement	Form 8-K dated September 14, 2018	September 14, 2018
21.1	List of Subsidiaries	Form 10-K dated April 2, 2018	April 2, 2018

*Filed herewith

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes

1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.
To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.
Any Preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.
Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each Prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or Prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or Prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or Prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on October 8, 2018.

DATE	SIGNATURE	TITLE

October 8, 2018	/s/Dr. Steve N. Slilaty	President, Chief Executive Officer
	Dr. Steve N. Slilaty	and Chairman
(Principal Executive Officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

DATE	SIGNATURE	TITLE

October 8, 2018	/s/ Dr. Steve N. Slilaty	President, Chief Executive Officer and Chairman
	Dr. Steve N. Slilaty	Officer (Principal Executive Officer)

October 8, 2018	/s/ Camille Sebaaly	Chief Financial Officer , Secretary and Director
	Camille Sebaaly	(Principal Financial Officer) (Principal Accounting Officer)

October 8, 2018	/s/ Dr. Abderrazzak Merzouki	Chief Operating Officer and Director
Dr. Abderrazzak Merzouki